                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                             RAINBOW RENTALS, INC.

--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

RAINBOW RENTALS LOGO

                                                                  April 14, 2004

Dear Rainbow Rentals, Inc. Shareholder:

     The board of directors of Rainbow Rentals, Inc. has unanimously agreed to merge the Company with Eagle Acquisition Sub, Inc., an indirect, wholly owned subsidiary of Rent-A-Center, Inc. After undertaking a strategic review with the objective of enhancing shareholder value, the board unanimously determined that the terms of the merger are fair to and in the best interests of the shareholders of Rainbow Rentals, Inc.

     A special meeting of shareholders to vote on the merger and related matters has been scheduled for May 12, 2004 at 10:00 a.m., local time, to be held at the Holiday Inn, 7410 South Avenue, Boardman, Ohio 44512. The merger cannot be completed unless shareholders holding or representing a majority of the outstanding shares vote to adopt the merger agreement.

     THE ACCOMPANYING NOTICE OF MEETING AND PROXY STATEMENT, WHICH ARE FIRST BEING MAILED ON OR ABOUT APRIL 14, 2004, EXPLAIN THE MERGER AND PROVIDE SPECIFIC INFORMATION CONCERNING THE SPECIAL MEETING. PLEASE READ THESE MATERIALS CAREFULLY.

     Your vote is very important, regardless of the number of shares you own. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card, whether or not you plan to attend the special meeting in person. If you attend the meeting and decide to vote in person, you may withdraw your proxy at the meeting. If you do not vote, it will have the same effect as voting against the merger.

     Rainbow Rentals, Inc.'s board of directors strongly supports the merger and is recommending that you vote in favor of adopting the merger agreement.

                                          Sincerely,

                                          /s/ Wayland J. Russell

                                          Wayland J. Russell
                                          Chairman and CEO

RAINBOW RENTALS LOGO

                             RAINBOW RENTALS, INC.

                     NOTICE OF SPECIAL SHAREHOLDERS MEETING
                           TO BE HELD ON MAY 12, 2004

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Rainbow Rentals, Inc., an Ohio corporation ("Rainbow" or the "Company"), will be held on May 12, 2004, at 10:00 a.m., local time at the Holiday Inn, 7410 South Avenue, Boardman, Ohio, for the following purposes, as further described in the accompanying proxy statement:

          (1) Adoption of Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 4, 2004 (the "Merger Agreement"), by and among the Company, Rent-A-Center, Inc., a Delaware corporation ("Acquiror"), and Eagle Acquisition Sub, Inc., an Ohio corporation and an indirect, wholly owned subsidiary of Acquiror ("Merger Sub"), and the transactions contemplated thereby, including, without limitation, the merger of Merger Sub with and into the Company (the "Merger").

          (2) Other Matters. To act upon other business as may properly come before the meeting or any adjournment thereof, including the right to adjourn or postpone the special meeting in order to solicit additional votes from Company shareholders.

     Only shareholders of record of common stock of the Company at the close of business on April 12, 2004 (the "Record Date") are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. A list of shareholders of record as of the Record Date will be available for inspection at the Company's offices at 3711 Starr Centre Drive, Canfield, Ohio, at least ten days prior to the special meeting.

     As a result of the Merger, each Rainbow share (except shares held by shareholders who properly perfect their dissenters' rights with respect to their shares under Ohio law and treasury shares owned by the Company) will be converted into the right to receive $16.00 in cash. The accompanying proxy statement contains detailed information about the Merger Agreement, the Merger, and the actions to be taken in connection with the Merger. The terms of the Merger are more fully described in the Merger Agreement, which is attached as Annex A to the accompanying proxy statement.

     Shareholders who properly perfect dissenters' rights as set forth in
Section 1701.84 and Section 1701.85 of the Ohio Revised Code will be entitled, if the Merger is completed, to receive payment of the fair cash value of their shares as determined by an Ohio court. See the section entitled "Dissenters' Rights" in the accompanying proxy statement and the full text of Section 1701.84 and Section 1701.85 of the Ohio Revised Code, which is attached as Annex C to the accompanying proxy statement, for a description of the procedures that shareholders must follow in order to exercise their dissenters' rights.

     The Board of Directors of the Company, after careful consideration, has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of Rainbow shareholders. THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDED THAT RAINBOW SHAREHOLDERS VOTE "FOR" ADOPTING THE MERGER AGREEMENT AND GRANTING DISCRETIONARY AUTHORITY TO THE PROXIES WITH RESPECT TO OTHER MATTERS AS MAY PROPERLY BE BROUGHT BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors.

                                          /s/ Michael A. Pecchia

                                          Michael A. Pecchia
                                          Secretary

Canfield, Ohio
April 14, 2004

                                   IMPORTANT

     Your vote is important. ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING OF SHAREHOLDERS IN PERSON. HOWEVER, TO ASSURE THAT YOUR VOTE IS COUNTED AT THE SPECIAL MEETING, PLEASE MARK, DATE AND SIGN YOUR PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Any shareholder attending the special meeting may vote in person even if the shareholder returned a proxy. No postage is required if mailed in the United States.

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE PROPOSED MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

     If a properly executed proxy card is submitted and no instructions are given, the shares represented by that proxy will be voted "FOR" adopting the Merger Agreement and will provide discretionary authority to the proxies to vote on such other matters as may be properly brought before the special meeting, including in favor of a proposal to adjourn or postpone the meeting to solicit additional votes.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This proxy statement incorporates by reference important business and financial information about the Company from documents filed with the Securities and Exchange Commission that are available without charge from the Securities and Exchange Commission's website at www.sec.gov. See "ADDITIONAL INFORMATION" on page 31. Shareholders may request copies of these documents, without charge, by writing to Rainbow Rentals, Inc., 3711 Starr Centre Drive, Canfield, Ohio 44406, Attention: Investor Relations Department, or by calling Rainbow Rentals, Inc. at (330) 533-5363, ext. 121.

     This proxy statement is first being mailed to shareholders on or about April 14, 2004.

                             RAINBOW RENTALS, INC.
                            3711 STARR CENTRE DRIVE
                              CANFIELD, OHIO 44406

                                PROXY STATEMENT
                        SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights important selected information contained in this proxy statement relating to the proposed merger (the "Merger") of Eagle Acquisition Sub, Inc., an Ohio corporation ("Merger Sub"), with and into Rainbow Rentals, Inc. ("Rainbow" or the "Company"). Merger Sub is an indirect, wholly owned subsidiary of Rent-A-Center, Inc., a Delaware corporation ("Acquiror").

     This Summary Term Sheet does not contain all of the information that may be important to Rainbow shareholders. To more fully understand the proposed Merger and for a more complete description of the legal terms of the Merger, you should read carefully this entire proxy statement and all of its appendices before voting. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this Summary Term Sheet.

THE PARTIES

     -  Rainbow Rentals, Inc.
       3711 Starr Centre Drive
       Canfield, OH 44406
       Telephone: (330) 533-5363

     Rainbow offers brand name, full-featured appliances, electronics, computers and furniture at 124 rental-purchase stores in 15 states - Connecticut, Georgia, Indiana, Kentucky, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, and Virginia. Rainbow also accepts product orders by phone and at its website, located at www.rainbowrentals.com. Established in 1986, Rainbow is headquartered in Canfield, Ohio, and employs nearly 900 associates.

     ADDITIONAL INFORMATION CONCERNING THE COMPANY IS INCLUDED IN THE REPORTS THE COMPANY PERIODICALLY FILES WITH THE SEC. SEE "ADDITIONAL INFORMATION' BEGINNING ON PAGE 31.

     BASED ON THE CLOSING PRICE OF RAINBOW SHARES ON THE NASDAQ NATIONAL MARKET ON APRIL 9, 2004 ($15.83) AND THE NUMBER OF RAINBOW SHARES OUTSTANDING ON THAT DATE 5,946,203, THE COMPANY'S MARKET CAPITALIZATION WAS APPROXIMATELY $94 MILLION. THE OUTSTANDING SHARES DO NOT INCLUDE 579,532 SHARES ISSUABLE UPON EXERCISE OF OUTSTANDING STOCK OPTIONS GRANTED UNDER THE COMPANY'S OPTIONS PLAN.

     -  Rent-A-Center, Inc.
       5700 Tennyson Parkway, Third Floor
       Plano, Texas 75024
       Telephone: 972-801-1100

     Rent-A-Center, Inc., headquartered in Plano, Texas, is the nation's largest rent-to-own operator, and currently operates approximately 2,673 company-owned stores nationwide and in Puerto Rico and Canada. ColorTyme, Inc., a wholly owned subsidiary of Acquiror, is a national franchiser of approximately 324 rent-to-own stores, 312 of which operate under the name ColorTyme name and the remaining 12 of which operate under the Rent-A-Center name. The stores generally offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase arrangements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period.

     - Eagle Acquisition Sub, Inc.
      5700 Tennyson Parkway, Third Floor
      Plano, Texas 75024
      Telephone: 972-861-1100

     Eagle Acquisition Sub, Inc. is an indirect, wholly owned subsidiary of Acquiror, formed in February 2004 for the sole purpose of completing the Merger. Except for entering into the Merger Agreement and the transactions it contemplates, Merger Sub has not carried on any business since its incorporation.

EFFECTS OF THE MERGER

     As a result of the Merger:

     - Each Rainbow share (other than treasury shares owned by Rainbow and shares held by any shareholder who properly perfects dissenters' rights under Ohio law) will be converted into the right to receive $16.00 in cash.

     - Unexercised options to purchase Rainbow shares will be converted into a right to receive cash in the amount of $16.00 less the applicable exercise price for each Rainbow share issuable upon or pertaining to the exercise of these options.

     - Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and become an indirect, wholly owned subsidiary of Acquiror.

     - The Company will terminate the registration of Rainbow shares under the Securities Exchange Act of 1934 and the listing of Rainbow shares on the Nasdaq National Market, and there will be no public market for Rainbow shares.

     The specific terms and conditions of the Merger Agreement govern the rights and obligations of the parties. A copy of the Merger Agreement is attached as ANNEX A to this proxy statement.

THE SPECIAL MEETING (PAGES 1 TO 3)

     The special meeting of Rainbow shareholders (the "Special Meeting") will be held at 10:00 a.m., local time, on May 12, 2004 at:

                                  HOLIDAY INN
                               7410 SOUTH AVENUE
                              BOARDMAN, OHIO 44512

Matters to be Considered at the Special Meeting (Page 1)

     At the Special Meeting, you will consider whether to adopt the Agreement and Plan of Merger, dated as of February 4, 2004, by and among Rainbow, Acquiror and Merger Sub (the "Merger Agreement"), which is attached to this proxy statement as ANNEX A. If our shareholders adopt the Merger Agreement at the Special Meeting and the conditions to closing set forth in the Merger Agreement are satisfied or waived, Merger Sub will be merged into the Company, with the Company becoming an indirect, wholly owned subsidiary of Acquiror. Pursuant to the Merger Agreement, each Company share (other than treasury shares and shares held by dissenting shareholders) would be converted into the right to receive $16.00 in cash.

     If any other matters are properly brought before the Special Meeting, including adjourning the meeting in order to solicit more votes, you may also authorize the persons named on the enclosed proxy card to vote according to their discretion.

Record Date, Shares Entitled to Vote and Votes Required (Page 1)

     You have one vote for each Rainbow share you owned at the close of business on April 12, 2004, the record date for the Special Meeting (the "Record Date"). On that date, 5,946,203 Rainbow shares were outstanding and entitled to vote, of which a total of 2,800,295 shares were held by the Company's directors and executive officers. Three executive officers-shareholders, who beneficially own approximately 47% of the outstanding shares, have executed a voting agreement requiring them to vote in favor of adopting the Merger Agreement.

Vote Required to Adopt the Merger Agreement (Page 1)

     For the Merger to be approved, the holders of a majority of the outstanding Rainbow shares must affirmatively vote to adopt the Merger Agreement.

     If you are a shareholder "of record," meaning your shares are registered in your name, you may choose one of the following ways to cast your vote:

     - by completing the accompany proxy card and returning it in the enclosed envelope; or

     - by appearing and voting in person at the Special Meeting.

     If your shares are held in "street name," which means that your shares are held in the name of a bank, broker or other financial institution instead of in your own name, you must either direct the financial institution as to how to vote your shares or obtain a proxy from the financial institution to vote at the special meeting.

Quorum at the Special Meeting (Page 1)

     A quorum must be present in order to transact business at the Special Meeting, so a majority of the outstanding Rainbow shares must be present in person or represented by proxy. If you submit a properly executed proxy card, your shares will be counted for purposes of calculating whether a quorum is present, even if you abstain from voting.

Effect of Abstentions and Broker Non-Votes (Page 2)

     Both abstentions and "broker non-votes" will be counted in determining whether a quorum is present at the Special Meeting. Since adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding Rainbow shares, abstentions and "broker non-votes" are effectively counted as votes against the Merger Agreement.

Changing a Vote after Sending in Proxy Card (Page 2)

     You may change your vote at any time before your proxy is voted. If you are a shareholder "of record," you may revoke a proxy by:

     - sending another signed proxy card with a later date to the address indicated on the proxy card;

     - sending a letter revoking the proxy to the Company's corporate secretary prior to the date of the Special Meeting; or

     - attending the Special Meeting, notifying the inspector of elections that your proxy is revoked, and voting in person.

     A "beneficial holder" whose shares are registered in another name (for example, in "street name") must follow the procedures required by the holder of record. If you are a beneficial holder, contact the holder of record of your shares directly for more information on these procedures.

     IT IS VERY IMPORTANT THAT ALL RAINBOW SHAREHOLDERS VOTE THEIR SHARES, SO PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD TODAY!

BOARD OF DIRECTORS' RECOMMENDATION (PAGES 7 TO 9)

     THE RAINBOW BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF RAINBOW SHAREHOLDERS. THE RAINBOW BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND

RECOMMENDS THAT RAINBOW SHAREHOLDERS VOTE FOR ADOPTING THE MERGER AGREEMENT, AND THEREBY APPROVE THE MERGER.

MAJOR SHAREHOLDERS' VOTING AGREEMENT

     Wayland J. Russell, Michael J. Viveiros and Michael A. Pecchia, three of the Company's executive officers (the "Major Shareholders"), beneficially own approximately 47% of Rainbow's outstanding shares. Messrs. Russell and Viveiros are also directors of the Company and, as directors, they voted to approve the Merger Agreement. The Major Shareholders have entered into a voting agreement with Acquiror (the "Voting Agreement") under which they have agreed to vote their shares in favor of adopting the Merger Agreement. The Voting Agreement is attached to this proxy statement as EXHIBIT A to the Merger Agreement. They also have agreed to vote against any action that would cause a breach of the Merger Agreement. The voting agreement terminates upon (i) the effective time of the Merger, (ii) termination of the Merger Agreement in accordance with its terms, or (iii) mutual consent of the parties.

OPINION OF FINANCIAL ADVISERS (PAGES 9 TO 14)

     The Rainbow Board considered the opinion of NatCity Investments, Inc. ("NatCity Investments") that was dated February 3, 2004, which was that the consideration to be received by Rainbow shareholders pursuant to the Merger Agreement was fair from a financial point of view. The opinion of NatCity Investments is attached as ANNEX B to this proxy statement and is based on and subject to the assumptions, qualifications and limitations described in the opinion. You are urged to, and should, read the NatCity Investments opinion in its entirety. The opinion is not a recommendation regarding how any Rainbow shareholder should vote at the Special Meeting or as to any other action any Rainbow shareholder should take regarding the Merger.

INTERESTS OF RAINBOW DIRECTORS AND OFFICERS IN THE TRANSACTION (PAGE 16)

     In considering the recommendation of the Rainbow Board with respect to the Merger, Rainbow shareholders should be aware that certain directors and executive officers of the Company may have interests in the Merger that are different from, or are in addition to, the interests of Rainbow shareholders generally, including those listed below:

     - Approximately 630 employees of the Company, including the executive officers, are parties to stay bonus and severance agreements that are designed to retain the employees and provide for continuity of operations through the effective date of the Merger and, in certain circumstances, for 90 days thereafter. These employees will receive stay bonuses or severance payments and post-employment insurance and other benefits totaling approximately $3.5 million, including $721,000 for the executive officers.

     - Options to purchase Rainbow shares outstanding but unvested at the time the Merger becomes effective will become vested. As of April 9, 2004, the current directors and executive officers of the Company held options to purchase Rainbow shares that will accelerate and vest as a result of the Merger, with a value of $424,556 (based on $16.00 per share less the applicable exercise price) without regard to withholding for taxes.

     - An amendment to the lease relating to the Company's headquarters has been executed providing for a payment by Acquiror of $100,000 to the lessor and Acquiror's agreement to abandon to lessor all furniture, fixtures and equipment not related to the rent-to-own business, in exchange for an early termination of the lease. In lieu of expiring in January 2006, the lease will now expire ninety days after the date the Merger becomes effective (the "Effective Time"). Messrs. Russell and Viveiros and a former director and officer of the Company are the owners of the limited liability company that is the lessor.

TAX CONSEQUENCES (PAGE 17)

     Your receipt of cash in exchange for your shares will be a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. Shareholders will recognize gain or loss measured by the difference between the amount of cash they receive and their tax basis in Rainbow shares exchanged therefor. You should consult your own tax advisors regarding the tax consequences of the Merger particular to you.

THE MERGER AGREEMENT (PAGES 21 TO 29 AND ANNEX A)

Conditions to the Closing of the Merger (Pages 27 to 28)

     Before we can complete the Merger, a number of conditions must be satisfied or waived. These conditions include, but are not limited to:

     - the adoption of the Merger Agreement by Rainbow shareholders;

     - the expiration or termination of the waiting or similar period (including any extension thereof) applicable to the consummation of the Merger, or if applicable, the necessary approvals, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). This condition was satisfied on March 11, 2004;

     - since February 4, 2004, the absence of a "Material Adverse Change" or "Material Adverse Effect," each as defined in the Merger Agreement. A "Material Adverse Effect" includes any change, effect, event, occurrence or state of facts that is, has had or is reasonably likely to have a material and adverse effect on the business, condition (financial or other), results of operations, or properties of the Company, other than any change, effect, event, or occurrence (i) relating to the economy or capital or securities markets of the United States or any other region in general, or (ii) relating to its business, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of the Merger Agreement. The term "Material Adverse Change" includes any Material Adverse Effect, and specifically includes certain litigation and labor matters;

     - the Company achieving certain performance objectives in the calendar month immediately preceding the Effective Time;

     - the accuracy in all material respects, as of the Effective Time, of the representations and warranties made by each party and each party's compliance with its covenants in the Merger Agreement;

     - the absence of any effective judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced, or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") affecting or seeking to prohibit the transactions contemplated by the Merger Agreement;

     - the ten-day statutory notice period for dissenters' demands with respect to the Merger shall have expired and the holders of not more than 15% of the Rainbow shares shall have perfected their dissenters' rights; and

     - the execution by the Major Shareholders of non-competition agreements precluding them from participating in the rent-to-own business for three years.

     We expect to consummate the Merger as promptly as practicable after all of the conditions to the Merger have been satisfied or waived.

Termination of the Merger Agreement (Pages 28 to 29)

     The Merger Agreement may be terminated at any time prior to the closing of the Merger, whether before or after Rainbow shareholders have adopted it, in any of the following cases:

(1) by mutual written consent of Acquiror and the Company;

(2) by Acquiror, if (i) the Company has materially breached any representation, warranty or covenant contained in the Merger Agreement and the breach has not or cannot be timely cured, or (ii) the Major Shareholders fail to perform their obligations under the Voting Agreement;

(3) by the Company, if Acquiror has materially breached any representation, warranty or covenant contained in the Merger Agreement and the breach has not or cannot be timely cured;

(4) by either the Company or Acquiror if (i) the Merger is not consummated by June 30, 2004 (August 2, 2004, if all conditions, other than approvals under the HSR Act, capable of being fulfilled, have been met by June 30, 2004),
    (ii) Rainbow shareholders do not adopt the Merger Agreement at the Special Meeting or any postponement or adjournment of the Special Meeting, or (iii) any Restraint is in effect and is final and non-appealable;

(5) by the Company upon entering into a binding agreement with any party with respect to a Company Takeover Proposal, as defined in the Merger Agreement (see "The Merger Agreement -- Non-Solicitation" on page 25 of this proxy statement), provided that the Company complies with the applicable provisions of the Merger Agreement, including notice to Acquiror and the payment to Acquiror of a termination fee of $3,750,000 plus reimbursement of up to $500,000 of all reasonable out-of-pocket fees and expenses incurred by Acquiror in connection with the Merger;

(6) by Acquiror, if the Rainbow Board (i) withdraws its approval of the Merger Agreement or its recommendation to shareholders to vote in favor of the Merger Agreement, or (ii) enters into an agreement with respect to a Company Takeover Proposal with a third party;

(7) by Acquiror, if there has been a Material Adverse Change; and

(8) by Acquiror, in the event certain government entities require the divestiture of sixteen (16) or more stores of the Company, Acquiror and its subsidiaries as a requirement to obtain approval under the HSR Act.

Termination Fees and Expenses if Merger is not Completed (Pages 28 to 29)

     Acquiror will be entitled to receive a termination fee in an amount equal to $3,750,000 plus reimbursement of up to $500,000 of reasonable out-of-pocket fees and expenses incurred by Acquiror if the Merger Agreement is terminated for any of the reasons stated in item 2(ii), (4)(ii), (5) or (6) above. Acquiror will be entitled only to its reasonable out-of-pocket fees and expenses up to $500,000 if it terminates the Merger Agreement for the reason stated in item
(2)(i) above.

No Solicitation (Page 25)

     Non-solicitation provisions in the Merger Agreement prohibit the Company from soliciting a competing proposal to the Merger, but the Company may respond under certain circumstances set forth in the Merger Agreement if it receives an unsolicited proposal for a transaction from a third party.

DISSENTERS' RIGHTS (PAGES 18 TO 19)

     If the Merger is consummated, Rainbow shareholders will have certain rights under the Ohio Revised Code to dissent and demand dissenters' rights and to receive payment of the fair cash value of their Rainbow shares. Dissenting Rainbow shareholders may not vote in favor of adopting the Merger Agreement as part of perfecting dissenters' rights under Ohio law. Rainbow shareholders who perfect dissenters' rights by complying with the procedures set forth in Sections 1701.84 and 1701.85 of the Ohio Revised Code will have the fair cash value of their Rainbow shares determined by an Ohio court and will be entitled to receive a payment equal to the fair cash value of those shares from the corporation surviving the Merger. In addition, any dissenting Rainbow shareholders would be entitled to receive payment of a fair rate of interest, at a rate determined by the trial court, on the amount determined to be the fair cash value of their Rainbow shares. In determining the fair cash value of Rainbow shares, the court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the Merger. Accordingly, the court's determination could be based upon considerations other than, or in addition to, the market value of Rainbow shares, including, among other things, asset values and earning capacity. Rainbow shares held by any person who wants to dissent but fails to perfect or who effectively withdraws or loses the right to dissent under Section 1701.85 of the Ohio Revised Code will be converted into, as of the Effective Time, the right to receive the consideration offered to Rainbow shareholders according to the terms of the Merger Agreement. Copies of Sections 1701.84 and 1701.85 of the Ohio Revised Code are attached as ANNEX C to this proxy statement.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................     i
  The Parties...............................................     i
  Effects of the Merger.....................................    ii
  The Special Meeting.......................................    ii
  Board of Directors' Recommendation........................   iii
  Major Shareholders' Voting Agreement......................    iv
  Opinion of Financial Advisers.............................    iv
  Interests of Rainbow Directors and Officers in the
    Transaction.............................................    iv
  Tax Consequences..........................................    iv
  The Merger Agreement......................................     v
  Dissenters' Rights........................................    vi
THE SPECIAL MEETING.........................................     1
  Where and When the Special Meeting Will be Held...........     1
  What Will be Voted Upon...................................     1
  Required Votes............................................     1
  Voting Shares by Proxy....................................     1
  Dissenting Holders........................................     2
  Exchanging Share Certificates.............................     2
  Proxy Solicitation; Solicitation Costs....................     2
SPECIAL FACTORS.............................................     3
  Background of the Merger..................................     3
  Recommendation of the Board...............................     7
  Reasons for the Rainbow Board's Favorable
    Recommendation..........................................     7
  Opinion of NatCity Investments............................     9
  Interests of Certain Persons in the Merger................    15
  Governmental and Regulatory Matters.......................    16
  Material Federal Income Tax Consequences of the Merger....    17
  Dissenters' Rights of Rainbow Shareholders................    17
  Certain Relationships with Acquiror or the Company........    18
  Fees and Expenses.........................................    19
  Delisting and Deregistration of Shares....................    19
SELECTED HISTORICAL FINANCIAL DATA..........................    19
THE MERGER AGREEMENT........................................    21
  The Merger................................................    21
  Effective Time............................................    21
  Merger Consideration......................................    21
  Payment Procedures........................................    21
  Stock Options.............................................    21
  No Further Ownership Rights in the Company................    22
  Directors and Officers....................................    22
  Representations and Warranties............................    22
  Conduct of the Company's Business Prior to the Merger.....    23
  Preparation of Proxy Statement............................    24
  Non-Solicitation..........................................    25
  Confidentiality; Public Announcement......................    26
  Access to Information.....................................    26
  Agreement to Use Reasonable Commercial Efforts............    26
  Notification of Certain Matters...........................    26
  Indemnification and Insurance.............................    26
  Closing Deliveries........................................    27
  Closing Conditions........................................    27
  Termination; Termination Fee..............................    28
SOURCE AND AMOUNT OF FUNDS..................................    29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    30
PRICE RANGE OF SHARES; DIVIDENDS............................    31
SUBMISSION OF SHAREHOLDER PROPOSALS.........................    31
ADDITIONAL INFORMATION......................................    31
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    32
OTHER MATTERS...............................................    33
ANNEX A   Merger Agreement
ANNEX B   Opinion of NatCity Investments, Inc.
ANNEX C   Sections 1701.84 and 1701.85 of the Ohio Revised
  Code -- Rights of Dissenting Shareholders
ANNEX D   Amended Annual Report on Form 10-K/A for the Year
  Ended December 31, 2003

RAINBOW RENTALS LOGO

                              THE SPECIAL MEETING

     This proxy statement is being furnished in connection with the solicitation of proxies from the holders of Rainbow shares by the Rainbow Board. The Rainbow Board is soliciting your proxy with respect to the Merger Agreement and the transactions contemplated thereby, and any other matters to be voted upon at the Special Meeting, including the right to postpone or adjourn the meeting to solicit additional votes. We mailed this proxy statement to holders of Rainbow shares beginning on April 14, 2004. You should read this proxy statement carefully before voting your shares.

WHERE AND WHEN THE SPECIAL MEETING WILL BE HELD

     The Special Meeting will be held at the Holiday Inn, 7410 South Avenue, Boardman, Ohio, on May 12, 2004, starting at 10:00 a.m. local time.

WHAT WILL BE VOTED UPON

     At the Special Meeting, you will be asked to consider and vote upon the following items:

     - to adopt the Merger Agreement and the transactions contemplated thereby, including the Merger; and

     - other business as may properly come before the Special Meeting, including the right to adjourn or postpone the meeting to solicit additional votes.

REQUIRED VOTE

     The Rainbow Board has fixed the close of business on April 12, 2004 as the Record Date for the determination of shareholders who are entitled to notice of, and to vote at, the Special Meeting of shareholders or any adjournment thereof. On the Record Date, there were issued and outstanding 5,946,203 Rainbow shares.

     The presence at the Special Meeting, in person or by proxy, of a majority of Rainbow shares outstanding on the Record Date will constitute a quorum for the conduct of business. Each Rainbow share entitles the holder thereof to cast one vote on the matters to be voted upon at the Special Meeting.

     For the Merger to occur, the Merger Agreement must receive the affirmative vote of the holders of a majority of Rainbow shares outstanding on the Record Date.

     The Major Shareholders beneficially own approximately 47% of Rainbow's outstanding shares. Messrs. Russell and Viveiros are also members of the Rainbow Board and they have approved the Merger Agreement. The Major Shareholders have entered into the Voting Agreement with Acquiror pursuant to which they agreed to vote their shares in favor of adopting the Merger Agreement. They also agreed to vote their shares against any action that would cause a breach of the Merger Agreement. The Voting Agreement terminates upon (i) the Effective Time, (ii) upon termination of the Merger Agreement in accordance with its terms, or (iii) upon the mutual consent of the parties.

VOTING SHARES BY PROXY

     When you return your proxy card you are giving your "proxy" to the individuals we have designated on the proxy card to vote your shares as you direct at the Special Meeting. If any matter not specifically listed in the notice of Special Meeting is presented at the Special Meeting, they will vote your shares in accordance with their best judgment. On the date this proxy statement was mailed to Rainbow shareholders, we knew of no matters that needed to be acted upon at the Special Meeting other than adoption of the Merger Agreement. When a Rainbow shareholder has specified a choice on its proxy with respect to the Merger Agreement or other proposals or matters, that direction will be followed. If no direction is given, all Rainbow shares represented by the proxy will be voted for adopting the Merger Agreement or at the discretion of the proxy holder in respect of other proposals or matters.

     A proxy may be revoked at any time before it is exercised. For a shareholder "of record" (meaning one whose shares are registered in his or her own name) to revoke a proxy, the shareholder may:

     - send in another signed proxy card with a later date;

     - send a letter revoking the shareholder's proxy, prior to the date of the Special Meeting, to our corporate secretary at the Company's address:
       Rainbow Rentals, Inc., 3711 Starr Centre Drive, Canfield, Ohio 44406; or

     - attend the Special Meeting, notify us that the shareholder is revoking its proxy, and vote in person.

     A "beneficial holder" whose shares are registered in another name (for example in "street name") must follow the procedures required by the holder of record, which is usually a brokerage firm or bank, to revoke a proxy. A beneficial holder should contact the holder of record directly for more information on these procedures.

     If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on the Merger Agreement, which will have the effect of voting against the Merger. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker.

     Rainbow shareholders who attend the Special Meeting and wish to vote in person will be given a ballot at the meeting. If your shares are held in street name or are otherwise not registered in your name, and you want to vote at the Special Meeting, you must obtain a proxy from the financial institution or other registered owner to vote at the Special Meeting.

DISSENTING HOLDERS

     Ohio law entitles Rainbow shareholders who do not vote in favor of adopting the Merger Agreement to demand a judicial appraisal of the fair value of their shares. If you do not vote in favor of adopting the Merger Agreement and if you follow the procedures set forth in ANNEX C, you may become a dissenting holder. Failure to follow these procedures precisely will result in a loss of dissenters' rights. A dissenting shareholder must deliver its written demand to the Company no later than May 22, 2004 in order to comply with the statutory requirements.

EXCHANGING SHARE CERTIFICATES

     HOLDERS OF RAINBOW SHARES SHOULD NOT SEND IN THEIR SHARE CERTIFICATES WITH THE PROXY CARDS. IF THE MERGER IS COMPLETED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS FOR EXCHANGING YOUR SHARE CERTIFICATES FOR CASH.

PROXY SOLICITATION; SOLICITATION COSTS

     In addition to this mailing, directors and employees of the Company may solicit proxies personally, electronically or by telephone. No such directors or employees will receive additional compensation for this solicitation.

     The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward the Company's proxy solicitation materials to the beneficial owners of Rainbow shares they hold of record. The Company will reimburse these record holders for customary clerical and mailing expenses incurred in forwarding these materials to their customers.

     The Company has retained Georgeson & Co. for proxy solicitation services in connection with the Special Meeting. Georgeson & Co. will receive a fee of approximately $1,000 for its services and reimbursement of out-of-pocket expenses in connection therewith. Georgeson & Co. will solicit proxies from brokers, banks, bank nominees and other institutional holders.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

     During the third and fourth quarters of 2003, the Company conducted a thorough strategic planning process that examined all aspects of the Company's operations. The result of the strategic planning process was an aggressive strategic growth plan (the "Plan") which proposed both organic growth and an aggressive acquisition strategy. Prior to implementing the Plan, the Rainbow Board elected to assess external strategic alternatives.

     On December 3, 2003, a potential strategic partner who had recently indicated an interest in purchasing certain stores sent unsolicited correspondence to the Company informally inquiring if the Rainbow Board might be interested in pursuing discussions regarding the sale of the Company for $10 a share. On December 16, 2003, the Company responded that there was no Company interest in pursuing discussions at that time.

     At a regularly scheduled meeting on December 4, 2003, the Rainbow Board reviewed the results of the strategic planning process and assessed the potential risks and rewards of implementing the Plan. The discussion included an analysis of timing and the Company's ability to fully and successfully implement the Plan, including a discussion of the risks associated with pursuing the Plan. The Rainbow Board considered alternatives to implementation of the Plan, including a potential sale of the Company. Following review, the Rainbow Board committed to the process of exploring a sale, but did not necessarily commit to selling the Company.

     In this regard, the Company's legal counsel discussed the obligations of the Rainbow Board in the context of a potential change in control, including the Rainbow Board's obligation to the Company, its shareholders, and other constituencies. Because the Rainbow Board has only 5 members, it was determined that all directors should be involved in the process of evaluating a potential sale of the Company. The Rainbow Board discussed whether it was the right time to consider a sale of the Company, and, if so, what the appropriate process was to consider such a sale. The Rainbow Board discussed the universe of potential buyers and alternative sales exploration processes ranging from a full auction process to a more selective process and negotiation only with financially capable and motivated buyers. The Rainbow Board concluded that the Company's objectives were speed, confidentiality, and certainty, and could only be met if a potential buyer was financially capable and motivated and executed a definitive merger agreement that: (i) had no financial or other contingencies, other than routine closing conditions, and (ii) contained a "fiduciary-out" provision with an acceptable break-up fee. Such an approach would provide a "market check," allowing any other person to make an offer during the several months that would customarily occur between the public announcement of a definitive agreement and the shareholder vote.

     The Rainbow Board considered its objectives of speed, confidentiality, and certainty, and the adverse effects of an extended transaction process upon such objectives. Due to the continuing adverse effect that a lengthy transaction process would have upon the Company's relationships with its employees, customers, and suppliers, the Rainbow Board discussed the desirability of executing a definitive agreement by early February 2004.

     The Rainbow Board determined that in order to appropriately consider the alternatives, the Company needed to retain an outside adviser with relevant experience. On December 8, 2003, the Rainbow Board and its legal counsel interviewed potential financial advisors. The Rainbow Board decided to engage NatCity Investments for the purposes of conducting a solicitation of potential financial and strategic purchasers (both foreign and domestic) and, if necessary, providing a fairness opinion with respect to any proposed transaction.

     As part of a presentation to the Rainbow Board on December 8, 2003, NatCity Investments made a preliminary valuation assessment of the Company, discussed potential transaction strategies and preliminary buyer candidates, including the use of an auction process whereby only potential buyers targeted by NatCity Investments and the Company would be solicited. This auction process was discussed as a method to maximize shareholder value. NatCity Investments identified potential buyers, including foreign and domestic: (i) strategic buyers involved in the rent-to-own industry or similar or complementary industries; and (ii) financial buyers.

     At a special meeting held on December 18, 2003, the Rainbow Board reviewed and approved the terms of the Company's engagement of NatCity Investments. The Rainbow Board discussed alternative sales exploration processes and concluded that a full auction process was both unnecessary and potentially detrimental to the Company, due in part to the creation of uncertainty for the Company's employees, customers, and suppliers. The Company adopted the auction process discussed by NatCity Investments for the purpose of identifying and soliciting potential financial and strategic partners.

     At the meeting on December 18, 2003, the Rainbow Board also discussed the desirability of entering into change in control agreements, stay bonus agreements, and severance agreements designed to retain the Company's employees and maintain continuity of operations through the closing of any potential business combination and for a period thereafter (collectively, the "Severance Agreements"). The Rainbow Board preliminarily approved $3.1 million in aggregate payments under such Severance Agreements.

     Prior to year-end 2003, NatCity Investments developed and contacted a list of potential buyers. Those potential buyers who expressed further interest in a potential acquisition were required to execute confidentiality agreements prior to receiving additional information beyond preliminary solicitation materials, which included estimated projections of the Company's future financial performance. None of these discussions resulted in a written offer.

     On January 6, 2004, Acquiror and one other strategic buyer were contacted and sent confidentiality agreements. Acquiror signed its confidentiality agreement on January 8, 2004, and the other strategic buyer signed its confidentiality agreement on January 15, 2004. The Company had delayed contacting these entities since it believed that both entities could move quickly and the Company wanted to ensure that other potential bidders had sufficient time to evaluate the Company and its business.

     On January 13, 16, 17, and 22, 2004, members of the Company's senior management and/or members of the NatCity Investments team met with one of the potential strategic partners contacted in December to discuss a possible combination in which the Company would be the purchaser and not the seller. No formal proposal resulted from these meetings.

     On January 19, 2004, Acquiror submitted a letter to NatCity Investments as an indication of its interest for the purchase of the Company. The letter indicated a range of enterprise value of approximately $80 to $88 million that Acquiror was potentially prepared to pay for Company. The letter indicated, among other things, that Acquiror: (i) had sufficient cash on hand and available under its senior credit facilities to make the acquisition; (ii) did not anticipate a financing contingency as a condition to closing; (iii) had a proven track record in closing acquisitions similar to the proposed transaction; and
(iv) would be able to implement a transaction within an accelerated time frame. The letter indicated that any transaction would be subject to the approval of Acquiror's board of directors, an appropriate legal and financial due diligence review of the Company, and the negotiation of a definitive agreement.

     Also on January 19, 2004, the other strategic buyer submitted a letter indicating that, because of the time period involved and the information provided by the Company, it would be unable to submit a formal indication of interest letter. However, the other strategic buyer indicated its interest in pursuing an acquisition of the Company, and re-indicated its previous informal inquiry regarding the Rainbow Board's interest in pursuing discussions regarding sale of the Company for $10 a share. The potential buyer also indicated it would be interested in pursuing a purchase of certain Company stores, if the Company wished to pursue that alternative.

     At a telephonic meeting of the Rainbow Board held on January 21, 2004, NatCity Investments gave a status update of the remaining potential buyers. NatCity Investments informed the Rainbow Board that: (i) given the timetable set by the Rainbow Board; (ii) the level of interest exhibited by potential buyers; and (iii) the probability of a potential transaction with such buyers, only Acquiror and the other strategic buyer remained actively involved in the process. NatCity Investments reported that on January 19, Acquiror had submitted an expression of interest, and had indicated its ability and willingness to execute an agreement on terms agreeable to the Company within the Company's timeframe. NatCity Investments also reported that the other strategic buyer had orally modified its January 19 proposal to suggest that, under some limited circumstances with extensive additional information and confirmation, that there was a possibility of an offer with a minimum lower range of $10 a share, and a maximum upper range of $15 a share. The second strategic buyer's offer to purchase certain stores was rejected by the Rainbow Board at that time, pending evaluation of all strategic alternatives.

     NatCity Investments also reported on activities relating to potential business combinations, other than a sale of the entire Company, with certain other potential strategic partners. The Board instructed NatCity Investments to pursue all potential buyers, as well as all potential business combinations.

     On January 23, 2004, an identical Merger Agreement was distributed to Acquiror and the other strategic buyer that: (i) did not include a price; (ii) had no financial or other contingencies, other than routine closing conditions; and (iii) contained a "fiduciary-out" provision with a break-up fee in an undetermined amount. The Merger Agreement provided for an acquisition of all of the Company's equity and equity equivalents. On January 23 and 26, 2004, identical due diligence materials were sent to Acquiror and the other strategic buyer.

     During the week of January 26, 2004 the other strategic buyer contacted the Company and indicated an unwillingness to submit comments on the Merger Agreement or submit a bid until it had received more detailed due diligence information, including store-specific financial and leasing information. Based on discussions, the Company believed the other strategic buyer had intentions of closing and consolidating a substantial number of Company stores in connection with any potential transaction. Based on its analysis: (i) of the uncertainty of the level of interest expressed by the other strategic buyer; (ii) that such uncertainty was in conflict with the Company's objectives of speed, confidentiality, and certainty in a potential transaction; and (iii) that such requested information could be used for competitive purposes adverse to the Company, the Board elected to not provide the information requested by the other strategic buyer at such time.

     On the evening of January 28, 2004, a meeting was held in Cleveland, Ohio among Wayland Russell, Michael Pecchia, NatCity Investments, Mark Speese, Chairman and Chief Executive Officer of Acquiror, Mitch Fadel, President and Chief Operating Officer of Acquiror, and Robert Davis, Chief Financial Officer of Acquiror. Acquiror indicated its current intentions that: (i) most of the Company stores would remain open; and (ii) it would be able to accommodate the Company's timeframe, satisfying the Company's objectives of speed, confidentiality, and certainty. Acquiror reiterated that it had sufficient cash on hand for the transaction and had no need for a financing contingency.

     Over the course of the evening, the parties held preliminary negotiations regarding a purchase price. After negotiations, the parties tentatively agreed to an enterprise value of approximately $106.4 million, as a starting point for further negotiations, subject to: (i) agreement on all other business and economic terms; (ii) an appropriate legal and financial due diligence review of the Company; (iii) the negotiation of a definitive agreement; and (iv) approval by their respective boards. The parties also discussed the aggregate amount of payments under the Severance Agreements and the most desirable allocation among Company employees.

     On January 29, 2004, at a telephonic meeting of the Rainbow Board, NatCity Investments reported on the status of all negotiations with remaining interested buyers, including the negotiations with Acquiror on January 28 regarding enterprise value. Depending upon a number of adjustments and other variables, and depending upon the outcome of discussions regarding such adjustments and variables, NatCity Investments reported that an enterprise value of $106.4 million represented a per share price of between $16 and $16.57, assuming the number of shares acquired would be determined based upon the fully-diluted, treasury stock method, and depending upon certain other calculated assumptions. NatCity Investments also summarized the status of communications with the other strategic buyer.

     On January 29, 2004, Acquiror requested a break-up fee of 5% of the total purchase price, and on January 30, 2004, the Company proposed to Acquiror a per-share price of $16.57, and a break-up fee of $2.5 million, plus a maximum of $500,000 in expenses.

     Between January 31 and February 2, 2004, Messrs. Russell, Speese, and the Company's and Acquiror's respective legal and financial advisors engaged in extensive and protracted negotiations of the principal business terms and the other terms and conditions contained in the Merger Agreement, including: (i) the method of determination of the per-share price; (ii) the circumstances which would trigger, and the amount of, the break-up fee; (iii) the representations and warranties of the parties; (iv) the treatment of the Company's outstanding stock options; (v) the various conditions of either party to close the transaction; (vi) Severance Agreements for a maximum of approximately $3.5 million with designated Company employees, excluding Mr. Russell; and (vii) certain events triggering the right to terminate the Merger Agreement, including the threshold number of stores that would trigger a right of Acquiror to terminate in the event governmental entities require a divestiture of stores.

     During such negotiations, the Company re-proposed a per-share price of $16.57, and Acquiror offered a per share price of $15.85. Following additional negotiations, the Company and Acquiror agreed upon a per-share price of $16, a break-up fee of $3.75 million plus a maximum of $500,000 for expenses incurred, and certain other principal terms of the Merger Agreement.

     Additionally, the parties agreed that: (i) Messrs. Russell, Viveiros, and Pecchia would enter into the Voting Agreement, pursuant to which they would vote in favor of the transaction if it were recommended by the Rainbow Board; and
(ii) the Voting Agreement would terminate if the Company elected to terminate the Merger Agreement. The parties also agreed that Messrs. Russell, Viveiros, and Pecchia would sign 3-year non-competition agreements limited to the rent-to-own industry.

     As a separate matter, Acquiror indicated its intent to close the Company's headquarters. To accommodate Acquiror's needs, Acquiror negotiated an amendment to the lease relating to the Company's headquarters providing for early termination of the lease. Under the amendment, the lease will now expire ninety days after the Effective Time. Messrs. Russell and Viveiros and a former director and officer of the Company are the owners of the limited liability company that is the lessor.

     On February 2 and 3, 2004, the Company and Acquiror continued to negotiate the final terms of the Merger Agreement. On February 2, 2004, a representative of Acquiror visited the Company's headquarters, reviewed various due diligence materials, and met with members of the Company's senior management, who responded to various due diligence questions.

     In a letter received by NatCity Investments on February 2, 2004, the other strategic buyer again requested specific store-level information. It indicated it would consider submitting a purchase price offer of $12 per share if it was provided with such information to evaluate whether such a transaction made economic sense to it.

     On the afternoon of February 2, 2004, at a telephonic meeting of the Rainbow Board, the terms of the Merger Agreement and all other items negotiated since the previous Rainbow Board meeting were reviewed, including, among other things, the $16 per-share price and the break-up fee of $3.75 million, plus a maximum of $500,000 for expenses. The Rainbow Board was informed that the break-up fee represented approximately 3.5% of the Company's enterprise value. NatCity Investments indicated its ability to render a fairness opinion based upon the $16 per share price.

     On the afternoon of February 3, 2004, at a telephonic meeting of the Rainbow Board, the Rainbow Board reviewed the Merger Agreement, which was in substantially final form. Legal counsel reviewed in more detail the terms of the proposed Merger Agreement. NatCity Investments delivered an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by the Company's shareholders pursuant to the Merger was fair, from a financial point of view, to the holders of Company shares.

     The Rainbow Board reviewed a presentation by NatCity Investments that contained: (i) an analysis of the historical trading of the Company's stock;
(ii) alternative discounted cash flow analyses based upon varying levels of implementation of the Company's Plan; (iii) an analysis of the operating and financial performance of other comparable public companies; (iv) a review of recent transactions in the rent-to-own industry; and (v) an analysis of premiums paid in completed acquisitions. NatCity Investments confirmed that the statistical average break-up fee for transactions similar in size to the proposed Merger was approximately 3.5% of enterprise value.

     The Rainbow Board conducted an extended analysis comparing the certainty of a cash transaction today against the risks and uncertainty involved in implementing the Plan (fully or partially). The Rainbow Board considered the factors involved, including the lack of liquidity and small public float of the Company's shares, and the increasing legal, accounting, insurance and other costs of remaining a publicly-traded company. The Rainbow Board determined that that the proposed transaction with Acquiror was the best strategic alternative to maximize shareholder value given all factors and unanimously: (i) approved the terms of the Merger Agreement; (ii) determined that all transactions contemplated by the Merger Agreement were fair to, and in the best interests of, the Company and its shareholders, (iii) recommended that all shareholders approve the Merger Agreement and the transactions contemplated thereby at the Special Meeting; (iv) approved the Severance Agreements; (v) approved the acceleration of the vesting of all unvested stock options effective immediately prior to the Merger; and
(vi) authorized Mr. Russell to negotiate and finalize remaining issues remaining open that evening.

     Throughout the evening of February 3, the Company and Acquiror negotiated and finalized the terms of the Merger Agreement. On the morning of February 4, 2003, the Merger Agreement was signed and a press release was issued prior to the opening of the stock markets.

RECOMMENDATION OF THE BOARD

     On February 3, 2004, the Rainbow Board unanimously approved the terms of the Merger Agreement, determined that the Merger is fair to, and in the best interests of, Rainbow and its shareholders and recommended that all shareholders adopt the Merger Agreement and the transactions contemplated thereby at the Special Meeting.

REASONS FOR THE RAINBOW BOARD'S FAVORABLE RECOMMENDATION

Material Factors

     In reaching its decision to approve, and in making its recommendation that Rainbow shareholders adopt, the Merger Agreement and the transactions contemplated thereby, including the Merger, the Rainbow Board considered a number of factors, both positive and negative, including the following material factors:

     - the Rainbow Board's familiarity with, and presentations by NatCity Investments regarding, the business, operations, properties and assets, financial condition, competitive position, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), the current environment for the rent-to-own industry, including the consolidation trend, and general economic and market conditions;

     - the fact that the offer price of $16.00 per Rainbow share represented an approximate 93% premium over the $8.31 per share closing price of Rainbow shares on the last trading day prior to the February 3, 2004 Rainbow Board meeting;

     - the advice that the Rainbow Board received from legal counsel and NatCity Investments in negotiating and evaluating the terms of the Merger Agreement;

     - the financial presentation made by NatCity Investments at the February 3, 2004 meeting of the Rainbow Board;

     - the opinion of NatCity Investments dated February 3, 2004 and attached to this proxy statement as ANNEX B, that, as of that date, the consideration to be received by Rainbow shareholders pursuant to the Merger Agreement was fair from a financial point of view to the holders of Rainbow shares;

     - the current and historical (since the June 1998 initial public offering) market prices of Rainbow shares which have not exceeded the offer price of $16.00 per share;

     - the Rainbow Board's judgment that the current stock price does not reflect the Company's value, in part, due to the lack of liquidity and small public float of Rainbow shares;

     - the fact that the consideration offered to Rainbow shareholders is all cash, which provides certainty of value to Rainbow shareholders;

     - the increasing legal, accounting, insurance and other costs of remaining a publicly-traded company;

     - the Rainbow Board's judgment, in view of the Company's prospects as well as discussions with certain possible acquirors, that it is unlikely that one or more strategic or financial acquirers would be willing to pay, at the present time, a price for the Company or its assets that would be higher than the consideration offered to Rainbow shareholders pursuant to the Merger Agreement;

     - the provisions of the Merger Agreement that allow the Company, under certain circumstances, to furnish information to and conduct negotiations with a third party and terminate the Merger Agreement in connection with a superior proposal for a business combination or acquisition of the Company upon payment of a termination fee of $3.75 million, which represents approximately 3.5% of the Company's enterprise value, plus expenses of up to $500,000; and

     - the alternatives available to the Company, including the range of potential values of the Company, and the Rainbow Board's perception that the risk associated with consummating the sale to Acquiror was lower than the risks associated with achieving a competitive value through the implementation of the Company's growth strategy and remaining an independent corporation, which implementation would be subject to significant uncertainties and risks beyond the Company's control, including negative general business and economic conditions and a consolidating rent-to-own industry.

Process

     The Rainbow Board's favorable recommendation followed an extensive process of seeking business combination proposals conducted by the Company and NatCity Investments, pursuant to which interested parties signed confidentiality agreements, met with Company management, reviewed confidential information about the Company and its business, and reviewed public disclosures by and about the business, financial condition and current business strategy of Rainbow.

     In considering Acquiror's proposal, the Rainbow Board took into account discussions with other interested parties regarding the value and form of consideration, expected tax treatment, termination fees payable in the event that a more favorable transaction was presented to the Company following the execution of the Merger Agreement, and transaction risks related to timing and the certainty that a transaction would be consummated considering regulatory risks and closing conditions. Based on these considerations, the Rainbow Board believed that acceptance of the Acquiror's proposal was in the best interest of Rainbow shareholders.

     The Board also considered the structure of the Merger and the terms and conditions of the Merger Agreement, including:

     - the ability of the Company, prior to the consummation of the Merger, to consider and negotiate unsolicited third party business combination proposals, subject to certain conditions;

     - the right of the Rainbow Board, prior to the consummation of the Merger, to terminate the Merger Agreement and accept a superior proposal, subject to the satisfaction of certain conditions and the payment of a termination fee to Acquiror; and

     - the ability to consummate the Merger within a reasonable period of time.

Negative Factors

     The Rainbow Board also identified and considered the following potentially negative factors in its deliberations:

     - The possible disruption to the Company's businesses that may result from the announcement of the transaction and the resulting distraction of management's and other personnel's attention from the day-to-day operations of the Company's businesses;

     - The restrictions contained in the Merger Agreement on the operation of the Company's businesses during the period between the signing of the Merger Agreement and the completion of the Merger;

     - The $3.75 million termination fee plus up to $500,000 of expenses to be paid to Acquiror if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement. See "The Merger Agreement -- Termination of the Merger Agreement; Termination Fee" on pages 28 to 29;

     - The possibility that the Merger might not be completed, which could cause the Company's share price to decline to its pre-merger announcement level;

     - The possibility that the Merger might not be completed, and the impact of the cost of the failed transaction on the Company's operating results;

     - The Company's ability to attract and retain key personnel could be impaired due to the uncertainty involved with the proposed transaction and employees' concerns regarding job security;

     - The possibility of significant costs, delays and non-consummation of the Merger Agreement resulting from seeking regulatory approvals necessary for the consummation of the Merger Agreement; and

     - Gains, if any, arising from receipt of the cash paid in the Merger would be taxable to Rainbow shareholders for United States federal income tax purposes.

     The foregoing discussion of the factors considered by the Rainbow Board is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Rainbow Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Rainbow Board considered all the factors as a whole in reaching its determination. Individual members of the Rainbow Board may have given different weights to different factors.

     THE RAINBOW BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF RAINBOW SHAREHOLDERS AND BELIEVES THAT THE MERGER AGREEMENT REPRESENTS AN OPPORTUNITY TO ENHANCE VALUE FOR RAINBOW SHAREHOLDERS. ACCORDINGLY, THE RAINBOW BOARD UNANIMOUSLY RECOMMENDS THAT RAINBOW SHAREHOLDERS VOTE FOR ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of the Rainbow Board with respect to the Merger Agreement, Rainbow shareholders should be aware that certain directors and officers of the Company have arrangements that cause them to have interests in the transaction that are different from, or are in addition to, the interests of Rainbow shareholders generally. See "Interests of Certain Persons in the Merger" beginning on page 15.

OPINION OF NATCITY INVESTMENTS

     Pursuant to an engagement letter, dated December 16, 2003, the Company retained NatCity Investments to act as its exclusive financial advisor.

     The Rainbow Board also asked NatCity Investments to render an opinion to the Rainbow Board as to the fairness, from a financial point of view, of the consideration to be paid to the holders of Rainbow shares pursuant to the Merger Agreement. On February 3, 2004, NatCity Investments delivered an oral opinion, subsequently confirmed in writing, to the effect that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by Rainbow shareholders pursuant to the Merger was fair, from a financial point of view, to the holders of Rainbow shares.

     THE FULL TEXT OF THE WRITTEN OPINION OF NATCITY INVESTMENTS IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B AND INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THAT OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED, AND LIMITS OF THE REVIEW UNDERTAKEN IN ARRIVING AT THAT OPINION.

     NatCity Investments was retained to serve as an advisor to the Rainbow Board and not as an advisor to or agent of any shareholder of the Company. NatCity Investments' opinion was prepared for the Rainbow Board and is directed only to the fairness, from a financial point of view, of the consideration to be paid to Rainbow shareholders pursuant to the Merger and does not address the merits of the decision by the Company to engage in the Merger or other business strategies considered by the Company, nor does it address the Company's decision to proceed with the Merger or the form of the transaction as a merger. NatCity Investments' opinion does not constitute a recommendation to any of the Company's shareholders as to how such shareholder should vote at the Special Meeting.

     NatCity Investments did not determine the amount of the consideration to be paid to Rainbow shareholders pursuant to the Merger. The amount of consideration was determined in negotiations between the Company and Acquiror, in which NatCity Investments advised the Rainbow Board. No restrictions or limitations were imposed by the Rainbow Board on NatCity Investments with respect to the investigations made or the procedures followed by NatCity Investments in rendering its opinion.

     In rendering its opinion, NatCity Investments reviewed, among other things:

     - A draft of the Merger Agreement, dated February 2, 2004, which NatCity Investments understood to be in substantially final form;

     - A draft of the form of Voting Agreement, dated February 2, 2004, for certain Rainbow shareholders, which NatCity Investments understood to be in substantially final form;

     - The Company's Annual Reports on Form 10-K for each of the years ended December 31, 1999, 2000, 2001, and 2002, its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003, and other publicly available information about the Company;

     - Certain unaudited internal information, primarily financial in nature and including estimated financial results for the year ended December 31, 2003 and projections as of February 2, 2004 for the years ending December 31, 2004 through 2008, prepared and furnished to NatCity Investments by the Company's management;

     - Publicly available information concerning the trading of, and the trading market for, Rainbow shares;

     - Publicly available information with respect to certain other companies that NatCity Investments believed to be comparable to the Company and the trading markets for those other companies' securities; and

     - Publicly available information concerning the nature and terms of other transactions that NatCity Investments considered relevant to its analysis of the Merger.

     NatCity Investments also discussed past and current operations and the financial condition and prospects of the Company, as well as other matters NatCity Investments believed to be relevant to its analysis of the Merger, with certain officers and employees of the Company. In addition, NatCity Investments conducted such other financial studies, analyses and investigations, and considered such other information, as NatCity Investments deemed necessary or appropriate, including NatCity Investments' assessment of general, economic, market and other conditions.

     You should note that in rendering its opinion, NatCity Investments relied upon the accuracy and completeness of all of the financial and other information provided or otherwise made available to it or that was publicly available. NatCity Investments was not engaged to, and did not independently attempt to, verify any of that information. NatCity Investments also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections, and the assumptions and bases for those projections provided to it, and assumed that those projections reflect the best currently available estimates and judgments of the Company's management. NatCity Investments was not engaged to assess the reasonableness or achievability of those projections or the assumptions and bases underlying them and expresses no view on those matters. NatCity Investments neither conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company, nor was it furnished with any evaluation or appraisal.

     NatCity Investments also assumed that the representations and warranties of each party contained in the Merger Agreement are true and correct, the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be completed on a timely basis in the manner contemplated by the Merger Agreement and in compliance with all applicable laws. Further, NatCity Investments assumed that all governmental or other consents necessary for the consummation of the Merger would be obtained without any adverse effect on any of the parties thereto or to the contemplated benefits of the Merger.

     NatCity Investments' opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of its opinion. NatCity Investments' opinion does not address any matters after the date of its opinion. NatCity Investments has disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to its attention after the date of the opinion. In the event that in NatCity's judgment there is a material change in any fact, assumption upon which its opinion is based or other matter affecting the opinion after the date of the opinion, NatCity Investments has reserved the right to withdraw, revise or modify the opinion.

     The following is a brief summary of the financial and comparative analyses performed by NatCity Investments to arrive at its opinion. This summary is not intended to be an exhaustive description of the analyses performed by NatCity Investments but includes all material factors considered by NatCity Investments in rendering its opinion.

     Although other valuation techniques may exist, NatCity Investments believes that each analysis performed by NatCity Investments as described below is a common methodology utilized in determining valuations and that the analyses, when taken as a whole, provide the most appropriate analyses for NatCity Investments to arrive at its opinion.

  HISTORICAL STOCK TRADING ANALYSIS

     NatCity Investments reviewed the historical performance of Rainbow shares based on a historical analysis of closing prices and trading volumes for the one month, three month, six month, twelve month, two year and five year periods ended February 2, 2004. NatCity Investments noted that the average closing price for Rainbow shares over these periods ranged from $6.16 to $7.96, with the lowest average closing price being the twelve month average and the highest average closing price being the one month average.

     The following chart summarizes these prices and volume of trading of Rainbow shares.

                                                                 AVERAGE    DAILY CLOSE
                                                       AVERAGE    DAILY    -------------
PERIOD                                                  CLOSE    VOLUME    HIGH     LOW
------                                                 -------   -------   -----   -----
Latest 1 Month.......................................   $7.96     1,399    $8.30   $7.25
Last 3 Months........................................    7.74     2,815     8.31    7.00
Last 6 Months........................................    6.95     3,025     8.31    5.56
Last 12 Months.......................................    6.16     3,874     8.31    4.82
Last 2 Years.........................................    6.21     5,553    10.24    4.05
Last 5 Years.........................................    7.67     6,870    14.00    4.05

     NatCity Investments also reviewed the distribution of the closing prices of the Rainbow shares for the prior one year period and five year period compared to the $16.00 per share to be paid to Rainbow shareholders pursuant to the Merger Agreement.

                                                         PERCENT OF            PERCENT OF
                                                    TRADING VOLUME AT OR   TRADING DAYS AT OR
PRIOR PERIOD                                            BELOW $16.00          BELOW $16.00
------------                                        --------------------   ------------------
One Year..........................................          100%                  100%
Five Years........................................          100%                  100%

  DISCOUNTED CASH FLOW ANALYSIS

     NatCity Investments analyzed various financial projections prepared by the management of the Company for the five year period 2004 through 2008 and performed two discounted cash flow analyses, as if the Company were to continue on a stand-alone basis, based on these projections. A discounted cash flow analysis is a methodology used to derive an implied equity value for a corporate entity by discounting to the present its future, unlevered, after-tax free cash flows and an estimated terminal value of the entity. NatCity Investments calculated an implied equity value per share reference range for the Company by discounting to the present the unlevered, after-tax free cash flows that the Company is projected to generate over the five-year period 2004 through 2008 and the terminal value of the Company based on a range of perpetuity growth rates applied to projected 2008 free cash flow. NatCity Investments then compared the implied equity value reference range to the proposed offer price in the Merger.

     NatCity Investments believed that two discounted cash flow analyses were appropriate due to several new initiatives that are expected to affect the profitability of the Company in the future. The historical case financial projections prepared by the management of the Company assume that the Company will continue to operate in a manner consistent with its historical results. Management of Rainbow completed the strategic Plan in 2003 which calls for growing the Company's current business from 125 stores to 407 stores by 2008, through acquisition and organic growth, and adding ancillary services such as payday loan and check cashing services which the Company feels are complementary to its current rent-to-own product offering. The Plan case financial projections prepared by the management of the Company assume that the Company will implement the Plan. Since there can be no assurance that the Plan would be implemented, in full or in part, NatCity Investments believed it was appropriate to determine a value for the Company in a scenario whereby management continues to operate prospectively as it has historically as well as in a scenario that contemplates the implementation of the Plan. For purposes of these analyses, NatCity Investments used discount rates of 11.6% to 13.6% for the historical case projections and 15.7% to 17.7% for the Plan case projections, based on the projected weighted average cost of capital, including funded debt, of the Company and perpetuity growth rates of 1.0% to 5.0%, which were applied to the projected 2008 free cash flow.

     NatCity Investments believed that a higher discount rate for the discounted cash flow analysis using the Plan case financial projections prepared by the management of the Company was appropriate due to several factors. These factors included, among others, the ability to find and consummate the contemplated acquisitions at reasonable valuations, the ability to successfully integrate acquisitions, the ability to consolidate unprofitable store locations, the increased cost of debt or equity capital that may be necessary to implement the Plan, and the Company's unproven ability to implement its strategy of increased fees to customers and to introduce certain services, including check cashing and payday loan services. Furthermore, according to management, the Company faces significant competition in the markets it serves.

     These analyses indicated an implied equity value per share reference range for the Company of approximately $2.19 to $3.37 and $11.76 to $14.82 in the historical case analysis and Plan case analysis, respectively. NatCity Investments noted that the proposed offer price of $16.00 per share was above the implied equity value reference range for the Company in both the historical and Plan cases.

                                                            IMPLIED PRICE     PROPOSED
DISCOUNTED CASH FLOW ANALYSIS                                 PER SHARE      OFFER PRICE
-----------------------------                              ---------------   -----------
Historical Case                                             $2.19 - $3.37      $16.00
Plan Case                                                  $11.76 - $14.82     $16.00

  COMPARABLE PUBLIC COMPANY ANALYSIS

     NatCity Investments reviewed and compared selected financial data of the Company to financial data of four publicly traded companies that NatCity Investments considered reasonably similar to the Company because these companies operate in the consumer rent-to-own industry. The selected companies may differ from the Company based on, among other things, the size of the companies and the geographic coverage of the companies' operations. The selected comparable companies included:

- Aaron Rents, Inc.                        - Rent-A-Center, Inc.
- Bestway, Inc.                            - Rent-Way, Inc.

     NatCity Investments reviewed, among other things, enterprise values as a multiple of actual latest twelve month revenue, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. NatCity Investments calculated enterprise values as the market value of equity securities plus total funded indebtedness less cash and cash equivalents. NatCity Investments also reviewed equity values as a multiple of projected 2003 earnings per share ("EPS"). EPS projections for the selected companies were based on publicly available median consensus research analyst estimates. Projected financial data for the Company were based on projections provided by the Company's management. Latest twelve month revenue, EBITDA and EBIT data for the Company were based on year-end 2003 estimated financial statements provided by the Company's management. NatCity Investments then compared the implied multiples derived for the selected companies with the multiples implied in the Merger based on the estimated transaction value of the Merger. For purposes of determining the estimated transaction value of the Merger, NatCity Investments assumed consideration of $16.00 per Company share to be paid pursuant to the Merger and an estimated $3.0 million net in total funded debt at the Closing and $5.0 million in change in control and transaction liabilities. The following table sets forth the implied multiples for the selected companies, as compared to the implied multiples based on the estimated transaction value of the Merger:

                                                         MEDIAN                IMPLIED
COMPARABLE PUBLIC COMPANIES                        COMPARABLE MULTIPLE   TRANSACTION MULTIPLE
---------------------------                        -------------------   --------------------
Multiple of Revenue..............................          1.05x                  1.05x
Multiple of EBITDA...............................           9.2x                  22.6x
Multiple of EBIT.................................          11.9x                  46.3x

     The following table sets forth the implied multiples for the selected companies, as compared to the implied multiples based on the estimated equity value of the Merger:

                                                         MEDIAN
                                                       COMPARABLE              IMPLIED
COMPARABLE PUBLIC COMPANIES                             MULTIPLE         TRANSACTION MULTIPLE
---------------------------                        -------------------   --------------------
Multiple of 2003 Projected EPS...................         17.5x                 107.1x

     NatCity Investments noted that the implied multiples of the Company, based on the transaction and equity values of the Merger, were generally above the median multiples of the comparable public companies, with the exception of the Multiple of Revenue which is equal to the median multiple of the comparable public companies.

     No company utilized in the comparable public company analysis is identical or directly comparable to the Company. NatCity Investments made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either the Company or the Acquiror. Mathematical analysis (such as determining the mean or median) is not itself a meaningful method of using publicly traded comparable company data.

  SELECTED PRECEDENT TRANSACTION ANALYSIS

     Using publicly available information, NatCity Investments reviewed certain transactions in the consumer rent-to-own industry completed since January 1, 1998. These transactions were chosen because they were business combination transactions that, for purposes of the analysis, NatCity Investments considered reasonably similar to the Merger in that these transactions involved companies in the consumer rent-to-own industry and occurred in a recent period. However, no single selected precedent transaction is exactly the same as the Merger. The selected precedent transactions may significantly differ from the Merger based on, among other things, the size of the transaction, the form of consideration paid in the transaction, the structure of the transaction, and the date the transaction was consummated. The selected precedent transactions include:

TARGET                                     ACQUIROR
------                                     --------
Rent-Way (295 Stores)                      Rent-A-Center
RentaVision                                Rent-Way
ACI Investments (7 Stores)                 Aaron Rents
Home Choice Holdings                       Rent-Way
THORN America                              Rent-A-Center
Central Rents                              Rent-A-Center
Champion Rentals                           Rent-Way
Ace Rentals                                Rent-Way
Rental King                                Rent-Way

     For each of these transactions, NatCity Investments calculated the ratio of the enterprise value of the transaction to the target company's actual then-latest twelve month revenue, EBITDA and EBIT. NatCity Investments then compared the implied multiples derived from the selected precedent transactions with the multiples implied in the Merger for the Company based on the estimated transaction value of the Merger. All multiples for the selected precedent transactions were based on publicly available information at the time of the announcement of the particular selected precedent transaction. Latest twelve month revenue, EBITDA and EBIT data for the Company were based on year ended December 31, 2003 estimated financial statements provided by the Company's management. The following table sets forth the implied multiples for the selected precedent transactions, as compared to the implied multiples based on the estimated transaction value of the Merger:

                                                           MEDIAN                IMPLIED
SELECTED PRECEDENT TRANSACTIONS                     TRANSACTION MULTIPLE   TRANSACTION MULTIPLE
-------------------------------                     --------------------   --------------------
Multiple of Revenue...............................          0.99x                  1.05x
Multiple of EBITDA................................          13.6x                  22.6x
Multiple of EBIT..................................          20.6x                  46.3x

     NatCity Investments noted that the implied multiples of the Company, based on the transaction value of the Merger, were above the median transaction multiples of the selected precedent transactions.

  PREMIUMS PAID ANALYSIS

     Using publicly available information, NatCity Investments reviewed 573 publicly-disclosed control acquisitions that were announced since January 1, 1999, and had enterprise values above $50 million and below $200 million. These transactions were chosen based on the comparable size of the transactions and the recent period in which the transactions were completed. The selected transactions may significantly differ from the Merger based on, among other things, the size of the transaction, the form of consideration paid in the transaction, the structure of the transaction, the date the transaction was announced, and the industry in which the transaction occurred. For each of the target companies involved in the transactions, NatCity Investments examined the closing stock price one trading day, five trading days and thirty trading days prior to announcement of the transaction. In addition, NatCity Investments calculated the premium of the $16.00 per share that the Company shareholders would receive to the closing prices for Company shares for the periods one trading day, five trading days and thirty trading days prior to an assumed announcement date after the close of business on February 2, 2004, when the Company's closing price per share was $8.31. The following table sets forth the implied premiums for the selected control acquisitions, as compared to the implied premiums based on the price per share offered pursuant to the Merger
Agreement:

                                                      CASH CONSIDERATION       IMPLIED
PREMIUMS PAID                                         TRANSACTIONS MEDIAN   MERGER PREMIUM
-------------                                         -------------------   --------------
One trading day.....................................         32.8%               92.5%
Five trading days...................................         38.5%               97.0%
Thirty trading days.................................         51.1%              120.4%

     NatCity Investments noted that the implied premiums for the Merger are greater than the premiums paid in the selected control acquisitions.

  NATCITY FEES AND OTHER MATTERS

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the opinion is not readily susceptible to summary description. NatCity Investments did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, NatCity Investments considered the results of the analyses in light of each other and in the aggregate and ultimately reached its opinion based upon the results of all analyses taken as a whole. NatCity Investments did not place particular reliance or weight on any individual analysis or other factor, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate analyses summarized above, NatCity Investments believes that its analyses must be considered as a whole and that selecting portions of its analyses and other factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, NatCity Investments made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by NatCity Investments do not purport to be appraisals and are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than those suggested by the analyses.

     NatCity Investments, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Rainbow Board selected NatCity Investments based on its experience in transactions similar to the Merger and its reputation in the brokerage and investment communities.

     Pursuant to the terms of an engagement letter dated December 16, 2003, the Company paid to NatCity Investments $200,000 for the fairness opinion described herein, which was payable upon rendering of the fairness opinion. In addition, the Rainbow Board agreed to have the Company pay to NatCity Investments a fee of approximately $600,000 for providing financial advisory services to the Rainbow Board that is customary in transactions of this nature, which is contingent upon consummation of the Merger. The Rainbow Board also agreed to have the Company to reimburse NatCity Investments for certain of its reasonable out-of-pocket expenses, and to indemnify NatCity Investments and related persons against liabilities in connection with its engagement, including liabilities under federal securities laws. Except as to this transaction, NatCity Investment has performed no work for either Rainbow or the Acquiror in the last two years.

     In the ordinary course of business, NatCity Investments may actively trade the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities. NatCity Investments' affiliates have also provided financing services from time to time to the Company and to the Acquiror and their respective affiliates for which services NatCity Investments' affiliates have received, and expect to receive, compensation. In 2002 and 2003, NatCity Investments' affiliates received approximately $3.64 million and $2.85 million, respectively, in interest and rental payments and fees from Rainbow and approximately $126,500 and $306,000, respectively, in interest payments and fees from the Acquiror. The interests of NatCity Investments' affiliates may differ from those of the Company and the Acquiror in respect to timing, pricing and other terms and conditions of the proposed Merger and otherwise. No opinion rendered or advice given by NatCity Investments is deemed to be a representation that any of NatCity Investments' affiliates would approve or vote for the proposed Merger or any related transaction if any such approval or vote were required.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Rainbow Board, you should be aware that certain members of the Rainbow Board and management have interests that are different from, or in addition to, your interests as a holder of Rainbow shares generally. Each of the members of the Rainbow Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

     We refer you to the information under the headings "Security Ownership of Certain Beneficial Owners and Management" for information regarding our current officers and directors and their share ownership in the Company. The Company's officers and directors who own Rainbow shares at the Effective Time of the Merger will be entitled, as will all Rainbow shareholders, to receive $16.00 per share as consideration for their Rainbow shares.

     In addition, the rights of holders of all unexercised options to purchase Rainbow shares will be converted into a right to receive cash for each Rainbow share upon the exercise of these options, in the amount of $16.00 less the applicable exercise price of these options. All unvested options outstanding at the Effective Time of the Merger will vest and become immediately exercisable as a result of the transactions contemplated by the Merger Agreement. The following table shows the dollar value of the payments before taxes to be received by the directors and executive officers of the Company with respect to their options that would otherwise be unvested as of March 31, 2004, and which become vested as a result of the Merger:

NAME                                                           TOTAL PAYMENT
----                                                           -------------
Wayland J. Russell..........................................    $      0.00
Michael J. Viveiros.........................................           0.00
S. Robert Harris............................................     391,226.00
Michael A. Pecchia..........................................           0.00
Brian L. Burton.............................................           0.00
Robert A. Glick.............................................      33,330.00
Ivan J. Winfield............................................           0.00
                                                                -----------
          TOTAL.............................................    $424,556.00
                                                                ===========

Options that would otherwise be vested as of March 31, 2004 are included in the table "Security Ownership of Certain Beneficial Owners and Management" on page 30 hereof.

     Approximately 630 employees of the Company, including the four executive officers, are parties to the Severance Agreements that are designed to retain the employees and provide for continuity of operations through the Effective Time and, in certain instances, for 90 days thereafter. The total amount of stay bonuses and severance payments, together with the value of post-employment insurance and other benefits, payable to all employees is approximately $3,500,000. The aggregate value of the payments and benefits payable to Messrs. Russell, Viveiros, Harris and Pecchia are $46,259, $327,739, $128,697, and $218,510, respectively.

     In connection with the execution of the Merger Agreement, Messrs, Russell, Viveiros and Pecchia have agreed to enter into three year noncompetition agreements with Acquiror that generally preclude them from engaging in the rent-to-own, rental, lease purchase or leasing business. In exchange for their Agreements, Messrs. Russell, Viveiros and Pecchia will receive an aggregate of $50,000, $25,000, and $25,000 respectively.

     An amendment to the triple-net lease relating to the Company's headquarters has been executed providing for (i) a payment by Acquiror of $100,000 to the lessor, a limited liability company owned by Messrs. Russell and Viveiros and a former director and officer of the Company, and (ii) Acquiror's agreement to abandon to lessor all furniture, fixtures and equipment not related to the rent-to-own business, in exchange for an early termination of the lease. In lieu of expiring on January 31, 2006, the lease will now expire ninety days after the Effective Time of the Merger. The book value of the furniture, fixtures and equipment to be abandoned is estimated at $400,000.

GOVERNMENTAL AND REGULATORY MATTERS

     Under the HSR Act and rules promulgated by the Federal Trade Commission (the "FTC"), certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice and the FTC and the applicable waiting period requirements have been satisfied. The Merger is subject to these requirements.

     Pursuant to the requirements of the HSR Act, Acquiror and the Company each filed the required Notification and Report Forms with the Antitrust Division and the FTC on February 13, 2004. The statutory waiting period applicable to the Merger pursuant to the HSR Act expired on March 11, 2004.

     The Antitrust Division and the FTC frequently scrutinize the legality of transactions under the antitrust laws. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or divestiture of assets of the Company or Acquiror. Private parties and State Attorneys General may also bring legal actions under the antitrust laws.

     Under the Merger Agreement, Acquiror and the Company have each agreed to use commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, or order of judgment that would restrain, prevent or delay the Merger. If government entities require store divestitures as a condition to securing approval under the HSR Act, Acquiror and the Company have agreed to negotiate and consummate such divestitures, provided, however, that Acquiror has the right to terminate the Merger Agreement in the event that the government entities require the divestiture of sixteen (16) or more stores of the Company, Acquiror and its subsidiaries.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following discussion summarizes the material U.S. Federal income tax consequences of the Merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (referred to as the "Code" in this proxy statement), the regulations promulgated under the Code, Internal Revenue Service rulings, and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of federal income taxation that may be relevant to a holder of Rainbow shares in light of the shareholder's particular circumstances or to those holders of Rainbow shares subject to special rules, such as shareholders who are not citizens or residents of the United States, shareholders who are financial institutions or broker-dealers, tax-exempt organizations, insurance companies, dealers in securities, foreign corporations, or shareholders who hold their shares as part of a straddle or conversion transaction. This summary also does not address the U.S. federal income tax consequences to holders of options to purchase Rainbow shares, each of whom is receiving a cash payment equal to $16.00 less the exercise price for each option held. This discussion assumes that holders of Rainbow shares hold their respective shares as capital assets within the meaning of Section 1221 of the Code. No ruling from the Internal Revenue Service will be applied for with respect to the federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

     Cash payments received by Rainbow shareholders upon redemption of their Rainbow shares will be treated as received in exchange for their shares, and gain or loss will be recognized for federal income tax purposes on receipt of the cash payment, measured by the difference between the amount of cash received and the basis of Rainbow shares redeemed. The gain or loss will be long term capital gain or loss if Rainbow shares are considered to have been held for more than one year at the time of the Merger.

     If a Rainbow shareholder perfects dissenter's rights with respect to its Rainbow shares, this holder should generally recognize capital gain or loss on the Effective Time of the Merger in an amount equal to the difference between the "amount realized" and the adjusted tax basis of its Rainbow shares. For this purpose, although there is no authority directly on point, the amount realized generally should equal the trading price of Rainbow shares on the Effective Time of the Merger. This holder should also recognize capital gain or loss at the time the appraised fair cash value is received, to the extent the payment exceeds or is less than the amount realized on the Effective Time of the Merger. In addition, a portion of the payment may be characterized as interest income.

     Certain non-corporate holders of Rainbow shares may be subject to backup withholding at a rate of 31% on cash payments received pursuant to the Merger. Backup withholding will not apply, however, to a holder of Rainbow shares who furnishes a taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the transmittal letter, who provides a certificate of foreign status on Form W-8, or who is otherwise exempt from backup withholding. A holder of Rainbow shares who fails to provide the correct tax identification number on Form W-9 may be subject to a $50.00 penalty imposed by the Internal Revenue Service.

     THE ABOVE DISCUSSION OF POTENTIAL TAX CONSEQUENCES MAY NOT APPLY TO CERTAIN CATEGORIES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. THE COMPANY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF THE MERGER.

DISSENTERS' RIGHTS OF RAINBOW SHAREHOLDERS

     If the Merger is completed, holders of Rainbow shares outstanding on the Record Date will have certain rights under the Ohio Revised Code to dissent and demand dissenters' rights and to receive payment in cash of the fair cash value of their Rainbow shares. Rainbow shareholders who vote in favor of the Merger will not be entitled to relief as dissenting shareholders. Holders of shares not voted or voted against adopting the Merger Agreement will retain their dissenters' rights. To perfect rights as a dissenting shareholder, a Rainbow shareholder must deliver to the Company a written demand for payment of the fair cash value of the shares for which relief is sought. This demand for payment must be delivered by May 22, 2004. If the Company then sends a dissenting shareholder a request for the certificates representing Rainbow shares for which relief is sought, the dissenting shareholder must return the certificates requested to the Company so that they may be endorsed with a legend stating that a demand for the fair cash value of the holder's Rainbow shares has been made. Failure to deliver the certificates within 15 days from the date Company's sends its request for them may, at the Company's option, result in a loss of all dissenters' rights under Ohio law. Unless the Company and the dissenting shareholder come to an agreement as to the fair cash value per Rainbow share for which the dissenting shareholder seeks relief within three months after the service of the demand for payment by the dissenting shareholder, either the dissenting shareholder or the Company may file a complaint in court. Other dissenting shareholders may join as plaintiffs or defendants in the resulting proceeding at that time.

     If the shareholder complies with the statutory procedures for exercising or perfecting dissenters' rights in accordance with Sections 1701.84 and 1701.85 of the Ohio Revised Code, then a judicial determination will be made as to the fair cash value required to be paid to the objecting shareholder for the holder's Rainbow shares. Any judicial determination of the fair cash value will be based on the amount that a willing seller, under no compulsion to sell, would be willing to accept, and a willing buyer, under no compulsion to purchase, would be willing to pay. In determining the fair cash value of Rainbow shares, a court is required to take into account all relevant factors, excluding any appreciation or depreciation in market value resulting from the proposal of the Merger. Accordingly, a determination could be based upon considerations other than, or in addition to, the market value of Rainbow shares, including, among other things, asset values and earning capacity. The value so determined may be more or less than the price per Rainbow share to be paid in the Merger but in no event can the value so determined exceed the amount specified in the demand of a particular shareholder.

     From the time written demand for payment of the fair cash value is given until either the termination of the rights and obligations arising from the demand or the purchase of the shares related thereto, all rights accruing to the dissenting shareholder, including voting and dividend or distribution rights, will be suspended. If any dividend or distribution is paid in money on Rainbow shares during the suspension or if any dividend, distribution or interest is paid in money upon any securities issued in extinguishment of or in substitution for the shares, an amount equal to the dividend, distribution or interest that would have been payable on the shares, but for the suspension, shall be paid to the holder of record of the shares as a credit against the fair cash value of the shares. If the right to receive the fair cash value is terminated other than by the purchase of the shares, all rights will be restored to the objecting shareholder and any distribution that would have been made to the holder of record of the shares, but for the suspension, will be made at the time of termination.

     The foregoing summary of the rights of dissenting shareholders under Ohio law does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters' rights and is qualified in its entirety by reference to the full text of Section 1701.84 and
Section 1701.85 of the Ohio Revised Code attached as ANNEX C and incorporated herein by this reference. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the Ohio Revised Code.

CERTAIN RELATIONSHIPS WITH ACQUIROR OR THE COMPANY

     Except as set forth in this proxy statement, neither Acquiror nor the Company, nor to their respective knowledge, any of their respective directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

     In October 2002, the Company sold Acquiror its customers' accounts, inventory on rent and general intangibles associated with a Company store in Newark, Delaware. As part of the sale, the Company agreed not to open a rent-to-own store within a 15-mile radius of the Newark store for a three-year period.

     As of the date of this proxy statement, neither Acquiror nor any of its subsidiaries own any Rainbow shares. To Acquiror's knowledge, no officers or directors of Acquiror own shares or have interests in the Company.

FEES AND EXPENSES

     Except in the event the Merger Agreement is terminated under the circumstances described in "The Merger Agreement--Termination; Termination Fee" beginning on page 28, all costs and expenses incurred in connection with the Merger Agreement and the transactions it contemplates will be paid by the party incurring these costs or expenses, whether or not the Merger is consummated, with the exception of payment of the HSR filing fee which will be borne equally by Acquiror and the Company.

DELISTING AND DEREGISTRATION OF SHARES

     Rainbow shares currently are listed on the Nasdaq National Market under the symbol "RBOW." Upon the consummation of the Merger, Rainbow shares will cease to trade on the Nasdaq National Market and be deregistered under the Securities Exchange Act of 1934, as amended.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following table sets forth selected consolidated financial data for the Company for each of the five years in the period ended December 31, 2003. Certain prior year amounts have been reclassified to conform to the presentation used in 2003. The data for the five years ended December 31, 2003, should be read in conjunction with the Company's consolidated financial statements reported on Form 10-K for the year ended December 31, 2003.

     No pro forma data giving effect to the Merger is provided because the Company does not believe pro forma information is material to shareholders in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, since (1) the consideration offered to Rainbow shareholders is all cash and (2) if the Merger is completed, the Company's public shareholders will no longer have any equity interest in the Company. The Company's consolidated financial statements for the year ended December 31, 2003, which have been audited by KPMG LLP, independent public auditors, are incorporated by reference in this proxy statement from the Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2003.

                                                                            YEAR ENDED DECEMBER 31,
                                                         --------------------------------------------------------------
                                                            2003         2002         2001         2000         1999
                                                         ----------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Income Data:
  Revenues
    Rental revenue.....................................  $   96,826   $   93,239   $   88,770   $   86,099   $   75,932
    Fees...............................................       2,679        2,728        2,697        2,849        2,639
    Merchandise sales..................................       3,168        3,300        3,088        2,947        2,287
                                                         ----------   ----------   ----------   ----------   ----------
        Total revenues.................................     102,673       99,267       94,555       91,895       80,858
  Operating expenses
    Merchandise costs..................................      33,346       33,995       33,310       30,775       26,758
    Store expenses
      Salaries and related.............................      26,849       24,393       22,713       21,774       18,374
      Occupancy........................................      10,022        9,480        8,607        7,464        6,027
      Advertising......................................       6,884        6,167        5,928        4,430        3,662
      Other expenses...................................      14,397       13,494       13,258       12,388       10,719
                                                         ----------   ----------   ----------   ----------   ----------
        Total store expenses...........................      58,152       53,534       50,506       46,056       38,782
                                                         ----------   ----------   ----------   ----------   ----------
        Total merchandise costs and store expenses.....      91,498       87,529       83,816       76,831       65,540
    General and administrative expenses................       8,765        7,706        7,160        6,340        5,176
    Amortization of goodwill and noncompete
      agreements.......................................         160          175          689          608          456
                                                         ----------   ----------   ----------   ----------   ----------
        Total operating expenses.......................     100,423       95,410       91,665       83,779       71,172
                                                         ----------   ----------   ----------   ----------   ----------
        Operating income...............................       2,250        3,857        2,890        8,116        9,686
  Interest expense.....................................         570          632          689          933          697
  Other expense, net...................................         227          228          227          284          361
                                                         ----------   ----------   ----------   ----------   ----------
        Income from continuing operations, before
          income taxes.................................       1,453        2,997        1,974        6,899        8,628
  Income taxes.........................................         574        1,184          800        2,794        3,580
                                                         ----------   ----------   ----------   ----------   ----------
        Income from continuing operations..............         879        1,813        1,174        4,105        5,048
  Discontinued operations
    Loss from operations of discontinued store
      including loss on disposal, net of tax...........          --         (172)          --           --           --
        Net income.....................................  $      879   $    1,641   $    1,174   $    4,105   $    5,048
                                                         ==========   ==========   ==========   ==========   ==========
        Basic and diluted earnings per common share
          from continuing operations...................  $     0.15   $     0.31   $     0.20   $     0.69   $     0.85
                                                         ==========   ==========   ==========   ==========   ==========
        Basic and diluted earnings per common share....  $     0.15   $     0.28   $     0.20   $     0.69   $     0.85
                                                         ==========   ==========   ==========   ==========   ==========
    Weighted average common shares outstanding:
      Basic............................................   5,929,435    5,928,006    5,925,735    5,925,735    5,925,735
      Diluted..........................................   5,940,598    5,940,606    5,940,999    5,930,157    5,930,887
  Pro forma net income data:
    Net income as reported.............................  $      879   $    1,641   $    1,174   $    4,105   $    5,048
    Pro forma adjustment for goodwill amortization,
      net..............................................          --           --          312          287          212
                                                         ----------   ----------   ----------   ----------   ----------
  Pro forma net income.................................  $      879   $    1,641   $    1,486   $    4,392   $    5,260
                                                         ==========   ==========   ==========   ==========   ==========
  Pro forma basic and diluted income per common
    share..............................................  $     0.15   $     0.28   $     0.25   $     0.74   $     0.89
                                                         ==========   ==========   ==========   ==========   ==========
Operating Data:
  Stores open at end of period.........................         125          122          113          110           92
  Comparable store revenue growth (1)..................        (1.0)%        1.4%        (4.3)%        1.7%         4.4%

---------------

(1) Comparable store revenue growth is the percentage increase (decrease) in revenue from the same number of stores over a two-year period. Only stores that have been open 12 months in both periods are included in the comparison.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which is attached to this proxy statement as ANNEX A and incorporated herein by reference. You are urged to read the entire Merger Agreement as it is the legal document that governs the Merger.

THE MERGER

     The Merger Agreement provides that subject to the conditions summarized below, Merger Sub will merge with and into the Company. Following the completion of the Merger, Merger Sub will cease to exist as a separate entity, and the Company will continue as an indirect, wholly-owned subsidiary of Acquiror.

EFFECTIVE TIME

     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Ohio in accordance with the Ohio Revised Code, or at another time as is agreed upon by the Company, Acquiror and Merger Sub and specified in the Certificate of Merger. The time at which the Merger becomes effective is referred to as the "Effective Time" in this proxy statement.

MERGER CONSIDERATION

     At the Effective Time, each Rainbow share outstanding immediately before the Effective Time will be cancelled and automatically converted into the right to receive $16.00 in cash, without any other payment thereon, with the following exceptions:

     - treasury shares owned by the Company will be cancelled without any payment thereon; and

     - shareholders who have perfected their dissenters' rights will be entitled to receive payment in cash of the fair value of their shares in accordance with Ohio law.

Additionally, as of the Effective Time, holders of Company stock options will have such rights converted as described below under the caption "Stock Options."

PAYMENT PROCEDURES

     Before the Effective Time, Acquiror or Merger Sub will deposit the consideration to be paid in the Merger with Mellon Investor Services, LLC (the "Exchange Agent"). As soon as reasonably practicable after the Effective Time, the Exchange Agent will send to each holder of Rainbow shares and each option holder a letter of transmittal and instructions to effect the surrender of the share certificates or other documentation that represent Rainbow shares or options entitled to receive payment under the Merger Agreement in exchange for payment of the consideration offered in respect of these shares or options. YOU SHOULD NOT FORWARD SHARE CERTIFICATES OR OTHER DOCUMENTATION WITH THE ENCLOSED PROXY CARD. YOU SHOULD SURRENDER CERTIFICATES REPRESENTING RAINBOW SHARES ONLY AFTER RECEIVING INSTRUCTIONS FROM THE EXCHANGE AGENT OR ACQUIROR.

     Each Rainbow shareholder will be entitled to receive the consideration offered Rainbow shareholders, after giving effect to any required tax withholdings, only upon surrender to the Exchange Agent of the relevant share certificates, together with a properly completed letter of transmittal. Acquiror will not pay interest on the consideration offered to Rainbow shareholders. The Exchange Agent will not make payments to any person who is not the registered holder of the certificates surrendered unless the certificate is properly endorsed or otherwise in proper form for transfer. Further, the person requesting this payment will be required to pay any transfer or other taxes required as a result of this payment to a person other than the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that the tax has been paid or is not payable.

STOCK OPTIONS

     The Merger Agreement provides that, at the Effective Time, each outstanding option (whether or not then exercisable or vested) shall be extinguished and converted into the right to receive cash in the amount of $16.00 less the applicable exercise price. Each holder will receive a cash payment for such amount, less applicable withholding taxes. The Merger Agreement restricts the Company from granting any new options to purchase Rainbow shares.

NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY

     At the Effective Time, a holder of Rainbow shares (other than a holder who has perfected its dissenter's rights) will no longer have any rights as a shareholder, except for the right to surrender his, her or its certificates representing the Rainbow shares in exchange for the right to receive $16.00 cash per share. Dissenters shall have the right to receive the fair cash value of their Rainbow shares as such value is determined under Ohio law. After the Effective Time, no transfer of shares shall be made on the share transfer books of the Company except as contemplated by the Merger Agreement. Any certificates representing Rainbow shares presented after the Effective Time for transfer will be cancelled and exchanged for the right to receive the consideration offered to Rainbow shareholders.

DIRECTORS AND OFFICERS

     The Merger Agreement provides that the directors and officers of Merger Sub immediately before the Effective Time will be the directors and officers of the Surviving Corporation after the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties made by the Company to Acquiror and Merger Sub, subject to identified exceptions, including, but not limited to, representations and warranties relating to:

     - due incorporation, valid existence, good standing and requisite power of the Company;

     - the lack of subsidiaries of the Company;

     - capitalization of the Company;

     - the authorization, execution, and delivery of the Merger Agreement by the Company and the enforceability of the Merger Agreement against the Company;

     - absence of any conflict between execution and delivery of the Merger Agreement and consummation of the transactions contemplated by the Merger Agreement, including the Merger, on the one hand, and the Company's organizational documents and any contracts and documents applicable to the Company, or its assets, on the other hand, except for conflicts that would not have a Material Adverse Effect;

     - required consents and approvals by third parties other than Rainbow shareholders and including any governmental entities with certain exceptions for filings that are required by securities and antitrust laws or would not have a Material Adverse Effect;

     - the lack of any undisclosed liabilities of the Company, except for liabilities (i) incurred in the ordinary course of business, (ii) permitted under the Merger Agreement, or (iii) that, in the aggregate, do not exceed $250,000;

     - the accuracy of the information supplied by the Company in this proxy statement and other documents required to be filed with the Securities and Exchange Commission in connection with the Merger;

     - compliance with laws (including states' rent-to-own laws) and the absence of material litigation;

     - labor, employment and matters related to the Employee Retirement Income Security Act of 1974, as amended and other compliance and compensation matters (including employee benefit plans);

     - filing of tax returns and payment of taxes;

     - intellectual property;

     - problems with customers and suppliers, if any;

     - brokers' and advisors' fees with respect to the Merger;

     - the opinion of a financial advisor;

     - the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by the Rainbow Board;

     - the inapplicability of takeover statutes or regulations to the Merger;

     - certain business practices;

     - the Company's leased properties;

     - the Company's properties and accounts;

     - material licenses and permits;

     - inventories, including December 31, 2003 inventory levels;

     - the enforceability of, and compliance with, material contracts;

     - insurance; and

     - January 2004 revenues.

     The Merger Agreement contains various representations and warranties made by Acquiror and Merger Sub to the Company, including, but not limited to, representations and warranties relating to:

     - due incorporation, valid existence, good standing and requisite power of Acquiror and Merger Sub;

     - authorization, execution, delivery and enforceability of the Merger Agreement;

     - absence of any conflict between the Merger Agreement and Acquiror's or Merger Sub's organizational documents, applicable laws or judgments, and any other contracts and documents;

     - Acquiror's financial capability to consummate the Merger; and

     - the accuracy of the information supplied by Acquiror and Merger Sub in this proxy statement and any other documents required to be filed with the Securities and Exchange Commission in connection with the Merger.

     The representations and warranties in the Merger Agreement will not survive beyond the Effective Time.

CONDUCT OF THE COMPANY'S BUSINESS PRIOR TO THE MERGER

     From February 4, 2004 to the Effective Time, the Company is required to comply with certain restrictions on its conduct and operations. These restrictions are described below and apply to the period of time prior to the closing of the Merger. In general, the Company will use its reasonable efforts to conduct business in the ordinary course of business consistent with past practices and in compliance with all Legal Requirements (as defined in the Merger Agreement).

     Except as otherwise permitted under the Merger Agreement or to the extent that Acquiror consents in writing, which consent cannot be unreasonably withheld, the Company agreed to use all reasonable efforts to:

     - Preserve intact its business organization and relationships;

     - Keep its current officers and key employees;

     - Not make any provision for dividends, stock splits, recapitalizations, issuances, purchases, redemptions, or create any lien on or regarding any of its securities, except in accordance with the Merger Agreement;

     - Not amend its articles of incorporation, code of regulations, or other organizational documents or merge or consolidate with a third party;

     - Not acquire, sell, lease or otherwise encumber any of its assets (other than inventory in the ordinary course of business consistent with past practice), any business or any person;

     - Not take any action that would cause the representations and warranties set forth in the Merger Agreement to no longer be true and correct;

     - Not make any change in accounting methods or cash managements;

     - Not (i) increase the compensation of any officers, directors or key employees (except in the case of non-officer employees in the ordinary course of business), (ii) adopt a new, grant an award under or amend any existing benefit plan, (iii) enter into or modify any employment or severance agreement with any officer, director or employee of the Company, (iv) enter into a collective bargaining agreement, or (v) make any loan or enter into a material transaction with any director, executive officer, or key employee of the Company;

     - Not materially modify, amend, or terminate any of the Company's material contracts, including leases, provided that the Company can renew leases for up to ten stores for up to six months each;

     - Not incur or assume any indebtedness other than with respect to working capital in amounts consistent with past practices or enter into any material commitment or transaction other than the purchase of inventory in the ordinary course of business;

     - Not make a material tax election or settle or compromise any material income tax liability;

     - Not waive the benefits of, or materially modify, any confidentiality or standstill agreement or make any payments that have not been reserved against in the Company's most recent consolidated financial statements (or the notes thereto) or which amounts to less than $50,000 individually or $250,000 in the aggregate;

     - Not make any payment or incur any liability (excluding amounts less than $50,000 in the aggregate) for the purpose of obtaining a consent from a third party to the transactions contemplated by the Merger Agreement;

     - Keep in full force and effect the Company's current insurance coverage;

     - Not introduce in the stores any new product lines, other than products currently available in Acquiror's stores, or engage in any business other than the rent-to-own business;

     - Not modify, amend or terminate any of the existing vehicle leases, or enter into any new vehicle lease other than a lease to replace any existing store delivery vehicle;

     - Not form any subsidiary or enter into a joint venture or partnership with a third party; and

     - Inform Acquiror of any event that could reasonably be expected to result in a breach of any representation or warranty in the Merger Agreement.

     In addition, the Company and Acquiror have agreed not to, nor shall they permit any of their Affiliates to, take any action that would reasonably be expected to result in the failure of any of the conditions to the Merger set forth in the Merger Agreement.

PREPARATION OF PROXY STATEMENT

     The Company and Acquiror have agreed that the information provided by each of them for use in this proxy statement related to the Merger will be true and correct in all material respects and will not omit any material fact required to be stated therein or necessary in order to make this information not misleading on the date this proxy statement is first mailed to Rainbow shareholders and on the date of the Special Meeting. Each of the Company, Acquiror, and Merger Sub has also agreed to correct any information provided by it for use in this proxy statement that has become false or misleading.

NON-SOLICITATION

     The Merger Agreement provides that the Company will not, and will not authorize or permit any of its officers, directors or employees, investment bankers, attorneys, accountants or other advisors or representatives, to directly or indirectly:

     - solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined below), including by furnishing information; or

     - participate in any discussions or negotiations regarding a Company Takeover Proposal, except in certain circumstances specified in the Merger Agreement.

     For purposes of the Merger Agreement and this proxy statement, a "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to a:

     - direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income, or the assets of the Company;

     - direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company;

     - tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company; or

     - merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company whose business constitutes 50% or more of the net revenues, net income, or assets of the Company other than the transactions contemplated by this Agreement.

     If the Rainbow Board, after consulting with its legal, financial and other advisors, determines that its fiduciary duties so require, the Company may, before the Special Meeting and in response to a Company Takeover Proposal that was not solicited and did not result from a breach of the non-solicitation provision of the Merger Agreement:

     - furnish information with respect to the Company to the person making the Company Takeover Proposal and its representatives pursuant to a confidentiality agreement; and

     - participate in discussions or negotiations with the person making a Company Takeover Proposal and its representatives regarding such Proposal.

     Furthermore, the Merger Agreement provides that the Rainbow Board may not, unless the Merger Agreement is terminated in accordance with its terms:

     - withdraw, modify, or propose to adversely withdraw or modify, in any manner adverse to Acquiror, its approval or recommendation of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger;

     - enter into any agreement, commitment, understanding, or other arrangement with respect to any Company Takeover Proposal; or

     - approve or recommend, or publicly propose to approve or recommend, any competing transaction.

     In addition, in the event of an unsolicited bona fide Company Takeover Proposal as described above, the Merger Agreement provides that the Company must promptly notify Acquiror of any request for information or Company Takeover Proposal and of the material terms of the request or Company Takeover Proposal. The Company also agreed to keep Acquiror reasonably informed of the status and details of any request for information or Company Takeover Proposal. Prior to accepting a Company Takeover Proposal and terminating the Merger Agreement, the Company must give Acquiror (i) at least four days' notice of the Company Takeover Proposal and (ii) at least two days' notice of each amendment thereto.

CONFIDENTIALITY; PUBLIC ANNOUNCEMENT

     Each of the Company and Acquiror will (i) hold in confidence, unless compelled to disclose by judicial or administrative process or both other legal requirements, certain non-public information regarding the other party, including, but not limited to, the Company's confidential financial projections ("Confidential Information") furnished in connection with the transactions contemplated by the Merger Agreement until the information becomes publicly available (other than through the wrongful act of the person) and (ii) not release or disclose such information to any other person, except in connection with the Merger Agreement to its auditors, attorneys, financial advisors, other consultants and advisors. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon, and concur with, any press release or other public statements with respect to the transactions contemplated by the Merger Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as required by applicable law, court process, or by obligations pursuant to any listing agreement with any national securities exchange.

ACCESS TO INFORMATION

     The Company has agreed to give Acquiror and its authorized representatives reasonable access to the offices and other facilities, and to all books and records, of the Company. This access is subject to the terms of a confidentiality provisions contained in the Merger Agreement and may only occur during normal business hours.

AGREEMENT TO USE REASONABLE COMMERCIAL EFFORTS

     Subject to the terms and conditions of the Merger Agreement (including the limitations provided in the Merger Agreement regarding the fiduciary duties of the Rainbow Board), the Company, Acquiror, and Merger Sub have agreed to use their respective reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement and to cause the conditions to the closing to be satisfied. Acquiror and the Company have further agreed that in the event government entities require store divestitures as a condition to securing approval under the HSR Act, it will negotiate and consummate such divestitures; provided, however, Acquiror has the right to terminate the Merger Agreement in the event such government entities require the divestiture of sixteen (16) or more stores of the Company, Acquiror or its subsidiaries.

NOTIFICATION OF CERTAIN MATTERS

     The Company, on the one hand, and Acquiror and Merger Sub, on the other hand, have agreed to promptly notify in writing the other party of the occurrence or non-occurrence of any fact or event that would be likely to cause
(i) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any respect or (ii) a Material Adverse Effect. It should be noted, however, that notification will not affect the representations or warranties of, or the remedies available to, any party to the Merger Agreement.

INDEMNIFICATION AND INSURANCE

     Acquiror will, and will cause the Surviving Corporation to, indemnify and hold harmless the current or former employees, directors, or officers of the Company for all acts or omissions by them in their official capacities or taken at the request of the Company that occur before the Effective Time. This indemnity may be limited by Ohio law. Any indemnification arrangements or agreements of the Company will survive the Merger and continue in full force and effect without amendment or modification except as required by law.

     Furthermore, for a period of six years following the Effective Time the Surviving Corporation will maintain in effect the Company's current directors' and officers' liability insurance policy or enter into a policy providing at least comparable coverage. This coverage must apply to persons who are currently covered by such Company's policy. However, the Surviving Corporation is not required to expend in any one year an amount in excess of 150% of the current premium for this insurance. If the coverage can only be obtained at an annual premium that exceeds this amount, the Surviving Corporation will be obligated to obtain as much insurance as can be obtained for an annual premium not exceeding this amount. This obligation will pass to any successor of the Surviving Corporation. In lieu of providing the annual insurance policy for the six-year period, Acquiror can purchase a "tail" policy providing such coverage and being effective for the full six-year period provided that the premium shall not be required to be more than six times 150% of the current premium for such coverage.

CLOSING DELIVERIES

     At the closing of the Merger, the Company has agreed to deliver the following documents:

     - a certificate executed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to the effect that (i) the representations and warranties of the Company contained in the Merger Agreement are true and correct in all material respects when made and as of the time of the closing date, as if again made by the Company at that time (except for representations and warranties expressly made as of an earlier date, in which case as of that earlier date), (ii) the Company has performed and complied in all material respects with all of its covenants under the Merger Agreement to be performed by it on or prior to the closing date; (iii) there has not been a Material Adverse Change since February 4, 2004; (iv) the Company's monthly recurring revenue for the calendar month immediately preceding the closing date was not less than $7,600,000; and (v) the net book value of the Company's inventory on the last day of the month preceding the closing date is not less than $36,000,000;

     - executed Noncompetition Agreements from Messrs. Russell, Viveiros and Pecchia;

     - resignations of the current directors and officers of the Company effective at the Effective Time; and

     - an opinion of counsel for the Company on customary matters.

CLOSING CONDITIONS

     The closing of the Merger is conditioned upon the satisfaction or waiver by Acquiror and the Company, on or before the date of the closing of the Merger, of the following requirements:

     - shareholders of the Company shall have adopted the Merger Agreement;

     - all consents, approvals and actions of, filings with and notices to any governmental entity that is required to consummate the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained;

     - no Restraint affecting the consummation of the Merger or seeking to prohibit the transactions contemplated under the Merger Agreement shall be in effect; provided, however, that each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraint and to appeal as promptly as possible any Restraints that may be entered; and

     - all waiting periods (including any extension thereof), filings, or approvals applicable under the HSR Act, shall have expired, been terminated, been made or been obtained.

     The obligations of Acquiror to consummate the Merger under the Merger Agreement are subject to the satisfaction, at or before the closing of the Merger, of the following conditions, any one or more of which may be waived by
Acquiror:

      (1) The representations and warranties made by the Company in the Merger Agreement must be true and correct in all material respects when the Merger closes as if again made by the Company on the closing date (except for representations and warranties that refer to a specific date, in which case the representations and warranties must be accurate and correct in all material respects as of that date);

      (2) The Company must have performed, in all material respects, all of its obligations required to be performed on or before the Effective Time;

      (3) There shall not have been any Material Adverse Change since February 4, 2004;

      (4) The Company's Monthly Recurring Revenue (defined to include all revenue from Rental Purchase Agreements and reinstatement and home pick-up fees) for the calendar month preceding the Effective Time is not less than $7.6 million;

      (5) The net book value of Company inventory on the last day of the calendar month preceding the Effective Time is not less than $36 million;

      (6) The ten-day statutory notice period for dissenters' demands with respect to the Merger shall have expired and not more than 15% of the holders of Rainbow shares outstanding at the close of business on the Record Date have perfected their dissenters' rights;

      (7) The Voting Agreement shall remain in full force and effect and the Major Shareholders shall have performed their obligations thereunder;

      (8) The total number of Rainbow shares outstanding and subject to issuance upon exercise of stock options shall not exceed 6,525,735;

      (9) The Company shall have obtained all required consents and approvals;
          and

     (10) Delivery of the closing documents by the Company as described under "-- Closing Deliveries."

     The obligations of the Company to consummate the Merger under the Merger Agreement are subject to the satisfaction, at or before the closing of the Merger, of the following conditions, any one or more of which may be waived by the Company:

     (1) The representations and warranties made by Acquiror in the Merger Agreement must be true and correct in all material respects when the Merger closes, as if again made on the closing date (except for representations and warranties that refer to a specific date, in which case the representations and warranties must be accurate and correct in all material respects as of that date); and

     (2) Acquiror must have otherwise performed in all material respects, all of their obligations under the Merger Agreement to be performed or complied with on or before the closing date, including the deposit with the Escrow Agent of an amount of funds equal to the aggregate sum due to Rainbow shareholders for their shares and due the option holders for their options.

TERMINATION; TERMINATION FEE

     The Merger Agreement may be terminated at any time before the closing of the Merger, whether before or after Rainbow shareholders have adopted it:

     (1) By the mutual written consent of Acquiror and the Company;

     (2) by Acquiror, if (i) the Company has materially breached any representation, warranty or covenant contained in the Merger Agreement and the breach has not or cannot be timely cured, or (ii) the Major Shareholders fail to perform their obligations under the Voting Agreement;

     (3) by the Company, if Acquiror has materially breached any representation, warranty or covenant contained in the Merger Agreement and the breach has not or cannot be timely cured;

     (4) by either the Company or Acquiror if (i) the Merger is not consummated by June 30, 2004 (August 2, 2004, if all conditions, other than approvals under the HSR Act, capable of being fulfilled, have been met by June 30, 2004), (ii) Rainbow shareholders do not adopt the Merger Agreement at the Special Meeting or any postponement or adjournment of the Special Meeting, or (iii) any Restraint is in effect and is final and non-appealable;

     (5) by the Company upon entering into a binding agreement with any party with respect to a Company Takeover Proposal, provided that the Company complies with the applicable provisions of the Merger Agreement, including notice to Acquiror and the payment to Acquiror of a termination fee of $3,750,000 plus reimbursement of up to $500,000 of all reasonable out-of-pocket fees and expenses incurred by Acquiror in connection with the Merger;

     (6) by Acquiror, if the Rainbow Board (i) withdraws its approval of the Merger Agreement or its recommendation to shareholders to vote in favor of the Merger Agreement, or (ii) enters into an agreement with respect to a Company Takeover Proposal with a third party;

     (7) by Acquiror, if there has been a Material Adverse Change; and

     (8) by Acquiror, in the event certain government entities require the divestiture of sixteen (16) or more stores of the Company, Acquiror and its subsidiaries as a requirement to obtain approval under the HSR Act.

     Acquiror will be entitled to receive a termination fee in an amount equal to $3,750,000 plus reimbursement of up to $500,000 of reasonable out-of-pocket fees and expenses incurred by Acquiror if the Merger Agreement is terminated for any of the reasons stated in items (2)(ii), 4(ii), (5) or (6) above. Acquiror will be entitled only to its reasonable out-of-pocket fees and expenses up to $500,000 if it terminates the Merger Agreement for the reason stated in item
(2)(i) above.

                           SOURCE AND AMOUNT OF FUNDS

     Based on the number of outstanding shares on the Record Date, as well as anticipated payments to holders of options to purchase Rainbow shares, the anticipated severance and stay bonus payments, and the estimated level of Rainbow revolving credit facility to be retired at the Effective Time, Acquiror will require approximately $106 million in cash to pay Rainbow shareholders, option holders, certain employees and institutional lenders. Acquiror intends to fund this payment primarily with cash on hand, as well as availability under its senior credit facility.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 12, 2004, or as of the date specified, with respect to the beneficial ownership of the Rainbow shares. Unless otherwise indicated below, the persons named below have the sole voting and investment power with respect to the number of Rainbow shares set forth opposite their names. All information with respect to beneficial ownership has been furnished by the respective Director, Officer or 5% or greater shareholder, as the case may be.

                                               ACTUAL OWNED   VESTED OPTION                  OWNERSHIP
NAME OF BENEFICIAL OWNER(1)                       SHARES         SHARES       TOTAL SHARES   PERCENTAGE
---------------------------                    ------------   -------------   ------------   ----------
Wayland J. Russell...........................    2,536,675(2)        --        2,536,675        42.7%

Michael J. Viveiros..........................      255,620(3)        --          255,620         4.3%

S. Robert Harris.............................           --        3,334            3,334           *

Michael A. Pecchia...........................           --       60,000           60,000         1.0%

Ivan J. Winfield.............................        2,000       10,000           12,000           *

Brian L. Burton..............................        5,000       10,000           15,000           *

Robert A. Glick..............................        1,000        6,667            7,667           *

Wasatch Advisors, Inc.
  150 Social Hall Avenue
  Salt Lake City, UT 84111...................      951,301(4)        --          951,301        16.0%

Lawrence S. Hendricks
  550 Boardman-Poland Road
  Boardman, Ohio 44512.......................      548,240           --          548,240         9.2%

Aaron Rents, Inc.
  309 E. Paces Ferry Road
  Atlanta, GA 30305-2377.....................      474,500(5)        --          474,500         8.0%

All Directors and Executive Officers of the
  Company (7 Persons)........................    2,800,295       90,001        2,890,296        47.9%

---------------

  * Less than 1%.

(1) Unless otherwise indicated, the address of all persons listed above is c/o Rainbow Rentals, Inc., 3711 Starr Centre Drive, Canfield, Ohio 44406.

(2) Includes 176,245 shares held by a charitable foundation.

(3) Includes 100,000 shares held by a charitable remainder trust.

(4) As of December 31, 2003, based on a Schedule 13G filed with the SEC on February 18, 2004. Wassatch Advisors has advised Rainbow that Mr. J.B. Taylor is the portfolio manager with both dispositive and voting power over the Rainbow shares.

(5) Based on a Schedule 13D, as amended, filed with the SEC on January 22, 2003.

                        PRICE RANGE OF SHARES; DIVIDENDS

     As of April 12, 2004, there were approximately 90 shareholders of record and approximately 300 beneficial owners of Rainbow shares. The following table sets forth the closing high and low prices for Rainbow shares for the periods indicated and is derived from data prepared by the Nasdaq National Market.

                                                         YEAR ENDING      YEAR ENDING
                                                        DECEMBER 31,     DECEMBER 31,
                                                            2002             2003
                                                        -------------    -------------
                                                        HIGH     LOW     HIGH     LOW
                                                        -----   -----    -----   -----
First Quarter.........................................  $8.25   $6.25    $6.04   $4.05
Second Quarter........................................  10.24    6.56     6.13    4.93
Third Quarter.........................................   7.24    4.35     6.85    5.40
Fourth Quarter........................................   7.47    4.26     8.31    6.05

     On February 3, 2004, the last full trading day prior to the announcement of the Merger, the last sale price per Rainbow share reported by Nasdaq National Market was $8.16. Rainbow shareholders should obtain current market quotations for Rainbow shares before making any decision regarding the Merger or the other matters described in this proxy statement.

     The Company has never paid dividends on its shares.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the proxy statement for the 2004 annual meeting were to have been received by the Company on or prior to December 11, 2003. However, as a result of the execution of the Merger Agreement and the scheduled Special Meeting, the Company has delayed indefinitely the annual meeting. To be eligible for inclusion in the proxy statement and form of proxy for Rainbow's next annual meeting, if any, a shareholder proposal must be received no later than 10 days following the public announcement of the meeting date. Proposals should be submitted by certified mail, return receipt requested, addressed to Rainbow Rentals, Inc., 3711 Starr Centre Drive, Canfield, Ohio 44406. Attention: Corporate Secretary.

                             ADDITIONAL INFORMATION

     The SEC allows the Company to incorporate by reference information into this proxy statement, which means that the Company can disclose important information to shareholders by referring shareholders to another document filed separately with the SEC. This proxy statement incorporates by reference the document listed below that the Company has previously filed with the SEC. This document contains important information about the Company and its respective business, financial condition and results of operations.

     Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003.

     Our Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 is enclosed with this proxy statement as ANNEX D. Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement.

     We undertake to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of the document referred to above which has been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to Rainbow Rentals, Inc., 3711 Starr Centre Drive, Canfield, Ohio 44406, Attention:
Investor Relations Department. The Company will mail requested documents to shareholders by first class mail, or another equally prompt means, within one business day after receiving a request.

     We are subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, are required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission related to our business, financial condition and other maters. Information as of particular dates concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the Securities and Exchange Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please all the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Copies of such materials may also be obtained by mail, upon payment of the Securities and Exchange Commission's customary fees, by writing to its principal office at 450 Fifth Street, NW, Washington, DC 20549. These materials filed by us with the Securities and Exchange Commission are also available at the website of the Securities and Exchange Commission at www.sec.gov.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT IN DETERMINING HOW TO VOTE. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THE INFORMATION CONTAINED IN, ATTACHED TO, OR INCORPORATED BY REFERENCE INTO, THIS DOCUMENT. THIS DOCUMENT IS DATED APRIL 14, 2004. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS DOCUMENT SHALL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     We have made certain forward-looking statements in this proxy statement (and in the document that is incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements are not guarantees of performance. You are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements include the information concerning possible or assumed results of operations. Also, when we use words such as "believe," "expect," "anticipate," "plan" or "intend" or similar expressions, we are making forward-looking statements. You should note that many factors could affect our future financial results and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following: (i) the failure of Rainbow shareholders to adopt the Merger Agreement and other reasons that could cause the Merger Agreement to terminate in accordance with its terms (including denial of required regulatory approval); (ii) competition from other rent-to-own companies; and (iii) seasonality or an economic downturn that could limit consumer spending.

     Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company's control. In the context of the forward-looking information provided in this proxy statement and in other reports, please refer to the discussions detailed in the Management's Discussion and Analysis of Financial Conditions and Results of Operations included in the Company's annual report on Form 10-K for the period ended December 31, 2003.

                                 OTHER MATTERS

     AS OF THE DATE OF THIS PROXY STATEMENT, THE RAINBOW BOARD IS NOT AWARE OF ANY MATTERS TO BE PRESENTED AT THE SPECIAL MEETING OTHER THAN ADOPTION OF THE MERGER AGREEMENT. IF OTHER MATTERS SHOULD PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF AND BE VOTED UPON, THE ENCLOSED PROXIES WILL BE DEEMED TO CONFER DISCRETIONARY AUTHORITY ON THE INDIVIDUALS NAMED AS PROXIES THEREIN TO VOTE THE SHARES REPRESENTED BY THE PROXIES AS TO ANY MATTERS.

                                          By Order of the Board of Directors,

                                          RAINBOW RENTALS, INC.

                                          Michael A. Pecchia, Secretary

April 14, 2004

     THE RAINBOW BOARD HOPES THAT SHAREHOLDERS WILL ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE SPECIAL MEETING. YOUR PARTICIPATION IS APPRECIATED.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 4, 2004

                                 BY AND BETWEEN

                              RENT-A-CENTER, INC.,

                          EAGLE ACQUISITION SUB, INC.

                                      AND

                             RAINBOW RENTALS, INC.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 THE MERGER.....................................................    A-2
   1.1       The Merger..................................................    A-2
   1.2       Closing.....................................................    A-2
   1.3       Effective Time..............................................    A-2
   1.4       Effects of the Merger.......................................    A-2
   1.5       Articles of Incorporation and Code of Regulations...........    A-2
   1.6       Directors and Officers of the Surviving Corporation.........    A-2
ARTICLE 2 CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION...........    A-2
   2.1       Effect on Capital Stock.....................................    A-2
   2.2       Company Stock Plans.........................................    A-3
   2.3       Exchange of Certificates;...................................    A-3
   2.4       Dissenters' Rights..........................................    A-5
   2.5       Certain Adjustments.........................................    A-5
   2.6       Further Assurances..........................................    A-5
ARTICLE 3 REPRESENTATIONS AND WARRANTIES.................................    A-6
   3.1       Representations and Warranties of the Company...............    A-6
   3.2       Representations and Warranties of Acquiror and Merger Sub...   A-16
ARTICLE 4 PRE-CLOSING COVENANTS..........................................   A-17
   4.1       Conduct of Business.........................................   A-17
   4.2       Other Actions...............................................   A-19
   4.3       Advice of Changes...........................................   A-19
   4.4       [Intentionally left blank]..................................   A-19
   4.5       No Solicitation By The Company..............................   A-20
ARTICLE 5 ADDITIONAL AGREEMENTS..........................................   A-20
   5.1       Preparation of the Proxy Statement; Shareholders Meeting....   A-20
   5.2       Access To Information; Confidentiality......................   A-21
   5.3       Commercially Reasonable Efforts; Cooperation................   A-22
   5.4       Director, Officer and Employee Indemnification..............   A-22
   5.5       Public Announcements........................................   A-24
   5.6       Employees...................................................   A-24
   5.7       Delisting...................................................   A-24
   5.8       Noncompete Agreements.......................................   A-24
   5.9       Amendment to Headquarters Lease.............................   A-25
   5.10      Litigation..................................................   A-25
ARTICLE 6 CONDITIONS PRECEDENT...........................................   A-25
   6.1       Conditions to Each Party's Obligation to Effect the            A-25
             Merger......................................................
   6.2       Conditions to Obligations of Acquiror.......................   A-25
   6.3       Conditions to Obligations of the Company....................   A-26
   6.4       Frustration of Closing Conditions...........................   A-26
   6.5       Postponement of Closing.....................................   A-26
ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER..............................   A-27
   7.1       Termination.................................................   A-27
   7.2       Effect of Termination.......................................   A-28
   7.3       Fees and Expenses...........................................   A-28

                                                                            PAGE
                                                                            ----
ARTICLE 8 GENERAL PROVISIONS.............................................   A-28
   8.1       Survival of Representations and Warranties..................   A-28
   8.2       Notices.....................................................   A-28
   8.3       Counterparts................................................   A-29
   8.4       Entire Agreement; No Third-Party Beneficiaries..............   A-29
   8.5       Governing Law...............................................   A-29
   8.6       Assignment..................................................   A-29
   8.7       Consent to Jurisdiction.....................................   A-29
   8.8       Headings....................................................   A-29
   8.9       Severability................................................   A-29
   8.10      Amendment...................................................   A-30
   8.11      No Consequential Damages....................................   A-30
   8.12      Failure or Indulgence Not Waiver; Remedies Cumulative.......   A-30
   8.13      Extension; Waiver...........................................   A-30
   8.14      Specific Performance........................................   A-30
EXHIBITS.................................................................
EXHIBIT A  Voting Agreement..............................................
EXHIBIT C  Kahn Kleinman, L.P.A. Legal Opinion...........................

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 4, 2004, among RAINBOW RENTALS, INC., an Ohio corporation (the "Company"), RENT-A-CENTER, INC., a Delaware corporation ("Acquiror"), and EAGLE ACQUISITION SUB, INC., an Ohio corporation, and an indirect wholly owned subsidiary of Acquiror ("Merger Sub").

                                    RECITALS

     A. The respective Boards of Directors of the Company, Acquiror and Merger Sub have approved the merger of Merger Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding common share, without par value, of the Company ("Company Common Stock"), other than (i) Dissenting Shares, (ii) any Company Common Stock held in the treasury of the Company, or (iii) owned by Acquiror or an Affiliate of Acquiror will be converted into the right to receive the Merger Consideration;

     B. The respective Boards of Directors of the Company, Acquiror and Merger Sub have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

     C. The Company, Acquiror and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     D. The Board of Directors of the Company has resolved to recommend the Merger to the holders of the Company Common Stock, has determined that the consideration to be paid for each share of Company Common Stock in the Merger is fair to the holders of such Company Common Stock, and has resolved to recommend that the holders of such Company Common Stock accept the Merger Consideration and approve this Agreement and each of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

     E. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Acquiror's and Merger Sub's willingness to enter into this Agreement, certain shareholders of the Company (the "Major Shareholders") have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Voting Agreement") pursuant to which each such Major Shareholder has, among other things, agreed to vote the Company Common Stock held by such Major Shareholder, the number of which shares is set forth on the signature page of the Voting Agreement, for the Merger.

     Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows. Capitalized terms used herein shall have the meanings referred to or set forth in Appendix A hereto.

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio Statutes, Merger Sub shall be merged with and into the Company at the Effective Time and the separate corporate existence of Merger Sub shall thereupon cease. Following the Effective Time, the Company shall be the surviving corporation (the "Surviving Corporation").

     1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing) set forth in ARTICLE 6, unless another time or date is agreed to by the parties hereto (the "Closing Date"). The Closing will be held at the offices of Kahn Kleinman, a legal professional association, 2600 Erieview Tower, 1301 East Ninth Street, Cleveland, Ohio 44114, or such other location as the parties hereto shall agree to in writing.

     1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable after the satisfaction or, if permissible, the waiver of the conditions set forth in ARTICLE 6, the parties shall file a Certificate of Merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the Ohio Statutes. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Ohio, or at such later date or time as the Company and Acquiror shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4 Effects of the Merger. The Merger shall have the effects set forth in the Ohio Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Articles of Incorporation and Code of Regulations. Subject to SECTION 5.4, the articles of incorporation and code of regulations of Merger Sub shall be the articles of incorporation and code of regulations, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the name of the Surviving Corporation shall be "Rainbow Rentals, Inc."

     1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation each to hold office in accordance with the articles of incorporation and code of regulations of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE 2

              CANCELLATION AND CONVERSION OF SHARES; CONSIDERATION

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or Merger Sub:

          (a) Cancellation of Treasury Stock and Acquiror-Owned Stock. Each share of Company Common Stock that is (i) owned by Acquiror or an Affiliate of Acquiror or (ii) held in the treasury of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (b) Conversion of Company Common Stock. Subject to SECTION 2.4 (Dissenters' Rights), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $16.00 in cash (the "Merger Consideration").

          (c) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

          (d) Cancellation and Retirement of Company Common Stock. All shares of Company Common Stock (other than shares to be canceled in accordance with SECTION 2.1(a) and Dissenting Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such certificate in accordance with SECTION 2.3.

     2.2 Company Stock Plans. As of the Effective Time, each outstanding Company Stock Option, vested or unvested, exercisable or non-exercisable, shall be extinguished and converted into the right to receive a cash amount equal to the product of (x) the excess, if any, of the Merger Consideration, minus the exercise price, if any, of each such Company Stock Option (with respect to each Company Stock Option, the "Option Shares Merger Consideration"), multiplied by
(y) the aggregate number of shares of the Company Common Stock issuable upon the exercise in full of such Company Stock Option at the Effective Time. No cash payment will be due in respect of such Company Stock Option or its termination if the exercise price of such Company Stock Option is equal to or exceeds the Merger Consideration. The Company shall take all actions necessary to ensure that the Company's Stock Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be terminated as of the Effective Time. In addition, the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company Stock Plans or other plans, programs or arrangements (each, an "Eligible Option Holder") shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Merger Sub or any of their respective subsidiaries and to terminate all such plans effective as of the Effective Time.

     2.3 Exchange of Certificates; (a) Exchange Agent. The Parties agree that Mellon Investor Services, LLC, or such other bank or trust company which the Parties may designate, shall act as agent (the "Exchange Agent") of Acquiror for purposes of, among other things, mailing and receiving transmittal letters and distributing to the Company shareholders or holders of Company Stock Options the proceeds payable to such holders under SECTION 2.1(b) (Conversion of Company Common Stock) or SECTION 2.2 (Company Stock Plans) above. Immediately prior to the Effective Time, Acquiror or Merger Sub shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the holders of Certificates (as defined herein) and the Eligible Option Holders cash in an aggregate amount (the "Exchange Fund") equal to the sum of (x) the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock issued and outstanding at the Effective Time plus (y) the aggregate Option Shares Merger Consideration for all Eligible Option Holders as of the Effective Time (the "Aggregate Merger Consideration").

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Acquiror shall direct the Exchange Agent to mail or deliver to each holder of record of a stock certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to SECTION 2.1(b), or (ii) each Eligible Option Holder entitled to receive his or her Option Shares Merger Consideration pursuant to SECTION 2.2, as applicable, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company and Acquiror may reasonably specify) and (ii) instructions for use in surrendering the Certificates or evidence of Company Stock Options in exchange for the Merger Consideration or Option Shares Merger Consideration, as applicable. Upon surrender of a Certificate for cancellation or evidence of Company Stock Options to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Acquiror, the Surviving Corporation or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check or wire transfer of immediately available funds representing the amount of cash such holder has the right to receive pursuant to the provisions of this
ARTICLE 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a new Certificate representing the proper number of shares of Company Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the Person requesting such issuance pays any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or establishes to the satisfaction of Acquiror that such tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 2.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this ARTICLE 2. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this
ARTICLE 2.

     (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration or Option Shares Merger Consideration, as applicable, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, theretofore represented by such Certificates or evidence of Company Stock Options, as applicable, subject, however, to Acquiror's obligation to pay the Aggregate Merger Consideration, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or evidence of Company Stock Options, as applicable, are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE 2, except as otherwise provided in SECTION 2.3(d) or by law.

     (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed (including interest thereon) to the holders of the Certificates or Eligible Option Holders for six months after the Effective Time shall to the extent permitted by law, become the property of the Surviving Corporation. Any holders of the Certificates or Eligible Option Holders, as applicable, who have not theretofore surrendered their respective Certificates or evidence of Company Stock Options and otherwise complied with this ARTICLE 2 shall thereafter look only to the Surviving Corporation, and only as a general creditor, for payment of their claim for Merger Consideration or Option Shares Merger Consideration, as applicable, and without interest. If any Certificates or evidence of Company Stock Options shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity), the payment in respect of such shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (e) No Liability. None of the Parties shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Investment of Exchange Fund. The Exchange Agent shall invest the Exchange Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with capital exceeding $1 billion, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided, that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates or evidence of Company Stock Options of the Merger Consideration or Option Shares Merger Consideration, as the case may be, or otherwise impair such holders' respective rights hereunder.

     (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon (i) the delivery of a Letter of Transmittal stating as such,
(ii) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, (iii) evidence that such Person is the beneficial owner of the Certificate claimed to be lost, stolen or destroyed, and, (iv) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

     (h) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Eligible Option Holder such amounts as the Exchange Agent, Surviving Corporation, or Acquiror is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Exchange Agent, Surviving Corporation, or Acquiror, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

     2.4  Dissenters' Rights.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by persons who shall have properly demanded payment of the fair cash value of such shares of Company Common Stock in accordance with Section 1701.85 of the Ohio Statutes (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration as provided in SECTION 2.1(b). Such persons shall be entitled only to such rights as are granted under Section 1701.85 of the Ohio Statutes, except that all Dissenting Shares held by persons who fail to perfect or who effectively withdraw or lose their rights as dissenting shareholders in respect of such shares under 1701.85 of the Ohio Statutes shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration, without interest thereon, upon surrender of the Certificate therefor in the manner provided in SECTION 2.3.

          (b) The Company or the Surviving Corporation shall give Acquiror (i) prompt written notice of any demands by dissenting shareholders received by the Company or the Surviving Corporation, withdrawals of such demands and any other instruments served on the Company or the Surviving Corporation and any material correspondence received by the Surviving Corporation or the Company in connection with such demands and (ii) after the Effective Date, the right to direct in all negotiations and proceedings with respect to such demands and prior to the Effective Date to participate in such negotiations and proceedings. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. Any funds paid to dissenting shareholders shall be paid out of the Exchange Fund to the extent such payment is equal to or less than the Merger Consideration and, if greater, the excess shall be paid out of the assets of the Surviving Corporation.

     2.5 Certain Adjustments. If after the date hereof and on or prior to the Effective Time, the outstanding shares of Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     2.6 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized, (i) to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and (ii) to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company has set forth information in the Company Disclosure Schedule delivered by the Company to Acquiror simultaneously with the execution of this Agreement (the "Company Disclosure Schedule") in a section that corresponds to the section of this Agreement to which it relates. Such information shall be deemed disclosed with respect to any other section of this ARTICLE 3 to which the matter relates, so long as the applicability of such matter would be clearly evident on the face of such disclosure. The Company hereby represents and warrants to Acquiror and Merger Sub as follows:

          (a) Organization, Standing and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a Material Adverse Effect. SECTION 3.1(a) of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is qualified to do business. The Company has made available to Acquiror prior to the execution of this Agreement complete and correct copies of its charter documents, each as amended to date.

          (b) Subsidiaries. The Company has no Subsidiaries and owns no capital stock or other voting or non-voting equity interest or debt security of or in any other entity.

          (c) Capital Structure. The authorized capital stock of the Company consists of (i) 10,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of preferred stock ("Company Preferred Stock"). At the date hereof (the "Stock Reference Date"): (i) 5,932,653 shares of Company Common Stock are issued and outstanding; (ii) 463,291 shares of Company Common Stock are held by the Company in its treasury; and (iii) 593,082 shares of Company Common Stock are subject to outstanding employee, consultants and directors stock options to purchase Company Common Stock (collectively, the "Company Stock Options") granted pursuant to the Company's incentive plans (collectively, the "Company Stock Plans"), all such stock options are set forth on SECTION 3.1(c) of the Company Disclosure Schedule. No shares of the Company Preferred Stock have been issued or are outstanding. Other than the Company Stock Options, no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities are outstanding as of the Stock Reference Date, and no warrants, calls, options or other rights to acquire shares of capital stock or voting securities were outstanding as of the Stock Reference Date. All outstanding shares of Common Stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and were not issued, and will not be issued, in violation of any preemptive or similar rights of any Persons, and were issued in accordance with the registration and qualification requirements of the Securities Act and all Legal Requirements applicable to the offer and sale of securities or pursuant to valid exemptions therefrom. Except for the Company Stock Options and the issued and outstanding shares and treasury shares described above, there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or (C) any warrants, calls, options or other rights to acquire from the Company any capital stock or voting securities of the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any such securities. The Company is not a party to any voting agreement with respect to the voting of any such securities. There are no outstanding obligations of the Company to register under the Securities Act any shares of its capital stock or to include in any registration of its capital stock shares held by others.

          (d) Authority; No Conflict. The Company has all requisite power and authority to enter into this Agreement, and each instrument required hereby to be executed, and delivered by it at the Closing, to perform its obligations hereunder and thereunder, and, subject to the Company Shareholder Approval, to consummate the transactions contemplated thereby and hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or passage of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under (i) the articles of incorporation or code of regulations of the Company, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or its properties or assets or (iii) subject to the governmental filings and other matters referred to in SECTION 3.1(e), any Legal Requirement or regulation applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have, or be reasonably likely to have, a Material Adverse Effect or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement.

          (e) Consents. Except as set forth in SECTION 3.1(e) of the Company Disclosure Schedule, the Company Shareholder Approval, and the authorizations of Governmental Entities as specifically set forth below, no Consent or approval of any third Person is required in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self-regulatory agency, commission or authority or any arbitral tribunal (each, a "Governmental Entity") or other Legal Requirement is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (1) the filing with the SEC of (A) a proxy statement relating to the Company Shareholders Meeting (the "Proxy Statement"), and (B) such reports under Sections 13(a), 13(d), 13(e), 15(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (2) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (3) the filing of a pre-merger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"); and (4) such filings, consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not have or reasonably be expected to have, a Material Adverse Effect.

          (f) Reports; Undisclosed Liabilities; Books and Records/Internal Controls. The Company has timely filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1999 (the "Company SEC Documents") and has filed all material reports, schedules, forms, statements, and other documents with all other Government Entities since January 1, 1999. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed, declared effective or mailed (as the case may be) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including the related schedules and notes thereto) included in the Company SEC Documents (or incorporated therein by reference) comply, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the consolidated statement of operations, cash flows and shareholders' equity for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has no liabilities or obligations of any nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) except (A) as reflected in the September 30, 2003 financial statements or in the notes thereto; (B) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby which are on SCHEDULE 3.1(f)(i) of the Company Disclosure Schedule; (C) liabilities or obligations incurred in the ordinary course of business from September 30, 2003 to the date hereof; (D) liabilities or obligations incurred as permitted pursuant to SECTION 4.1 hereof; or (E) which, in the aggregate, do not exceed $250,000.

          There are no significant deficiencies or material weaknesses in the Company's internal controls. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) all transactions are executed with management's authorization (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company's assets;
     (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation and execution of the Company's filings with the SEC and other public disclosure documents, including, without limitation, any certifications required to be filed by the Chief Executive Officer and the Chief Financial Officer of the Company. SECTION 3.1(f)(ii) of the Company Disclosure Schedule lists, and the Company has delivered to Acquiror copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

          (g) Company Proxy Materials. All of the information supplied by the Company for inclusion in the Definitive Proxy Statement referred to in
     SECTION 5.1(a), will not, on the date the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company Shareholders Meeting referred to in SECTION 5.1(b) hereof, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

          (h) Absence of Certain Changes or Events. Since September 30, 2003, except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, or as disclosed in SECTION 3.1(h) of the Company Disclosure Schedules, the Company has conducted its business only in the ordinary course, and there has not been (1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (2) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's capital stock, except for issuances of Company Common Stock upon the exercise of

     Company Stock Options outstanding on September 30, 2003, (3) (A) any granting by the Company after September 30, 2003 to any current or former director, executive officer or other key employee of the Company of any increase in compensation, bonus or other benefits, except for normal increases in the ordinary course of business or as was required under any employment agreements in effect as of September 30, 2003, (B) any granting by the Company after September 30, 2003 to any such current or former director, executive officer or key employee of any increase in severance or termination pay, or (C) any entry by the Company after September 30, 2003 into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, executive officer or key employee, (4) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, (5) any tax election that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or any settlement or compromise of any material income tax liability, (6) any change in the business, assets, financial condition or results of operations of the Company or any other event which in any such case has had or could reasonably be expected to have a Material Adverse Effect, (7) any damage, destruction or loss affecting the assets of the Company, whether covered by insurance or not, having a Material Adverse Effect, (8) the entry into any agreement, commitment or transaction by the Company which is material to the Company,
     (9) any change in the terms and conditions of the Company Stock Plans, (10) any cancellation or compromise by the Company of any material debt or claim, except for adjustments made in the ordinary course of business which, either individually or in the aggregate, would not have a Material Adverse Effect, (11) any waiver or release by the Company of any right of any material value to the Company, (12) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory), other than in the ordinary course of business, (13) any transaction that if taken after the date hereof would constitute a violation of SECTION 4.1 hereof, or (14) any agreement or commitment, whether in writing or otherwise, to take any action described in this
     SECTION 3.1(h).

          (i) Compliance With Applicable Laws; Litigation.

             (i) The Company holds all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of the Company (collectively, the "Company Permits"), except where the failure to have any such Company Permits individually or in the aggregate would not have a Material Adverse Effect. The Company is in compliance with the terms of the Company Permits and all applicable Legal Requirements, except where the failure so to comply individually or in the aggregate would not have a Material Adverse Effect. The Company is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of the Nasdaq Stock Market, and is in compliance in all material respects, and will continue to remain in compliance through the Closing, with all rules, regulations, and requirements of the Sarbanes-Oxley Act of 2002 and the SEC.

             (ii) The Company has furnished Acquiror copies of (a) all attorney responses to the request of the independent auditors for the Company with respect to loss contingencies as of December 31, 2002 and to loss contingencies as of December 31, 2003 in connection with the Company's financial statements, and (b) a written list of legal and regulatory proceedings filed against the Company which are pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) as of the date of this Agreement. There are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) or, to the Knowledge of the Company, threatened against the Company or any of its officers, directors, employees, agents, at law or in equity, in any court or before any Governmental Entity, including, without limitation, whistleblower claims, except actions, suits, investigations, complaints or proceedings that are set forth on SECTION 3.1(i)(ii) of the Company Disclosure Schedule. Except as set forth in SECTION 3.1(i)(ii) of the Company Disclosure Schedule, there are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company, at law or in equity, in any court or before any Governmental Entity, by persons alleging violation of the provisions of the Rental Purchase Agreements, rent-to-own statutes or any other consumer protection law. None of the Company, its officers or employees, or to the Company's Knowledge, contractors, subcontractors or agents have knowingly, with the intent to retaliate, taken any action harmful to any person, including interference with the lawful employment or livelihood of such person, because such individual provided to a law enforcement officer or supervisor any truthful information relating to the commission or possible commission of any federal or state offense. Except as set forth in SECTION 3.1(i)(ii) of the Company Disclosure Schedule, there are no actions, suits, investigations, complaints or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its officers, directors, employees, agents, at law or in equity, in any court or before any Governmental Entity, by persons alleging violations of federal or state laws respecting employment, including but not limited to, gender, race, disability, national origin or age discrimination, violations of the Occupational Safety and Health Act of 1970, as amended, Family and Medical Leave Act of 1993, as amended, terms and conditions of employment or the federal or state Legal Requirements regarding wages and hours.

          (j) Inventory. All Company inventory was ordered new, purchased new, or acquired in the ordinary course of business or pursuant to acquisitions and consistent with the regular inventory practices of the Company. All such inventory is of a quality usable and merchantable in the operation of the business and is in good repair and condition, ordinary wear and tear excepted, except for obsolete items which have been written off in the Company financial statements included in the Company SEC Documents or on the accounting records of the Company as of the Closing Date, as the case may be.

          (k) Rental Purchase Agreements. The Company has provided to Acquiror true and correct copies of all forms of Rental Purchase Agreements utilized by the Company during the previous five (5) years (the "Rental Purchase Agreements"). Except as set forth on SCHEDULE 3.1(k) of the Company Disclosure Schedule, the form of each Rental Purchase Agreement utilized by the Company currently and during the previous five (5) years of the Company is and was, as the case may be, in compliance with all federal and state laws. The Rental Purchase Agreements were entered into in the ordinary course of business in a manner consistent with the regular business practices of the Company at the time at which such agreements were utilized. With respect to each Rental Purchase Agreement to which the Company is currently a party:

             (i) such Rental Purchase Agreement is in full force and effect and constitutes a valid, legal and binding obligation of the Company and to the Company's Knowledge, the other contracting parties, enforceable against each of them in accordance with its terms;

             (ii) the Company has complied in all respects with the terms of such Rental Purchase Agreement;

             (iii) the Company is not in breach, violation or default under such Rental Purchase Agreement;

             (iv) no event has occurred which constitutes, or with the lapse of time or the giving of notice, or both would constitute a breach, violation or default under the Rental Purchase Agreement by the Company;

             (v) the enforceability of such Rental Purchase Agreement and the enjoyment of the rights and benefits thereunder will not be affected in any respect by the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder or the consummation of the transactions contemplated hereby;

     except for those matters above which would not, individually or in the aggregate, have a Material Adverse Effect.

          (l) Labor Matters. The Company has not been, and is not now, a party to any collective bargaining agreement or other labor contract. There has not been, nor is there presently pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) or existing, and, to the Company's

     Knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving the Company. To the Knowledge of the Company, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute and there is not pending or, to the Knowledge of the Company, threatened against or affecting the Company any proceeding relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Entity, and there is no organizational activity or other labor dispute against or affecting the Company. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance or arbitration proceeding exists that might have an adverse effect upon the Company. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. To the Knowledge of the Company, except as set forth on SECTION 3.1(L) of the Company Disclosure Schedule, there has been no charge of discrimination filed against or threatened against the Company with the Equal Employment Opportunity Commission or similar Governmental Entity.

          (m) ERISA Matters.

             (i) SECTION 3.1(m) of the Company Disclosure Schedule lists all employee benefit plans of the Company (the "Benefit Plans"). With respect to each such plan, the Company has delivered or made available to Acquiror correct and complete copies of (1) all plan texts and agreements and related trust agreements, (2) all summary plan descriptions and material employee communications, (3) the most recent annual report (including all schedules thereto), (4) the most recent annual audited financial statement, (5) if the plan is intended to qualify under Code Section 401(a) or 403(a), the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), and (6) all material communications with any Governmental Entity (including, without limitation, the Pension Benefit Guaranty Company and the IRS).

             (ii) There are no Benefit Plans that (i) are subject to any of Code
        Section 412, ERISA Section 302 or Title IV of ERISA, or (ii) are welfare plans within the meaning of and subject to ERISA Section 3(1) that provide benefits to current or former Employees beyond the end of the month in which the Employee retires or is otherwise terminated (other than coverage mandated by COBRA or applicable state law), or are self-insured "multiple employer welfare arrangements," as such term is defined in Section 3(40) of ERISA. Except as set forth on SECTION 3.1(m) of the Company Disclosure Schedule, there are no Benefit Plans that are intended to qualify under Code Section 401(a) or 403(a).

             (iii) Each Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, all applicable laws and regulations

             (iv) Except as set forth on SECTION 3.1(m) of the Company Disclosure Schedule, the consummation of the Merger, this Agreement and the transactions contemplated thereby and hereby will not (1) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment or (2) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former employee, excluding stock options which all accelerate and vest in connection with consummation of the Merger

             (v) No Benefit Plan is a "multiemployer plan" within the meaning of the Code or Section 3(37) of ERISA or a plan subject to Title IV of ERISA or Section 412 of the Code.

             (vi) In the six years preceding the date hereof with respect to each Benefit Plan including, for this purpose, any Benefit Plan maintained, sponsored or contributed to by any ERISA Affiliate (1) no such plan that is or was subject to Title IV of ERISA has been terminated; (2) no reportable event with the meaning of Section 4043 or ERISA has occurred; (3) no filing of a notice of intent to terminate such a plan has been made; and (4) the Pension Benefit Guaranty Company has not initiated any proceeding to terminate any such plan.

             (vii) The Company is not a party to any agreement that has resulted, or would result, in the payment of any compensation to any current or former employee that would constitute a "parachute payment" as defined in Section 280G of the Code.

             (viii) The Company has no existing arrangement with any of its employees providing for an excise tax gross up in respect of any excise taxes imposed by Section 4999 of the Code.

             (ix) Section 162(m) of the Code does not limit the deduction for employee remuneration for the Company.

          (n) Taxes.

             (i) The Company has timely filed all tax returns and reports required to be filed by it and all such returns and reports are complete and correct in all material respects, or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect. The Company has paid all Taxes shown as due on such returns, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements.

             (ii) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company that are not adequately reserved for, except for deficiencies that individually or in the aggregate would not have a Material Adverse Effect.

             (iii) No claim has ever been made or, to the Company's Knowledge, is threatened to be made by any Governmental Entity in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

             (iv) SECTION 3.1(n) of the Company Disclosure Schedule contains a complete and accurate list of all Tax returns of the Company that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested. To the Knowledge of the Company, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in SECTION 3.1(n) of the Company Disclosure Schedule. The Company has delivered, or made available to Acquiror, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in
        SECTION 3.1(n) of the Company Disclosure Schedule, the Company has no Knowledge that any Governmental Entity is likely to assess any additional taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any taxes of the Company either
        (i) claimed or raised by any Governmental Entity in writing or (ii) as to which the Company has Knowledge. Except as described in SECTION 3.1(n) of the Company Disclosure Schedule, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

             (v) All Taxes that the Company is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Entity or other Person.

             (vi) There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes) that will require any payment by the Company.

             (vii) The Company (A) has not been a member of an affiliated group within the meaning of the Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and
        (B) has no liability for Taxes of any Person (other than the Company) under Treas. Reg. Sect. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

     The Company has disclosed on its federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (o) Environmental Matters.

             (i) Except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding or review or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened by any Person against, the Company with respect to any matters relating to or arising out of any Environmental Law; and (B) the Company is in compliance with all Environmental Laws.

             (ii) For purposes of this Agreement, the term "Environmental Laws" means federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to, (A) petroleum, asbestos or polychlorinated biphenyls and (B) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.

          (p) Opinion of Financial Advisor. The Company has received the opinion of its Financial Advisor, to the effect that, as of the date of its opinion, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock (the "Fairness Opinion").

          (q) Takeover Statutes. The Company's Board of Directors, at a meeting duly called and held, has approved, for purposes of Chapter 1704 of the Ohio Statutes, the Merger and the acquisition by Acquiror of the shares of common stock of the Company pursuant to the Merger. As of the date of this Agreement, except for Chapter 1704 of the Ohio Statutes and Section 1701.831 of the Ohio Statutes, no "fair price," "business combination," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state apply to the Merger or the other transactions contemplated by this Agreement.

          (r) Finders' or Advisors' Fees. Except for its Financial Advisor, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          (s) Intellectual Property; Software.

             (i) Except in each case where the failure would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as disclosed in SECTION 3.1(s) of the Company Disclosure Schedule, (i) the Company owns all right, title and interest in or has valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property that is currently used in the conduct of the Company's business, free of all liens, pledges, charges, options, rights of first refusal, security interests or other encumbrances of any kind, (ii) no action, claim, arbitration, proceeding, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or is threatened in writing by any third Person with respect to any Intellectual Property owned by the Company in connection with the business as currently conducted, including any claim or suit that alleges that any such Intellectual Property infringes, impairs, dilutes or otherwise violates the rights of others, and the Company is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person's Intellectual Property, (iii) the Company has not threatened or initiated any claim or action against any third party with respect to any Intellectual Property, and (iv) the Company has no Knowledge of any material conflict with or infringements of any Intellectual Property of any third Person.

             (ii) For purposes of this Agreement, "Intellectual Property" means all (i) inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements, whether or not patentable; (ii) United States patents and applications therefor and all divisionals, reissues, renewals, registrations, confirmations, re-examinations, certificates of inventorship, extensions, continuations and continuations-in-part thereof; (iii) United States, state and foreign trademarks, trade dress, service marks, service names, trade names, brand names, logo or business symbols, whether registered or unregistered, and pending applications to register the foregoing, including all extensions and renewals thereof and all goodwill associated therewith; (iv) United States and foreign copyrights in writings, designs, software, mask works or other works, whether registered or unregistered, and pending applications to register the same, (v) technical, scientific, and other know-how, trade secrets, methods, processes, practices, formulas and techniques, computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, related documentation and materials, whether in interpretive code, source code, object code or human readable form; (vi) rights of publicity and privacy, "name and likeness" rights and other similar rights, (vii) books and records kept in the ordinary course of business describing or used in connection with any of the foregoing; and (viii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of any of the foregoing. Without limiting the foregoing, the Intellectual Property shall include the trademark registrations, trademark applications, and right to register the domain names as set forth in SECTION 3.1(s) of the Company Disclosure Schedules.

          (t) Major Suppliers.

             (i) SECTION 3.1(t) of the Company Disclosure Schedule lists each of the Company's vendors or suppliers, the dollar value of purchases from each of which constituted greater than 10% of the Company's revenue for the year ended December 31, 2003 (each, a "Major Supplier"), and the dollar amount of business done with each Major Supplier in such period. The Company has furnished Acquiror and Merger Sub with complete and accurate copies of all current written agreements or written summaries of unwritten agreements with such Major Suppliers. Except as set forth in SECTION 3.1(t) of the Company Disclosure Schedules, (i) the Company is not engaged in a material dispute with any Major Supplier, (ii) there has been no material change in the business relationship of the Company and any Major Supplier since December 31, 2003, and (iii) no Major Supplier has indicated in writing or otherwise any material modification or change in the business relationship with the Company.

             (ii) Since January 1, 2002: (a) no supplier of the Company has canceled or otherwise terminated its relationship with the Company, except for such cancellations and terminations that, individually or in the aggregate, have not had, or are not reasonably expected to have, a Material Adverse Effect; (b) to the Knowledge of the Company, no supplier of the Company has provided written notice to the Company of its intent either to terminate its relationship with the Company or to cancel any Material Contract with the Company , except for such terminations and cancellations that would not, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect; (c) to the Knowledge of the Company, none of the suppliers of the Company is unable to continue to supply the products or services supplied to the Company by such supplier, except for such inabilities that, individually or in the aggregate, have not had, or be reasonably likely to have, a Material Adverse Effect; and (d) the Company has no direct or indirect ownership interest in any supplier of the Company.

          (u) Material Contracts. SECTION 3.1(u) of the Company's Disclosure Schedule contains a true and complete list of the Material Contracts of the Company. There have been delivered to or made available to Acquiror true and complete copies of all of the Material Contracts and any other contracts or agreements set forth in any section of the Company's Disclosure Schedule. Except as set forth in Section 3.1(u) of the Company's Disclosure Schedule, all Material Contracts to which the Company is a party are, to the

     Company's Knowledge, in full force and effect, the Company has performed its obligations thereunder to date and, shall continue to do so through the Closing Date and, to the Knowledge of the Company, each other party thereto has performed its obligations thereunder to date.

          (v) Certain Business Practices. To the Knowledge of the Company, within the past five years, none of the Company, or any directors, officers, agents or employees of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

          (w) Voting Requirements. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders Meeting to adopt this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement and the Merger and the transactions contemplated hereby.

          (x) Board Recommendation. As of the date hereof, the Board of Directors of the Company has (i) full knowledge of the terms of the Voting Agreement and (ii) recommended that the shareholders of the Company vote for adoption of this Agreement and the consummation of the transactions contemplated hereby.

          (y) Monthly Revenue-One Month. The Company's Monthly Recurring Revenue for the month of January 2004, was not less than $8,400,000.

          (z) Net Book Value of Inventory. The net book value of the Company's inventory, calculated in accordance with the Company's historical practices, on an unaudited basis, as at December 31, 2003, was not less than $40,500,000.

          (aa) Property. A true and complete copy of all real estate leases have been delivered to the Acquiror. With respect to the Headquarters Lease and each real estate lease of the Company's stores (the "Store Leases" and, together with the Headquarters Lease, the "Leases"), (i) each Lease has been validly executed and delivered by the Company and is a binding agreement therein and, to the Company's Knowledge, has been validly executed and delivered by the other party or parties thereto and is binding thereon; (ii) the Company is not, and, to the Company's Knowledge, no other party to the Lease is, in material breach or material default, and, no event has occurred on the part of the Company or, to the Knowledge of the Company, the part of any other party which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) except as set forth on
     SECTION 3.1(aa) of the Company Disclosure Schedule, the Lease will continue to be binding in accordance with its terms following the Closing Date; (iv) the Company has not repudiated and, to the Company's Knowledge, no other party to the Lease has repudiated any provision thereof; (v) except as set forth on SECTION 3.1(aa) of the Company Disclosure Schedule, there are no material disputes, oral agreements or delayed payment programs in effect as to the Lease; and (vi) all facilities leased under each Lease are fit for the operation of the store and have been reasonably maintained. All heating, cooling, lighting, plumbing and electrical systems under each Lease are in good repair and working order.

          (bb) Vehicles. All vehicles and items of equipment utilized by the Company, taken as a whole, are (i) mechanically sound and in a condition to perform in the manner needed for the operation of the Company, ordinary wear and tear excepted and (ii) in compliance with all applicable statutes, ordinances and regulations, including without limitation, those related to safety.

          (cc) Insurance. The Company currently maintains fire and casualty and general liability, workers compensation and automobile policies with reputable insurance carriers. To the Company's Knowledge, such insurance policies provide full and adequate coverage for all normal risks incident to the Company.

          (dd) Certifications. The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn, and neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

          (ee) Loans to Insiders. The Company has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.
     SECTION 3.1(EE) of the Company Disclosure Schedule identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          (ff) Affiliate Transactions. SECTION 3.1(ff) of the Company Disclosure Schedule contains a complete and correct list of all agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which the Company, on the one hand, and any director or executive officer or any of their respective Affiliates (other than the Company), on the other hand, are or have been a party or are otherwise bound or affected, and that (i) are currently pending or in effect or (ii) involve continuing liabilities and obligations (absolute, contingent or otherwise).

          (gg) Disclosure. To the Company's Knowledge, this Agreement and the Company Disclosure Schedule, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          (hh) No Additional Representations or Warranties. Neither the Company nor any other Person makes any other express or implied representation on behalf of the Company other than as expressly set forth in this ARTICLE 3.

     3.2 Representations and Warranties of Acquiror and Merger Sub. Acquiror and Merger Sub each hereby represents and warrants to the Company as follows:

          (a) No Prior Activities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and required pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

          (b) Organization, Standing and Corporate Power. Each of Acquiror and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted.

          (c) Authority; No Conflict. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Acquiror and Merger Sub and the consummation by Acquiror and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting the rights of creditors and general principles of equity. Except as set forth on SECTION
     3.2 of the Acquiror's Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, (i) the certificate of incorporation, articles of organization or other charter documents of Acquiror or the articles of incorporation or code of regulations of Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to Acquiror or Merger Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Legal Requirement applicable to Acquiror or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform their obligations under this Agreement. Except as set forth on SECTION 3.2 of Acquiror's Disclosure Schedule, no consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity is required by Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror or Merger Sub or the consummation by Acquiror or Merger Sub of the transactions contemplated hereby, except: (1) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio; (2) the filing of a pre-merger notification and report form by Acquiror under the HSR Act; and,
     (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not reasonably be expected to materially impair or delay the ability of Acquiror or Merger Sub to perform its respective obligations under this Agreement.

          (d) Proxy Materials. All of the information to be furnished by Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto) will not, on the date the Definitive Agreement is first mailed to the Company's shareholders, and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company Shareholders Meeting referred to in SECTION 5.1(b) or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Acquiror and Merger Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Definitive Proxy Statement (or any amendment or supplement thereto). The information supplied or to be supplied in writing by or on behalf of Acquiror or Merger Sub for inclusion in the Definitive Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

          (e) Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror or Merger Sub.

          (f) Financial Capability. Based on existing cash reserves or availability under existing credit facilities Acquiror and Merger Sub have the funds necessary to finance the transaction contemplated hereby, pay related fees and expenses, and provide for the ongoing working capital needs of the Surviving Corporation.

                                   ARTICLE 4

                             PRE-CLOSING COVENANTS

     4.1 Conduct of Business. Except as (i) set forth in SECTION 4.1 of the Company Disclosure Schedules, (ii) as otherwise expressly contemplated by this Agreement or (iii) consented to, in writing, by Acquiror, such consent not to be unreasonably withheld or delayed, during the period from the date of this Agreement to the Effective Time, the Company shall carry on its business in the ordinary course consistent with past practice and in compliance in all material respects with all applicable Legal Requirements and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations (other than internal organizational realignments), use all reasonable efforts to keep available the services of its current officers and other key employees and preserve their relationships with those Persons having business dealings with the Company to the end that its goodwill and ongoing business shall not be impaired at the Effective Time. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, the Company shall not:

          (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for issuances of the Company Common Stock upon the exercise of the Company Stock Options under the Company Stock Plans outstanding as of the Stock Reference Date, and only in accordance with their present terms or (iii) except pursuant to agreements entered into with respect to the Company Stock Plans that are in effect as of the close of business on the Stock Reference Date, purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Company Common Stock upon the exercise of the Company Stock Options outstanding on the date hereof and in accordance with their present terms;

          (c) amend its articles of incorporation or code of regulations or merge or consolidate with any Person;

          (d) acquire or agree to acquire, or dispose of or agree to dispose of, any assets (other than inventory in the ordinary course of business consistent with past practice), any business or any Person;

          (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien abandon or otherwise dispose of any of its properties or assets other than inventory in the ordinary course of business consistent with past practice;

          (f) take any action that would cause the representations and warranties set forth in this Agreement to no longer be true and correct;

          (g) make any change in accounting methods or cash management;

          (h) (i) grant any increase in the compensation payable or to become payable by the Company to any of its officers, directors or employees, except in the case of employees (who are not officers or directors) increases in the ordinary course of business; or (ii) (A) adopt any new,
     (B) grant any award under, or (C) except as required by applicable Legal Requirements, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Benefit Plan; or (iii) enter into or modify or amend any employment or severance agreement with or, except as required by applicable Legal Requirements, grant any severance or termination rights to any officer, director or employee of the Company; (iv) enter into any collective bargaining agreement or (v) make any loan to, or enter into any material transaction of any other nature with, any director, executive officer or employee of the Company;

          (i) enter into, modify, amend or terminate in any material respect, any Material Contract or waive, release or assign any material rights or claims thereunder; provided, however, that for purposes of this clause (i), Material Contracts includes contracts and agreements for the purchase of services or non-inventory goods that (A) require payments by the Company in excess of $50,000, or (B) are not terminable by the Company on notice of thirty (30) days or less without penalty, and further provided that Store Leases for a maximum of ten (10) stores may be extended for a maximum of six (6) months each and store Leases may also be amended in other respects, so long as such amendments do not increase the term or the rental amount and are entered into in the ordinary course of business.

          (j) (i) incur or assume any Indebtedness other than Indebtedness with respect to working capital in amounts consistent with past practice; (ii) materially modify any Indebtedness or other liability; (iii) assume, guaranty, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than immaterial amounts in the ordinary course of business, and other than the endorsement of negotiable instruments for collection in the ordinary course of business; (iv) make any loans, advances or capital contributions to, or investments in, any other person (other than customary advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction other than the purchase of inventory in the ordinary course of business;

          (k) make any material Tax election (unless required by law) or settle or compromise any material income Tax liability;

          (l) (i) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company is a party, or (ii) pay, discharge or satisfy any proceeding, other than (A) a payment, discharge or satisfaction for which liabilities are reflected on or are reserved against in the Company's most recent consolidated financial statements (or the notes thereto) included in the Company SEC Documents, but not to exceed the reserve therefor, in each case in complete satisfaction, or (B) a payment, discharge or satisfaction in a non-material amount shall be less than $50,000 individually and $250,000 in the aggregate), and, in either case, with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims; provided, however, that this prohibition shall not preclude the Company from amending any confidentiality or other agreement that is deemed necessary by the Board of Directors of the Company in the exercise of its fiduciary duties under SECTION 4.5 hereof.

          (m) make any payment or incur any liability or obligation (excluding amounts of less than $50,000 in the aggregate) for the purpose of obtaining any consent from any third party to the transactions contemplated hereby;

          (n) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it), including altering a self-insurance arrangement to an insured arrangement, and visa versa, on the date hereof;

          (o) fail to inform Acquiror of the occurrence of any event which to the Knowledge of the Company could reasonably be expected to result in a breach of any representation of warranty contained in SECTION 3.1, such that the condition set forth in Section 6.2(a) would not be satisfied;

          (p) form any directly or indirectly wholly-owned subsidiary entities or other Affiliate;

          (q) enter into any partnerships, joint ventures or similar agreements related to the profit or expense sharing with a third Person;

          (r) introduce any new product line, other than product lines currently available in Acquiror's stores, or engage in any lines of business other than the rent-to-own business;

          (s) modify, amend, or terminate the Company's existing vehicle leases or enter into any new vehicle leases; provided that this shall not preclude the entry of any new vehicle lease for a store delivery vehicle which replaces an existing vehicle lease, nor the extension, on a month-to-month basis, of any store vehicle or other vehicle lease; or

          (t) authorize, or commit or agree to take, any of the foregoing actions.

     4.2 Other Actions. Except as required by law, the Company and Acquiror shall not, and neither shall permit any of their respective Affiliates to, voluntarily take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE 6 (Conditions Precedent) not being satisfied.

     4.3 Advice of Changes. The Company and Acquiror shall promptly advise the other party orally and in writing to the extent it has Knowledge of any change or event having, or which, insofar as can reasonably be foreseen, would reasonably be expected to have a Material Adverse Effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in ARTICLE 6 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

     4.4  [Intentionally left blank].

     4.5 No Solicitation By The Company. (a) The Company shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, through another Person, (i) solicit, initiate or encourage (including by way of furnishing any information or assistance), or take any other action to facilitate or cause any inquiries or the making of any proposal from any Person which constitutes any Company Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if, at any time, the Board of Directors of the Company determines in good faith, after consultation with such legal, financial and other advisors as it deems appropriate, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties under the Ohio Statutes, including, without limitation, Section 1701.59, the Company may, prior to the date of the Company Shareholders Meeting and only in response to a Company Takeover Proposal that was not solicited by it or that did not otherwise result from a breach of the foregoing restrictions under this SECTION 4.5(A), (x) furnish non-public information with respect to the Company to any Person making a Company Takeover Proposal pursuant to a confidentiality agreement and (y) participate in discussions or negotiations regarding such Company Takeover Proposal.

     (b) In addition to the obligations of the Company set forth in paragraph
(a) of this SECTION 4.5, the Company shall immediately advise Acquiror orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal, including the name of any Person making a Company Takeover Proposal. The Company will keep Acquiror reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Company Takeover Proposal. The Company may not accept a Company Takeover Proposal from any Person, nor may it terminate this Agreement, unless it has provided Acquiror (i) at least four calendar days notice of the exact terms of the Company Takeover Proposal, including a copy of the proposed agreement, and
(ii) at least two calendar days notice of any and each amendment to such Company Takeover proposal and proposed agreement.

     (c) Except as set forth in this SECTION 4.5 or 7.1(E) hereof, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in any manner adverse to Acquiror, the approval or recommendation by the Company's Board of Directors or any committee thereof of this Agreement and the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any competing transaction, or
(iii) enter into any agreement, commitment, understanding or other arrangement with respect to any Company Takeover Proposal.

     (d) Nothing contained in this SECTION 4.5 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Legal Requirements.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1  Preparation of the Proxy Statement; Shareholders Meeting.

     (a) Proxy Statement. In connection with the Company Shareholders Meeting contemplated by SECTION 5.1(b) below, within thirty (30) days following the date hereof, the Company will prepare, pursuant to, and in accordance with, Regulation 14A of the Exchange Act and file (after consultations with Acquiror) a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") and will use its commercially reasonable efforts to respond to the comments of the SEC, if any, thereon, and to cause a final proxy statement (such proxy statement the "Definitive Proxy Statement") to be mailed to the Company's shareholders, in each case as soon as reasonably practicable after providing Acquiror with reasonable opportunity to comment thereon. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Company Shareholders Meeting, (i) any event should occur relating to the Company which should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, or
(ii) any event should occur relating to Acquiror or Merger Sub or any of their respective Affiliates, in either case that should be set forth in an amendment of, or a supplement to, the Definitive Proxy Statement, then the Company or Acquiror (as applicable), will, upon learning of such event, promptly inform the other of such event and the Company shall prepare, file and, if required, mail such amendment or supplement to the Company's shareholders; provided that, prior to such filing or mailing the Company shall consult with Acquiror with respect to such amendment or supplement and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror will furnish to the Company the information relating to Acquiror and Merger Sub, their respective Affiliates, which is required to be set forth in the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder.

     (b) The Company will take all action necessary in accordance with applicable law and its governing documents to duly call, give notice of, and, after SEC clearance of the Definitive Proxy Statement, convene a meeting of its shareholders to consider and vote upon the adoption of this Agreement (the "Company Shareholders Meeting"). The Board of Directors of the Company shall recommend such adoption and approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with SECTION 4.5(a) and SECTION 7.1(e), and shall, subject to SECTION
5.3 hereof, take all lawful action necessary to obtain such shareholder approval.

     5.2  Access To Information; Confidentiality.

     (a) The parties hereby acknowledge the Confidentiality Agreement dated January 8, 2004 between Acquiror and the Company (the "Confidentiality Agreement") expires on execution of this Agreement. Each of the Company and Acquiror will, and will cause their respective officers, directors, employees, agents and representatives to (i) hold in confidence, unless compelled to disclose by judicial or administrative process or by other Legal Requirements, all "Confidential Information" (as such term was defined in the Confidentiality Agreement) concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person) and (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors. In the event of termination of this Agreement for any reason, the parties hereto will promptly return or destroy all documents containing non-public information so obtained from any other party hereto and any copies made of such documents and any summaries, analyses or compilations made therefrom.

     (b) The Company shall, and shall cause its Affiliates, together with its agents and representatives, to, afford to Acquiror and to the officers, employees, accountants, counsel, financial advisors and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Effective Time to make such inspections as Acquiror may reasonably require of all of its properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Affiliates, together with its agents and representatives, to, furnish promptly to Acquiror (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning the Company's business, properties and personnel as Acquiror may reasonably request. Acquiror will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, and agents and representatives, to hold, any non-public information in accordance with the terms of SECTION 5.2(a).

     (c) Between the date hereof and the Effective Time, the Company shall furnish to the Acquiror and Merger Sub (i) within five (5) Business Days after the delivery thereof to management, such monthly financial statements and data (financial, operational, compliance or otherwise) as are regularly prepared for distribution to Company management and (ii) at the earliest time they are available, such quarterly and annual financial statements as are prepared for the Company's SEC filings, which (in the case of this clause (ii)), shall be in accordance with the books and records of the Company.

     5.3  Commercially Reasonable Efforts; Cooperation.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining of all necessary consents, approvals or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this SECTION 5.3(a) will limit or affect actions permitted to be taken pursuant to SECTION 4.2.

     (b) Each of Acquiror and the Company shall (i) make the filings required of such party under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement within ten Business Days after the date of this Agreement; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement,
(iii) cooperate with the other party in connection with making any filing under the HSR Act and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act with respect to the Merger and the other transactions contemplated by this Agreement; and (iv) keep the other party apprised of the status of any inquiries made by a Governmental Entity. Any and all fees required in connection with the filing of the notices required under the HSR Act shall be borne in equal portions by the Company and Acquiror.

     (c) Acquiror and the Company shall (i) each use commercially reasonable efforts to avoid the entry of, or to have vacated or terminate, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before June 30, 2004, including without limitation defending through litigation on the merits and claim asserted in any court by any party; and (ii) each take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than June 30, 2004, including without limitation proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of Acquiror or the Company (or any of their respective subsidiaries) or otherwise take or commit to take any actions that limits its freedom of action with respect to, or its ability to retain, any of the businesses or assets of the Company, Acquiror or their respective subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of delaying the Closing; provided, however, that nothing herein shall require Acquiror to agree to the sale transfer, divestiture or other disposition of 16 or more stores of the Company, the Acquiror or any of its subsidiaries.

     5.4  Director, Officer and Employee Indemnification.

     (a) Acquiror shall, and shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, to the fullest extent permitted under applicable law, the individuals who on or prior to the Effective Time were officers, directors or employees of the Company (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time. With respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Effective Time, Acquiror agrees that, and Acquiror agrees to cause the Surviving Corporation to agree that, all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the articles of incorporation or code of regulations (or comparable organizational and governing documents) of the Company as now in effect and any indemnification agreements or arrangements of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended, or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by law. In addition, the Surviving Corporation shall pay any expenses of any Indemnitee under this
SECTION 5.4 as incurred to the fullest extent permitted under applicable law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

     (b) From and after the Effective Time, but solely as it may relate to events occurring before the Effective Time, Acquiror shall cause the articles of incorporation and code of regulations of the Surviving Corporation to contain provisions no less favorable with respect to limitation of certain liabilities of directors, officers and employees and indemnification than are set forth as of the date of this Agreement in the articles of incorporation and code of regulations of the Company.

     (c) In the event any action is asserted or made, any determination required to be made with respect to whether an Indemnitee's conduct complies with the standards set forth under the Ohio Statutes, the applicable organizational documents of the Company or any indemnification agreements or arrangements of the Company, as the case may be, shall be made by independent legal counsel selected by such Indemnitee and reasonably acceptable to the Acquiror; provided, however, that nothing in this SECTION 5.4 shall impair any rights of any current or former director or officer of the Company, including pursuant to the respective articles of incorporation or bylaws of Surviving Corporation or the Company, or their respective subsidiaries, under Ohio law or otherwise.

     (d) Each of Acquiror, the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

     (e) For the six-year period commencing immediately after the Effective Time, Surviving Corporation shall either (i) maintain in effect the Company's current directors' and officers' liability insurance policies providing coverage as respects acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect on the date hereof or (ii) a directors' and officers' insurance policy, which may include Acquiror's own directors' and officers' insurance policy, that (w) benefits those persons who are currently covered by the Company's directors' and officers' liability insurance policy, (x) is from a financially sound and nationally reputable carrier, (y) is at least as favorable to the Persons currently covered by the Company's directors' and officers' liability insurance in effect as of the date hereof and (z) will at a minimum have the same terms and limits as the Company's directors' and officers' liability insurance policies in effect as of the date hereof; provided, however, that, if the Company's current directors' and officers' liability insurance expires, is terminated or is canceled during such six-year period, Acquiror shall, or shall cause the Surviving Corporation to, obtain directors' and officers' liability insurance covering such acts or omissions with respect to each such Person on terms and at limits no less favorable to the Company's directors and officers currently covered by policies in effect immediately prior to the date of such expiration, termination or cancellation. The Company and Acquiror shall cooperate to make any arrangements necessary to obtain or continue such directors' and officers' liability insurance for such six-year period, including the prepayment any fees or premiums to the applicable insurance providers of such amounts as necessary to provide the coverage contemplated by this SECTION 5.4; provided, however, that Surviving Corporation will not be required to expend in any year an amount in excess of 150% of the annual aggregate premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation will be obligated to obtain a policy with the best coverage available, in the reasonable judgment of its Board of Directors, for a cost not exceeding such amount. In lieu of providing the foregoing annual insurance policies for the six (6) year period, the

Surviving Corporation or Acquiror may obtain a so-called "tail" policy providing such coverage and being effective for the full six (6) year period referred to above; provided, however, the Surviving Corporation or Acquiror shall not be required to pay an aggregate premium therefor in excess of an amount equal to six (6) times 150% of the annual aggregate premiums currently paid by the Company for such insurance; and if the Surviving Corporation or Acquiror is unable to obtain the "tail" insurance policy for such amount, it shall obtain as much comparable insurance as possible for an aggregate premium equal to such maximum amount.

     (f) The provisions of this SECTION 5.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, such Indemnitee's heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     (g) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this SECTION 5.4.

     (h) The obligations of Acquiror and the Surviving Corporation under this
SECTION 5.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this SECTION 5.4 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this SECTION 5.4 applies shall be third party beneficiaries of this SECTION 5.4), such consent not to be unreasonably withheld.

     (i) Notwithstanding the foregoing, no director, officer, employee or other Person entitled to indemnity hereunder shall be indemnified for any loss, damage or liability resulting to the extent indemnity is unavailable under Section 1701.13 of the Ohio Statutes.

     5.5 Public Announcements. Acquiror and the Company will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

     5.6  Employees.

     (a) As of the Effective Time the Surviving Corporation shall offer employment at will to all employees of the Company that are actively employed by the Company immediately prior to the Effective Time; provided, however, that nothing in this SECTION 5.6(a) shall apply to those individuals listed in
SECTION 5.6(a) of the Company Disclosure Schedule. Except as otherwise set forth in SECTION 5.6(a) of the Company Disclosure Schedule, the Surviving Corporation agrees to honor the terms of all existing employment contracts previously entered into by the Company. Notwithstanding any other provision of this SECTION 5.6, nothing herein shall require the continuation of any employment or any terms of employment after the Effective Time.

     (b) Except as set forth in SECTION 5.6(b) of the Acquiror Disclosure Schedule, for purposes of eligibility to participate, employees of the Company as of the Effective Time shall receive credit under any employee benefit plan, program or arrangement established or maintained by Acquiror or the Surviving Corporation and made available to such employees for service accrued prior to the Effective Time with the Company.

     5.7 Delisting. Each of the parties hereto shall cooperate with each other in taking, or causing to be taken, all actions necessary to delist all of the Company Common Stock from the Nasdaq National Market and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.

     5.8 Noncompete Agreements. Wayland J. Russell, Michael Viveiros, and Michael A. Pecchia (the "Executive Officers") shall enter into Noncompetition Agreements, effective as of the Effective Date, in the form attached to SCHEDULE
5.8 of the Acquiror Disclosure Schedule (the "Noncompetition Agreements").

     5.9 Amendment to Headquarters Lease. Within fifteen (15) days of the date hereof, the Company shall enter into an amendment to the Headquarters Lease, in a form reasonably acceptable to Acquiror, providing that such lease will terminate ninety (90) days after the Effective Time with no further obligations imposed on the Surviving Corporation upon Acquiror's payment on the Effective Date of a termination fee (which includes three (3) months rental) of One Hundred Thousand Dollars ($100,000). Such amendment shall provide that the Company agrees to abandon to lessor all furniture, fixtures and equipment on the property, except for such assets relating to and necessary for the operation of the business of the Company.

     5.10 Litigation. The Company will use its reasonable efforts to promptly settle, prior to Closing, the litigation set forth on SCHEDULE 5.10 of the Company Disclosure Schedule.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

          (b) Governmental and Regulatory Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity required of the Company, Acquiror, or Merger Sub to consummate the Merger and the other transactions contemplated hereby (other than consents, approvals, and actions of, filings with and notices to any Government Entity required under the HSR Act and which are specified in SECTION 6.1(d)) shall have been obtained.

          (c) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition affecting the Closing or seeking to prohibit the transactions contemplated under this Agreement (collectively, "Restraints") shall be in effect; provided, however, that each of the parties shall have used its commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

          (d) HSR Act. Any applicable waiting period (and any extensions thereto), filings or approvals under the HSR Act applicable to the transaction contemplated by this Agreement shall have expired, been terminated, been made, or been obtained.

     6.2 Conditions to Obligations of Acquiror. The obligation of Acquiror to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth herein shall be true and correct, in all materials respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); provided, however, that any representation or warranty contained in SECTION 3.1 which contains an express materiality exception shall be accurate in all respects as written in ARTICLE 3.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c) No Material Adverse Change. At any time after the date of this Agreement there shall not have occurred any Material Adverse Change.

          (d) Monthly Revenue-One Month. The Company's Monthly Recurring Revenue for the first full month immediately preceding the Closing Date, calculated in a manner consistent with the accounting principles utilized by the Company (the "Closing Month Revenue"), shall be no less than $7,600,000 ("Closing Month Revenue Minimum"); provided, however, that in the event that the first full month immediately preceding the Closing Date is February 2004, the Closing Month Revenue Minimum shall be $7,300,000.

          (e) Net Book Value of Inventory. The net book value of the Company's inventory, on the last day of the month preceding the Closing Date, prepared in a manner consistent with the accounting principles utilized by the Company (the "Closing Inventory"), shall be no less than $36,000,000 (net of 30-days past due).

          (f) Noncompetition Agreements. The Executive Officers shall have entered into the Noncompetition Agreements with Acquiror.

          (g) Opinion of Counsel. The Acquiror shall have received an opinion dated the Closing Date, from Kahn Kleinman, counsel to the Company, in substantially the form and substance as set forth on Exhibit "C" hereto.

          (h) Dissenting Shares. The ten (10) day notice period for dissenter's demands with respect to the Merger provided by Section 1701.85 of the Ohio Statutes shall have expired, and the number of Dissenting Shares shall not exceed fifteen percent (15%) of the number of outstanding shares of Company Common Stock as of the Effective Time.

          (i) Voting Agreement. The Voting Agreement shall remain in full force and effect and the Major Shareholders shall have complied in all respects with the Voting Agreement and shall have performed all of their respective obligations thereunder.

          (j) Outstanding Shares. The total number of shares of Company Common Stock outstanding and subject to issuance upon exercise of all Company Stock Options shall not exceed 6,525,735.

          (k) Consents. The Company shall have received all of the consents and approvals set forth in SECTION 3.1(i) of the Company Disclosure Schedule, except as otherwise provided on SECTION 6.3(k) of the Company Disclosure Schedule.

          (l) Officers' Certificate. Acquiror shall have received the certificate of the Chief Executive Officer and Chief Financial Officer of the compliance by the Company with the conditions of SECTIONS 6.2(a),
     (b),(c), (d) and (e).

     6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Acquiror set forth herein shall be true and correct, in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), provided, however, that any representation or warranty contained in SECTION 3.2 which contains an express materiality exception shall be accurate in all respects as written in ARTICLE 3.

          (b) Performance of Obligations of Acquiror. Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     6.4 Frustration of Closing Conditions. Neither Acquiror nor the Company may rely on the failure of any condition set forth in SECTION 6.1 (Conditions to Each Party's Obligation to Effect the Merger), SECTION 6.2 (Conditions to Obligations of the Acquiror),or SECTION 6.3 (Conditions to Obligations of the Company), as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to SECTION 5.3 (Commercially Reasonable Efforts; Cooperation).

     6.5 Postponement of Closing. In the event all of the conditions set forth in SECTION 6.1 and SECTIONS 6.2(c), (h), (i), (j) and (k) shall have been satisfied during the first four (4) days of a calendar month, the parties agree that the Company can postpone the Closing Date until the next Business Day.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Shareholder Approval:

          (a) By mutual written consent of Acquiror and the Company;

          (b) By either Acquiror or the Company:

             (i) if the Merger shall not have been consummated by June 30, 2004; provided, however, that the right to terminate this Agreement pursuant to this SECTION 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the basis for the failure of the Merger to be consummated by such time; and further provided, that if the condition set forth in SECTION 6.1(d) has not been satisfied on June 30, 2004, and on such date, the conditions set forth in SECTIONS 6.1(a) and (c) and SECTIONS 6.2(c), (h), (i), (j) and (k) shall have been satisfied, then the date shall be August 2, 2004.

             (ii) if the Company Shareholder Approval shall not have been obtained at a Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

             (iii) if any Restraint having any of the effects set forth in
        SECTION 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this SECTION 7.1(b)(iii) shall have used commercially reasonable efforts to prevent the entry of and to remove such Restraint;

          (c) By Acquiror, if the Company shall have breached or failed to perform in any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in SECTION 6.2(a) or SECTION 6.2(b) would not be satisfied; provided, however, that the Acquiror may not terminate under this section if such breach or failure (A) is cured by the Company within thirty (30) days after written notice thereof or (B) is capable of being cured by the Company and the Company continues to exercise reasonable efforts to cure such breach.

          (d) By the Company, if Acquiror shall have breached or failed to perform in any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in SECTION 6.3(a) or SECTION 6.3(b) would not be satisfied; provided, however, that the Company may not terminate under this section if such breach or failure is (A) cured by the Acquiror within thirty (30) days after written notice thereof or (B) is capable of being cured by Acquiror and the Acquiror continues to exercise reasonable efforts to cure such breach;

          (e) By the Company upon the Company's execution of a binding agreement with a third party with respect to a Company Takeover Proposal;

          (f) By Acquiror, if the Company or the Board of Directors of the Company shall have (i) withdrawn or modified, in a manner adverse to Acquiror or Merger Sub,(x) the approval by the Board of Directors of the Company of this Agreement or the transactions contemplated hereby or (y) the recommendation of the Company's board of directors that the shareholders approve this Agreement and the Merger (an "Adverse Recommendation") (it being understood and agreed that any communication by the Company or its board of directors to the shareholders that indicates that the board of directors had determined not to withdraw or modify such recommendation, in whole or in part, because such action would or might give rise to a right on the part of Acquiror to terminate this Agreement and/or obligate the Company to comply with the provisions of SECTION 7.3(a) of this Agreement shall nevertheless be deemed to be an Adverse Recommendation), or (ii) approved or entered into a definitive agreement with respect to a Company Takeover Proposal with a third party;

          (g) By Acquiror in the event there is a Material Adverse Change;

          (h) By Acquiror in the event that Governmental Entities require the divestiture of 16 or more stores of the Company, Acquiror and its subsidiaries; or

          (i) By Acquiror in the event the condition in SECTION 6.2(i) is not satisfied.

     7.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Acquiror as provided in SECTION 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Acquiror or the Company, other than the provisions of
SECTION 5.2(a), this SECTION 7.2, SECTION 7.3 and ARTICLE 8, which provisions survive such termination; provided, however, that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     7.3  Fees and Expenses.

          (a) Expenses. If this Agreement is terminated (i) in connection with any of the circumstances described in SECTION 7.3(b), or (ii) in connection with any of the circumstances described in SECTION 7.1(c), the Company shall reimburse Acquiror and Merger Sub for all reasonable out-of-pocket expenses and fees payable by Acquiror or Merger Sub in connection with the proposed Merger; provided, however, that the Company shall not be obligated to reimburse Acquiror and Merger Sub for expenses in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate. Any such required reimbursement shall take place on the later of the termination of this Agreement or submission of evidence of such incurred expenses to the Company.

          (b) Termination Fee. If this Agreement is terminated pursuant to
     SECTION 7.1(e) or SECTION 7.1(f), or if this Agreement is terminated pursuant to SECTION 7.1(b)(ii) or SECTION 7.1(i), then the Company shall pay Buyer a fee of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) in cash, which amount shall be payable in same day funds (the "Termination Fee") simultaneously with such termination of this Agreement.

          (c) Other Expenses. Except as provided otherwise in paragraph (a) above or SECTION 5.3(b), all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

                                   ARTICLE 8

                               GENERAL PROVISIONS

     8.1 Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This SECTION 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to the Company, to:  Rainbow Rentals, Inc.
                              3711 Starr Centre Drive
                              Canfield, Ohio 44406
                              Facsimile No.: (330) 533-8658
                                    Attention: Wayland J. Russell

           with a copy to:        Kahn Kleinman, A Legal
                              Professional Association
                              2600 Erieview Tower
                              1301 East Ninth Street
                              Cleveland, Ohio 44114-1824
                              Facsimile No.: (216) 623-4912
                              Attention: Marc H. Morgenstern, Esq.
                                  And:Michael A. Ellis, Esq.

          (b) if to Acquiror or Merger Sub, to:

                             Rent-A-Center, Inc.
                              5700 Tennyson Parkway,
                              Third Floor
                              Plano, Texas 75024
                              Facsimile No.: 972-943-0116
                             Attention: Mark E. Speese

           with a copy to:        Winstead Sechrest & Minick P.C.
                              1201 Elm Street, Suite 5400
                              Dallas, Texas 75270
                              Facsimile No.: (214) 745-5390
                                  Attention: Thomas W. Hughes, Esq.

Notice given by the telecopier will be deemed delivered on the day the sender receives telecopier confirmation that such notice was reached at the telecopier number of the addressee. Notices delivered personally shall be deemed delivered as of the actual receipt and overnight couriered notices shall be deemed delivered one day after sending.

     8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of SECTION 5.4 and SECTION 5.6, are not intended to confer upon any Person other than the parties any rights or remedies.

     8.5 Governing Law. This Agreement and the agreements, instruments, and documents contemplated hereby unless otherwise noted, shall be governed by, and construed in accordance with, the laws of the State of Delaware , without regard to principles of conflict of laws thereof.

     8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties; provided, however, that Acquiror and Merger Sub may assign their respective rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Acquiror. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     8.7 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

     8.8 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

     8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     8.10 Amendment. This Agreement may be amended by the parties upon action taken by or on behalf of their respective boards of directors at any time before or after the Company Shareholder Approval; provided, however, that after any such Company Shareholder Approval, there shall not be made any amendment affecting the Merger Consideration or that by law requires further approval by the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.11 No Consequential Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party (or its Affiliates) shall, in any event, be liable to any other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

     8.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not alternative to or exclusive to, and not exclusive of, any rights or remedies otherwise available.

     8.13 Extension; Waiver. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of SECTION 8.11, waive compliance by any party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement required to be performed by the Company were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of posting a bond, this being in addition to any other remedy to which Acquiror is entitled at law or in equity.

                     [THIS SPACE LEFT BLANK INTENTIONALLY.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          RAINBOW RENTALS, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            ------------------------------------
                                            Title:
                                            ------------------------------------

                                          RENT-A-CENTER, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            ------------------------------------
                                            Title:
                                            ------------------------------------

                                          EAGLE ACQUISITION SUB, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            ------------------------------------
                                            Title:
                                            ------------------------------------

                                                                      APPENDIX A

                                 INTERPRETATION

     When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

                                  DEFINITIONS

For purposes of this Agreement:

     "Acquiror" has the meaning set forth in the Recitals.

     "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

     "Aggregate Merger Consideration" has the meaning set forth in Section
2.4(a).

     "Agreement" has the meaning set forth in the Recitals.

     "Benefit Plans" has the meaning set forth in Section 3.1(m)(i).

     "Business Day" shall mean any day other than a day on which banks in the States of Ohio, Texas, or New York are authorized or obligated to be closed.

     "Certificates" has the meaning set forth in Section 2.3(b).

     "Certificate of Merger" has the meaning set forth in Section 1.3.

     "Closing" has the meaning set forth in Section 1.2.

     "Closing Date" has the meaning set forth in Section 1.2.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the Recitals.

     "Company Common Stock" has the meaning set forth in the Recitals.

     "Company Disclosure Schedule" means the schedule referenced in Section 3.1.

     "Company Permits" has the meaning set forth in Section 3.1(i).

     "Company Preferred Stock" has the meaning set forth in Section 3.1(c).

     "Company SEC Documents" has the meaning set forth in Section 3.1(f).

     "Company Stock Options" has the meaning set forth in Section 3.1(c).

     "Company Stock Plans" has the meaning set forth in Section 3.1(c).

     "Company Shareholder Approval" has the meaning set forth in Section 3.1(u).

     "Company Shareholders Meeting" has the meaning set forth in Section 5.1(b).

     "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company, taken as a whole, (b) direct or indirect acquisition or purchase of 25% or more of any class of equity securities of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company, taken as a whole, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company, taken as a whole, or
(d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company, taken as a whole, other than the transactions contemplated by this Agreement.

     "Consent" shall mean any approval consent, ratification, permission, waiver or authorization (including any License or Governmental authorization).

     "Consultants" shall have the meaning set forth in Section 5.8.

     "Consulting Agreements" shall have the meaning set forth in Section 5.8.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

     "Definitive Proxy Statement" has the meaning set forth in Section 5.1(a). "Dissenting Shares" has the meaning set forth in Section 2.5.

     "Effective Time" has the meaning set forth in Section 1.3.

     "Eligible Option Holders" has the meaning set forth in Section 2.2.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with the Company would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Exchange Act" means the Securities Exchange Act of 1934.

     "Exchange Agent" has the meaning set forth in Section 2.3(a).

     "Exchange Fund" has the meaning set forth in Section 2.3(a).

     "Fairness Opinion" shall mean the opinion referenced in Section 3.1(o).

     "Financial Advisor" means NatCity Investments, Inc.

     "Governmental Entity" has the meaning set forth in Section 3.1(e).

     "HSR Act" has the meaning set forth in Section 3.1(e).

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the ordinary course of business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder,
(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with
GAAP) of such Person, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,
(vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, (viii) factoring arrangements of such Person, whether or not such arrangements appear on the balance sheet of such Person; and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

     "Indemnitees" have the meaning set forth in Section 5.4(a).

     "Intellectual Property" has the meaning set forth in Section 3.1(r).

     "Knowledge" means the actual knowledge, after due inquiry, of the Company's Chief Executive Officer, the President, the Chief Operating Officer, and the Chief Financial Officer, and the actual knowledge of the Marketing Director, Vice-President, Controller and Director of Human Resources as it relates to their specific assigned areas.

     "Legal Requirement" means any federal, state, local, municipal, or other order, constitution, law, rule, ordinance, permit, judgment, principle of common law, regulation, statute or treaty.

     "Lien" means any pledge, claim, lien, tax, charge, encumbrance or security interest of any kind or nature whatsoever.

     "Material Adverse Change" means any Material Adverse Effect and, specifically including:

          (a) The commencement of any actions, suits, investigations, complaints or proceedings, at law or in equity, in any court or before any Governmental Entity, by a person or persons seeking class action status and alleging violation of the provisions of the Rental Purchase Agreements, rent-to-own statutes or any other consumer protection law; provided that such action involves five (5) or more stores; and

          (b) The commencement of any actions, suits, investigations, complaints, or proceedings, at law or in equity, in any court or before any Governmental Entity, by a person or persons seeking class action status and alleging violations of federal or state laws respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, violations of the Occupational Safety and Health Act of 1970, as amended, Family and Medical Leave Act of 1993, as amended, terms and conditions of employment or the federal or state Legal Requirements regarding wages and hours; provided, however, that the commencement of any such actions, suits, investigations, complaints or proceedings shall not constitute a Material Advance Change in the event the Company can demonstrate to the reasonable satisfaction of the Acquiror that the potential size of the purported class does not exceed twenty-five (25) persons.

     "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is, has had or will have a material and adverse effect to the business, condition (financial or other), results of operations, or properties of the Company taken as a whole, other than any change, effect, event or occurrence (i) relating to the economy or securities markets of the United States or any other region in general, or (ii) relating to its business, financial condition or results of operations that has been disclosed in writing to the other party prior to the date of this Agreement.

     "Material Contract" shall mean (i) any contract within the meaning set forth in Item 601(b)(10) of Regulation S-K of the SEC; (ii) any noncompetition agreement or other agreement that limits or will limit the Company for engaging in any line of business, (iii) any agreement, contract or commitment not in the ordinary course of business involving the excess of $50,000; (iv) the scheduled severance payments and Stay Bonuses and Change of Control Agreements; (v) any franchise agreement, (vi) any contract or agreement relating to the acquisition or disposition of assets having a value in excess of $100,000 other than the purchase or sale of inventory in the ordinary course of business; (vii) any material licenses, registrations or memberships required by a Government Entity,
(viii) any shareholder, voting trust or similar contract or agreement relating to the voting of shares of Company Common Stock, (iv) joint venture agreements, partnership agreements and other similar contracts involving a sharing of profits and expenses, (x) any material agreement or commitment relating to the borrowing of money in excess of $100,000 or guaranty, including security agreement therewith, (xi) the Leases, (xii) contracts and agreements for the purchase of inventories, goods or other materials, by or for the furnishing of services to the Company that (A) requires payments in excess of $150,000 or (B) are not terminable by the Company on notice of ninety (90) days or less without penalty, and (xiii) all employment agreements.

     "Material Supplier" has the meaning set forth in Section 3.1(t).

     "Merger" has the meaning set forth in the Recitals.

     "Merger Consideration" has the meaning set forth in Section 2.1(b).

     "Merger Sub" has the meaning set forth in the Recitals.

     "Monthly Recurring Revenues" means all of the revenues in any month from all Rental Purchase Agreements (including, without limitation, rental income (including final month(s) rental or sale price), reinstatement fees and in-home pick-up fees), but not including retail sales during the month, as shown on the unaudited Company-generated monthly reports, prepared on a consistent basis in accordance with past practices. Monthly Recurring Revenues does not include revenue from merchandise sales or from the exercise of early purchase options under Rental Purchase Agreements.

     "Ohio Statutes" means the Ohio General Corporation Law.

     "Option Shares Merger Consideration" has the meaning set forth in Section 2.2.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     "Preliminary Proxy Statement" has the meaning set forth in Section 5.1(a).

     "Proxy Statement" has the meaning set forth in Section 3.1(e).

     "Purchase Price Reduction" has the meaning set forth in Section 2.3(a) hereof.

     "Rental Purchase Agreement" has the meaning set forth in Section 3.1(k).

     "Restraints" has the meaning set forth in Section 6.1(c).

     "SEC" means the United States Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933.

     "Stock Reference Date" has the meaning set forth in Section 3.1(c).

     "Subsidiary" of any Person means another Person of which sufficient voting securities, other voting ownership, or voting partnership interests (or, if there are no such voting interests, 50% or more of the equity interests) of such Person to elect at least a majority of its Board of Directors or other governing body are owned, directly or indirectly, by such first Person.

     "Surviving Corporation" has the meaning set forth in Section 1.1.

     "Taxes" means all (x) federal, state, local or foreign net and gross income, alternative or add-on minimum, environmental, gross receipts, ad valorem, value added, goods and services, capital stock, profits, license, single business, employment, severance, stamp, unemployment, customs, property, sales, excise, use, occupation, service, transfer, payroll, social security, franchise, withholding and other taxes or similar governmental duties, charges, fees, levies or other assessments including any interest, penalties or additions with respect thereto, (y) liability for the payment of any amounts of the type described in clause (x) as a result of being a member of an affiliated, consolidated, combined or unitary group, and (z) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (x) or
(y).

     "Termination Fee" has the meaning set forth in Section 7.3(b).

     "Voting Agreement" has the meaning set forth in the Recitals.

                                                                       EXHIBIT A

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT, dated as of February 4, 2004 (this "Agreement"), is made by and among RENT-A-CENTER, INC., a Delaware corporation ("RAC"), WAYLAND
J. RUSSELL ("Russell"), the RUSSELL FAMILY FOUNDATION (the "Russell Foundation"), MICHAEL J. VIVEIROS, individually, and as Trustee of the Michael and Robbi Viveiros Charitable Remainder Unitrust U/T/A/ December 30, 2003 ("Viveiros") and MICHAEL A. PECCHIA ("Pecchia" and, together with Russell, the Russell Foundation, and Viveiros, each a "Shareholder" and collectively, the "Shareholders" as defined herein). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement.

                                  WITNESSETH:

     WHEREAS, as of the date hereof, each of the Shareholders is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of the number of common shares without par value (the "Company Common Shares") of Rainbow Rentals, Inc., an Ohio corporation (the "Company"), in each case as set forth opposite such Shareholder's name on the signature page hereof (such shares, together with any Company Common Shares acquired by any Shareholder prior to the termination of this Agreement, are collectively referred to herein as the "Shares");

     WHEREAS, concurrently with the execution of this Agreement, RAC, EAGLE, ACQUISITION SUB, INC., an Ohio corporation (the "Merger Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the "Merger"); and

     WHEREAS, as a condition to the willingness of the Company, RAC, and Merger Sub to enter into the Merger Agreement, RAC has requested each of the Shareholders to agree, and in order to induce RAC to enter into the Merger Agreement, such Shareholders are willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

     Section 1.  Voting of Shares.

     (a) Until the Termination Date (as hereinafter defined), each Shareholder hereby agrees that, at the Company Shareholder Meeting or any other meeting of the shareholders of the Company, however called, each Shareholder will (i) appear at such meeting or otherwise cause its Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or direct the vote of all of such Shareholder's Shares (A) in favor of the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and any matter that could reasonably be expected to facilitate the Merger, and (B) against (1) any Company Takeover Proposal, (2) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, including, without limitation, a "control share acquisition" (as contemplated by Ohio Rev. Code Ann. Sections 1701.01 and 1701.831) by any Person other than pursuant to the Merger and the Merger Agreement, (3) any change in the present capitalization of the Company, (4) any amendment to the Company's articles of incorporation or code of regulations, or (5) any other action which in the case of each of the matters referred to in this clause (B) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated in a timely manner; and (C) in favor of any other matter necessary for consummation or in furtherance of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the Company's shareholders or in such written consent in lieu thereof. In connection therewith, Shareholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. In addition, each Shareholder agrees that it will, upon request by the RAC, furnish written confirmation, in form and substance reasonably acceptable to RAC, of such Shareholder's vote in favor of the Merger, Merger Agreement and any other transaction contemplated by the Merger Agreement or that could be expected to facilitate the Merger.

     (b) In the event that any Shareholder fails to satisfy its obligations under clauses (a)(i) or (a)(ii) above, each Shareholder hereby grants RAC a power of attorney up to and through the Termination Date to execute and deliver a proxy for and on behalf of such Shareholder.

     (c) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict any Shareholder, or any affiliate thereof, from acting in his capacity as director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to any such Shareholder solely in his capacity as a shareholder of the Company.

     Section 2. Transfer of Shares. Each Shareholder represents and warrants that it has no present intention of taking action to, prior to the Termination Date, and shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), tender, pledge, or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer (including by operation of law) or other disposition of any Shares. Notwithstanding anything to the contrary in clauses (a) and (c) above, any Shareholder may gift or similarly transfer any or all of its Shares to Shareholder's spouse or issue, including adopted children, or to a trust or other entity for the exclusive benefit of Shareholder or Shareholder's spouse or issue or to a charity; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each person as to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to each of the Company and RAC a counterpart to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement.

     Section 3. Purchase of Shares. Each Shareholder agrees that it shall not directly or indirectly acquire additional Shares. Notwithstanding the foregoing, each Shareholder may exercise options to purchase Company Common Shares pursuant to the Company's 1998 Stock Option Plan; provided, however, that upon the exercise by such Shareholder of such option, such Company Common Shares that Shareholder acquires thereto will be treated as Shares for the purposes of this Agreement.

     Section 4. Agreement of RAC. RAC hereby covenants and agrees with the Shareholders that it shall take all reasonably necessary actions to ensure that promptly following the Effective Time, each Shareholder or its designee shall receive the Merger Consideration in immediately available funds with respect to the number of Shares for which such Shareholder is entitled to receive Merger Consideration pursuant to the terms of the Merger Agreement, provided that such Shareholder or its designee shall have complied with the provisions of Section 2.3(b) of the Merger Agreement.

     Section 5. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to RAC with respect to itself and its ownership of its Shares as follows:

          (a) Shareholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

          (b) Shareholder is the beneficial owner of its Shares and, except as permitted by Section 2 of this Agreement, will continue to be the beneficial owner of its Shares until the Termination Date and during such period the Shares will be free and clear of any liens, claims, options, charges, or other encumbrances.

          (c) This Agreement has been duly executed and delivered by such Shareholder.

          (d) This Agreement constitutes the valid and binding agreement of such Shareholder, enforceable against Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (e) The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (i) conflict with or violate any law applicable to Shareholder or by which Shareholder or any of Shareholder's properties is bound or affected; or
     (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Shareholder, including, without limitation, Shareholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Shareholder is a party or by which Shareholder or any of Shareholder's assets is bound or affected.

          (f) Until the Termination Date, Shareholder shall not (and will use Shareholder's reasonable best efforts to cause the Company, its officers, directors, or employees, or any investment banker, financial adviser attorney, accountant, or other representative of Shareholder or the Company or any of the same not to) directly or indirectly through any Person (i) solicit, initiate, or encourage (including by way of furnishing any information or assistance), or take any other action to facilitate or cause any inquiries or the making of any proposal from any Person which constitutes, any Company Takeover Proposal, (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain a Company Takeover Proposal, or the making of any proposal that constitutes any Company Takeover Proposal, or (iii) knowingly facilitate any effort or attempt to make or implement a Company Takeover Proposal. In the event that Shareholder receives from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing sentence, or any request for information about the Company with respect to any of the foregoing, Shareholder shall immediately advise RAC orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal, including the name of any Person making a Company Takeover Proposal. Shareholder will keep RAC reasonably informed of the status and details (including amendments and proposed amendments) of any such request or Company Takeover Proposal. Notwithstanding any provision of this Section 3(f) to the contrary, if Shareholder is a member of the Company's Board of Directors, Shareholder may take actions in such capacity to the extent permitted by the Merger Agreement.

          (g) Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger.

          (h) Shareholder agrees to execute and deliver any additional documents necessary, in the reasonable opinion of RAC, to carry out the purpose and intent of this Agreement.

          (i) Shareholder understands and acknowledges that RAC is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Shareholder.

     Section 6. Representations and Warranties of RAC. RAC hereby represents and warrants to the Shareholders as follows:

          (a) RAC is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. RAC has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by RAC have been duly authorized by all necessary action on the part of RAC.

          (b) (i) No filing with any governmental authority and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by RAC and the consummation by RAC of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by RAC, the consummation by RAC of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of RAC, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which RAC is a party or by which RAC or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair RAC's ability to perform its obligations under this Agreement.

          (c) RAC understands and acknowledges that the Shareholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by RAC.

     Section 7. Additional Documents. Each Shareholder and RAC hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

     Section 8. Consent and Waiver. Each Shareholder hereby gives any consent or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have.

     Section 9. Termination. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) the date of termination of the Merger Agreement, or (iii) the mutual consent of the parties hereto, provided that no such termination shall relieve any party of liability for a breach hereof prior to the Termination Date.

     Section 10. Expenses. Each party hereto shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement.

     Section 11. Separate Agreement. The agreement between each Shareholder and RAC contained in this Agreement is intended to be severable from the agreement between RAC and any other Shareholder. Each Shareholder acknowledges that RAC can proceed against any one Shareholder without the need to involve or join in any complaint against the other Shareholders.

     Section 12.  Miscellaneous.

     (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise without the prior written consent of the other parties hereto; provided, however, that RAC may assign its rights and obligations hereunder to any director or indirect wholly-owned subsidiary of RAC. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

     (c) The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

     (d) All notices, requests, claims, demands and other communications to be given under this Agreement shall be in writing and shall be deemed given (i) three (3) business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and

(iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

        if to the Shareholders, to:      c/o Wayland J. Russell
                                Rainbow Rentals, Inc.
                                3711 Starr Centre Drive
                                         Canfield, Ohio 44406

        with a copy to:                 Kahn Kleinman,
                                 A Legal Professional Association
                                 2600 Erieview Tower
                                 1301 East Ninth Street
                                 Cleveland, Ohio 44114-1824
                                 Facsimile No.: (216) 623-4912
                                 Attention: Marc H. Morgenstern, Esq.
                                        And: Michael A. Ellis, Esq.

        if to RAC or Merger Sub, to:  Rent-A-Center, Inc.
                                5700 Tennyson Parkway,
                                Third Floor
                                Plano, Texas 75024
                                Facsimile: 972-943-0116
                                Attention: Mark E. Speese

        with a copy to:                 Winstead Sechrest & Minick P.C.
                                 1201 Elm Street, Suite 5400
                                 Dallas, Texas 75270
                                 Facsimile No.: (214) 745-5390
                                        Attention: Thomas W. Hughes, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

     (e) This Agreement shall be governed by, and construed in accordance with the laws of the State of Ohio, without giving effect to the choice of law provisions thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Ohio or any Ohio state court, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Ohio or a Ohio state court.

     (f) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (g) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     (h) The parties agree that RAC will be irreparably damaged and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholders set forth herein. It is accordingly agreed that, in addition to any other remedies that may be available to RAC upon any such violation, RAC shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to RAC at law or in equity.

     (i) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     (j) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

     (k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

                                          "RAC"

                                          RENT-A-CENTER, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            ------------------------------------
                                            Title:
                                            ------------------------------------

ACTUAL SHARES OWNED   OPTION SHARES                       "SHAREHOLDERS"
-------------------   -------------                       --------------
     2,360,430              -0-       ------------------------------------------------------
                                      WAYLAND J. RUSSELL, individually

       176,245              -0-       THE RUSSELL FAMILY FOUNDATION

                                      By:
                                      ------------------------------------------------------
                                         Wayland J. Russell
                                      Title:
                                      ------------------------------------------------------

       255,620              -0-       ------------------------------------------------------
                                      MICHAEL J. VIVEIROS, individually and
                                      as Trustee of the Michael and Robbi Viveiros
                                      Charitable Remainder Unitrust U/T/A December 30, 2003

           -0-           60,000       ------------------------------------------------------
                                      MICHAEL A. PECCHIA

                                                                         ANNEX B

[NATCITY INVESTMENTS, INC.(R) LOGO]

                                February 3, 2004

PERSONAL & CONFIDENTIAL

Board of Directors
Rainbow Rentals, Inc.
3711 Starr Centre Drive
Canfield, OH 44406

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding common shares, without par value (the "Company Common Stock"), of Rainbow Rentals, Inc., an Ohio corporation (the "Company"), of the consideration to be received by such holders pursuant to the Agreement and Plan of Merger (the "Merger Agreement") to be entered into by the Company, Rent-A-Center, Inc., a Delaware corporation ("Acquirer"), and RAC Acquisition Sub Inc., an Ohio corporation, and an indirect wholly owned subsidiary of Acquirer ("Merger Sub").

     You have advised us that the Merger Agreement contemplates that at the closing of the transaction contemplated thereby, among other things, Merger Sub will be merged with and into the Company (the "Merger") and each common share of the Company issued and outstanding as of the date the merger becomes effective (other than dissenting shares, any Company Common Stock held in the treasury of the Company, or owned by Acquirer or an affiliate of Acquirer) will be converted into the right to receive the amount of $16.00 per share in cash (the "Merger Consideration").

     In connection with rendering this opinion, we have, among other things:

       (i) reviewed a draft of the Merger Agreement, dated February 2, 2004, which we understand to be in substantially final form;

      (ii) reviewed a draft of the form of Voting Agreement dated February 2, 2004 for certain shareholders of the Company, which we understand to be in substantially final form;

      (iii) reviewed certain publicly available information concerning the Company, including the Company's Annual Reports on Form 10-K for each of the years ended December 31, 1999, 2000, 2001, and 2002, the Company's Quarterly Reports on Form 10-Q for each of the periods ended March 31, 2003, June 30, 2003, and September 30, 2003;

      (iv) analyzed certain unaudited internal information, primarily financial in nature and including financial results for the fiscal year ended December 31, 2003 and projections as of February 2, 2004 for the fiscal years ending December 31, 2004 through 2008, prepared and furnished to us by the Company's management for purposes of our analysis;

       (v) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock;

      (vi) reviewed certain publicly available information with respect to certain other companies that we believe to be comparable to the Company and the trading markets for certain of such other companies' securities;

      (vii) compared the proposed financial terms of the Merger with certain publicly available information concerning the nature and terms of certain other transactions that we considered to be relevant;

Board of Directors
February 4, 2004
Page  2

     (viii) discussed past and current operations and financial condition and the prospects of the Company, as well as other matters we believe relevant to our inquiry, with certain officers and employees of the Company; and

      (ix) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate, including our assessment of general financial, economic, market and other conditions.

     In our review and analysis and in arriving at our opinion, we have relied upon, without any responsibility for independent verification or liability therefor, the accuracy and completeness of all of the financial and other information that was publicly available or supplied or otherwise made available to us by the Company. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections reflect management's best currently available estimates and judgments. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not evaluated or appraised any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have also not been requested to assume, and have not assumed, any obligation to conduct any inspection of the properties or facilities of the Company.

     At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the transaction as a merger. We have also assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft agreement dated February 2, 2004 furnished to and reviewed by us and that the conditions to the Merger as set forth in the Merger Agreement would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. Without limiting the generality of the foregoing, for purposes of rendering our opinion, we have assumed, in all respects material to our analysis, with your consent, (a) that the proposed Merger will be consummated as described in the Agreement and in compliance with all applicable laws, (b) that all the representations and warranties of each party contained in the Agreement are true and correct, (c) that each party to the Agreement will perform all of the covenants and agreements required to be performed by it thereunder without any consents or waivers of the other parties thereto, and (d) that all conditions to the consummation of the proposed Merger will be satisfied without waiver thereof. We note that we are not legal, tax or regulatory experts. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals (contractual or otherwise) necessary for, or in connection with, the consummation of the proposed Merger will be obtained without any adverse effect on the Company, the Merger Sub and Acquirer or on the contemplated benefits of the proposed Merger, in any respect material to our analysis.

     It should be noted that this opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof and does not address any matters subsequent to such date. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm our opinion after the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date hereof. Without limiting the foregoing, in the event that in our judgment there is any material change in any fact, assumption upon which our opinion is based or matter affecting the opinion after the date hereof, we reserve the right to withdraw, revise or modify our opinion.

     Our opinion is limited to the fairness, as of the date hereof, from a financial point of view, of the Merger Consideration. This opinion does not address the underlying or relative merits of the proposed Merger or any related transaction and any other transactions or business strategies discussed by the Board of Directors of the Company or that might be available as alternatives to the proposed Merger or the decision of the Company to

Board of Directors
February 4, 2004
Page  3

proceed with the proposed Merger or any related transaction. Our opinion is not, and should not be construed as, a valuation of the Company or its respective assets or any of the Company Common Stock.

     We have acted as the Company's exclusive financial advisor in connection with the Merger and will receive a fee for our services. We will also receive a fee for our services in rendering this opinion and an additional fee if the proposed Merger is consummated. The Company has agreed to indemnify us under certain circumstances.

     We provide a full range of financial, advisory and securities services and, as part of our investment banking activities, are regularly engaged in the valuation of businesses and their respective securities in connection with mergers and acquisitions, underwritings, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, as well as Acquirer's common stock, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our affiliates have also provided financing services from time to time to the Company and to the Acquirer and their respective affiliates for which services we have received, and expect to receive, compensation. One of our affiliates is currently a lender to the Company. One of our affiliates is also a lender to the Acquirer. The interests of our affiliates may differ from those of the Company, the Merger Sub or the Acquirer in respect of the timing, pricing and other terms and conditions of the proposed Merger and otherwise. No opinion rendered or advice given by us is deemed to be a representation that any of our affiliates would approve or vote for the proposed Merger or any related transaction if any such approval or vote were required.

     This opinion has been prepared for the information of the Board of Directors of the Company for its confidential use in connection with its consideration of the proposed Merger and may not, in whole or in part, be reproduced, disseminated, quoted, summarized, described or referred to at any time, communicated or provided to any person or otherwise made public or used for any other purpose without our prior written consent; provided, however, that this opinion may be reproduced in full in the proxy or information statement related to the proposed Merger filed with the Securities and Exchange Commission. Our opinion is directed to the Board of Directors and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at the shareholders' meeting held in connection with the Merger or any related transaction or any other matter.

     Based upon and subject to the foregoing and such other matters as we consider relevant, including our assessment of current economic, market, financial and other conditions, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

                                          Very Truly Yours,

                                          NATCITY INVESTMENTS, INC.

                                          By:
                                            ------------------------------------
                                            J.W. Sean Dorsey
                                            Senior Managing Director and
                                            Co-Head of Investment Banking

                                                                         ANNEX C

             SECTIONS 1701.84 AND 1701.85 OF THE OHIO REVISED CODE
                       RIGHTS OF DISSENTING SHAREHOLDERS

1701.84  DISSENTING SHAREHOLDERS ENTITLED TO RELIEF

     The following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

          (A) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised
     Code;

          (B) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

          (C) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

          (D) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

          (E) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code.

1701.85  QUALIFICATIONS OF AND PROCEDURES FOR DISSENTING SHAREHOLDERS

     (A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division
(D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D) (1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

          (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

          (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

          (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

          (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX D

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 10-K/A
                                AMENDMENT NO. 1

(Mark One)
   [X]     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE FISCAL YEAR ENDED: DECEMBER 31, 2003

                                  OR


   [ ]     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM           TO        .

                          COMMISSION FILE NO. 0-24333

                             RAINBOW RENTALS, INC.
             (Exact name of Registrant as specified in its charter)

                     OHIO                                        34-1512520
       (State or other jurisdiction of                        (I.R.S. Employer
        incorporation or organization)                      Identification No.)

                         3711 STARR CENTRE DRIVE, CANFIELD, OH 44406
                          (Address of principal executive offices)

                                  330-533-5363
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                           COMMON STOCK, NO PAR VALUE
                                (Title of Class)

     Indicate by checkmark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes [X]     No [ ]

     Indicate by checkmark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     Indicate by checkmark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Securities and Exchange Act of 1934) Yes [
]     No [X]

     The aggregate market value of voting stock held by nonaffiliates of the Registrant was approximately $12.3 million at June 30, 2003. The number of common shares outstanding at March 1, 2004 was 5,931,819.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

Rainbow Rentals, Inc. (the "Company") is filing this Amendment No. 1 of our Annual Report on Form 10-K/A for the year ended December 31, 2003 as filed by the Company on March 5, 2004 to revise an unintentional typographical error to the total liabilities and shareholders' equity on the consolidated balance sheet. The Company also revised the signature page to include its Chief Accounting Officer. The Company is not making any other changes to the 10-K originally filed on March 5, 2004. For convenience and ease of reference, the Company is filing this Annual Report in its entirety with the applicable changes. Unless otherwise stated, all information contained in the amendment is as of March 5, 2004, the filing date of the Annual Report of Form 10-K for the year ended December 31, 2003. This Amendment No. 1 to the Annual Report on Form 10-K/A should be read in conjunction with the Company's filings with the Securities and Exchange Commission.

                             RAINBOW RENTALS, INC.

                                     INDEX

                                   PART I
Item 1.   Business....................................................    2
Item 2.   Properties..................................................   10
Item 3.   Legal Proceedings...........................................   10
Item 4.   Submission of Matters to a Vote of Security Holders.........   10

                                  PART II
Item 5.   Market for Registrant's Common Stock and Related Stockholder
          Matters.....................................................   10
Item 6.   Selected Financial Data.....................................   12
Item 7.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................   13
Item 7A.  Quantitative and Qualitative Disclosures About Market
          Risk........................................................   22
Item 8.   Financial Statements and Supplementary Data.................   22
Item 9.   Changes in and Disagreements with Accountants on Accounting
          and Financial Disclosure....................................   22
Item 9A.  Controls and Procedures.....................................   22

                                  PART III
Item 10.  Directors and Executive Officers of the Registrant..........   23
Item 11.  Executive Compensation......................................   24
Item 12.  Security Ownership of Certain Beneficial Owners and
          Management..................................................   26
Item 13.  Certain Relationships and Related Transactions..............   27
Item 14.  Principal Accountant Fees and Services......................   27

                                  PART IV
Item 15.  Exhibits, Financial Statement Schedules and Reports on Form
          8-K.........................................................   28
Signatures............................................................   46

                                     PART I

FORWARD-LOOKING STATEMENTS

     Statements made in this Form 10-K, other than those concerning historical information, or, in future filings by Rainbow Rentals, Inc. with the Securities and Exchange Commission (SEC), in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and are made pursuant to the "safe harbor" provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements use such words as "may", "will", "should", "expects", "plans", "anticipates", "estimates", "believes", "thinks", "continues", "indicates", "outlook", "looks", "goals", "initiatives", "projects", or variations thereof. Forward-looking statements are based on management's current beliefs and assumptions regarding future events and operating performance and speak only as of the date made. These statements are likely to address the Company's growth strategy, future financial performance (including sales and earnings), strategic initiatives, marketing and expansion plans and the impact of operating initiatives. Forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside the control of the Company that could cause the Company's actual results to differ materially from those expressed or implied in such statements. These risks and uncertainties include the following: risks associated with the proposed merger ("Merger") with a subsidiary of Rent-A-Center, Inc., general economic conditions; failure, in the event the Merger does not occur, to adequately execute plans and unforeseen circumstances beyond the Company's control in connection with development, implementation and execution of new business processes, procedures and programs; greater than expected expenses associated with the Company's activities; and the effects of new accounting standards. You are strongly urged to review such filings for a more detailed discussion of such risks and uncertainties. The Company's SEC filings are available, at no charge, at www.sec.gov and through the Company's web site at www.rainbowrentals.com. The foregoing list of important factors is not exclusive. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 1.  BUSINESS

GENERAL

     Founded in 1986 with six stores, the Company, as of December 31, 2003, operated 125 rental-purchase stores under the Rainbow Rentals trade name in Connecticut, Georgia, Indiana, Kentucky, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia. The Company has opened 105 of these 125 locations, with the balance of the locations having been acquired. The Company offers quality, name brand, durable merchandise, including home electronics, furniture, appliances and computers. Generally, rental-purchase merchandise is rented to individuals under flexible agreements that allow customers to own the merchandise after making a specified number of rental payments (ranging from 12 to 30 months). Customers have the option to return the merchandise at any time without further obligation and also have the option to purchase the merchandise at any time during the rental term.

     During 2003, Rainbow opened 6 new stores (all in new markets) and consolidated three stores into existing locations. In 2004 through the date of this report, Rainbow consolidated one store into an existing location.

     On February 4, 2004 the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Rent-A-Center, Inc., (RAC) the industry's largest rent-to-own operator. Under the terms of the Merger Agreement, which is expected to close during the second quarter of 2004, RAC will acquire 100% of the outstanding stock of the Company for a purchase price of $16.00 per share. Pursuant to such Merger Agreement, the Company will not open any stores until the time the Merger is consummated or the agreement is terminated.

INDUSTRY OVERVIEW

     The rental-purchase industry provides an alternative to traditional retail installment sales, appealing to individuals with a need for acquiring the use of household products who cannot afford a cash purchase, may be unable to qualify for credit, and are unwilling or unable to wait until they can save for a purchase. Others may value the flexibility and services offered by the rental transaction, which allows for the return of merchandise at any time without obligation for further payments. In addition, the industry serves customers having short-term needs or seeking to try products, such as computers, before committing to purchase them. Rental-purchase transactions include delivery and pick-up service as well as a repair warranty. Rental-purchase transactions are made on a week-to-week or month-to-month basis and provide customers with the opportunity for ownership if the merchandise is rented for a continuous term, generally 12 to 30 months. Customers may cancel agreements at any time without further obligation by returning the merchandise or requesting its pick-up by the store. Returned merchandise is held for re-rental or sale. Rental renewal payments are generally made in person, in cash, by check or money order, or by mail.

     According to its 2003 Rental-Purchase Industry Survey, the Association of Progressive Rental Organizations (APRO), the industry's trade association, estimates there are approximately 8,300 rent-to-own stores in the United States. According to APRO, industry-wide revenues were approximately $6.0 billion in 2002, the latest year for which statistics are available. APRO also estimates there were approximately 2.9 million households served during 2002. Management believes the industry's four largest public companies currently operate approximately 4,650 stores, or 56% of the total rental-purchase stores in operation.

     The rental-purchase industry serves a highly diverse customer base. According to APRO, approximately 92% of rental purchase customers have annual household incomes between $15,000 and $49,999. Estimates also show that the majority of rental-purchase customers are between the ages of 25 and 44 and over 93% of rental-purchase customers are high school graduates. The U.S. Census Bureau reported that in 2000 there were approximately 44 million households with annual income between $15,000 and $49,999. Management believes the rental-purchase industry remains under-penetrated, providing growth opportunities via new store openings or acquisitions for companies that are well capitalized and have access to both debt and equity capital.

RISK FACTORS

     Risk Associated with delay in completion of the Merger, or Termination of Merger Agreement. During the transition period until the Merger is completed or terminated, the Company's ability to attract and retain key personnel could be impaired due to the uncertainty involved with the transaction and associates' concern about job security. However, to mitigate this risk, the Company has implemented severance agreements and stay bonus agreements for key personnel who stay with the Company that will be vested and paid when the Merger is completed. Moreover, the Merger Agreement contains customary restrictions on the Company's ability to operate the business pending completion of the Merger, which includes delaying implementation of the Company's strategic plan. If the merger is not consummated, such delay, as well as the legal, accounting, investment banking and other fees incurred in connection with the transaction could have an adverse impact on the Company's operating results.

     Risk Associated with the Rental-Purchase Business. The operating success of the Company, like other participants in the rental-purchase industry, depends upon a number of factors. These factors include the ability to maintain and increase the number of units on rent, the collection of the rental payments when due and the control of inventory and other costs. In addition, the failure of the Company's management information systems to monitor the stores, the failure of the Company's operational internal audit personnel to adequately detect any problems with a store, or the failure of store managers to follow operating guidelines, could have a material adverse affect on the Company's business, financial condition or results of operations. The rental-purchase industry is also affected by changes in consumer confidence, preferences and attitudes, as well as general economic factors. Failure to respond to changing market trends could adversely affect the Company's business, financial condition or results of operations. In addition, the failure of the Company to react to changes in consumer preferences and technological advancements could adversely affect the value of the Company's inventory and the Company's business, financial condition or results of operations.

     Competition. The rental-purchase industry is extremely competitive. The Company competes with other rental-purchase businesses, as well as rental stores that do not offer their customers a purchase option. Competition is based primarily on rental rates and terms, product selection and availability and customer service. With respect to customers that are able to purchase a product for cash or on credit, the Company also competes with department stores, discount stores and other retail outlets. Several competitors in the rental-purchase business are national or regional in scope. The Company has generally strived to open new stores in markets with a lower concentration of rental-purchase stores. As the Company's competitors expand geographically into the Company's existing markets, the Company's competition in those markets may increase and there will be relatively fewer underserved areas available for penetration by the Company.

     Government Regulation. The Company believes there are 47 states that have enacted laws specifically regulating rental-purchase transactions, including all of the states in which the Company operates. These laws generally require certain contractual and advertising disclosures and also provide varying levels of substantive consumer protection, such as requiring a grace period for late fees and contract reinstatement rights in the event a rental-purchase agreement is terminated. If the Company acquires or opens new stores in states in which it does not currently operate, the Company will become subject to the rental-purchase laws of such states, if any. Furthermore, there can be no assurance that new or revised rental-purchase laws will not have a material adverse affect on the Company's business, financial condition and results of operations.

     No federal legislation has been enacted regulating or otherwise governing rental-purchase transactions. Currently, the industry has sponsored two bills that have been introduced in Congress. Both bills would amend the Consumer Credit Protection Act to include favorable treatment of rental-purchase contracts. The Senate version (S.884), which has 21 co-sponsors, has been referred to the Committee on Banking, Housing and Urban Affairs. The House version (H.R. 996) also has 82 co-sponsors and has been referred to the Committee on Financial Services. There is no assurance that either bill will be enacted.

     Expansion Risks. The inability of the Company to execute its expansion plans, make new stores profitable or improve the profitability of acquired stores could have a material adverse affect on the Company's business, financial condition and results of operations. Accomplishing the Company's expansion plans will depend on a number of factors, the most important of which is the Company's ability to hire, train and retain managers and other personnel who satisfy the Company's standards for performance, professionalism and service. Other risk factors associated with the opening of new stores, some of which are beyond the control of the Company, include: locating and obtaining acceptable sites, securing favorable financing, obtaining necessary zoning or other regulatory approvals, avoiding unexpected delays in opening due to construction delays or the failure of vendors to deliver equipment, fixtures or rental-purchase merchandise, incurring significant start-up costs before the viability of the stores is established and integrating new stores into the Company's systems and operations. Generally, new stores operate at a loss for up to 12 months after opening. There can be no assurance that future new stores will obtain profitability in the expected time frame, if at all. In addition, the Company's growth strategy will place significant demands on the Company's management. With respect to acquisitions, there can be no assurance that the Company will be able to locate or acquire suitable acquisition candidates, or that any operations, once acquired, can be effectively and profitably integrated into the Company's existing operations. Additionally, acquisitions may negatively impact the Company's operating results, particularly during the period immediately following an acquisition. The Company may acquire operations that are unprofitable or have inconsistent profitability.

     Volatility of Share Price; Potential Fluctuations in Quarterly
Results. The Company believes that various factors such as general economic conditions and changes or volatility in the financial markets, changing market conditions in the rental-purchase industry and quarterly or annual variations in the financial results of other public companies that are part of the rental-purchase industry, all of which may be unrelated to the Company's performance, could cause the market price of the Common Stock to fluctuate substantially. Additionally, quarterly revenues and operating income are difficult to forecast. The Company's expense levels are based, in part, on its expectations as to future revenues and timing of new store openings. If revenue levels are below expectations, the Company may be unable or unwilling to reduce expenses proportionately and operating results would likely be adversely affected. As a result, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will differ from the expectations of public market analysts and investors. In such event, the market price of the Common Stock would likely be materially adversely affected.

     Litigation. Due to the consumer-oriented nature of the rental-purchase industry and the application of certain laws and regulations, industry participants may be named as defendants in litigation alleging violations of state laws and regulations and consumer tort law, including fraud. Many of these actions involve alleged violations of consumer protection laws. While the Company currently has no material litigation pending, in the event a significant judgment is rendered in the future against the Company or others within the rental-purchase industry in connection with any such litigation, such judgment could have a material adverse affect on the Company's business, financial condition or results of operations.

OPERATING STRATEGY

     The following narrative of the Company's Operating Strategy is based upon the assumption that the Company will continue as a stand-alone entity and the Merger will not occur. If the Merger does occur, it is possible RAC will modify or change the Company's operating strategy.

     During the fourth quarter of 2003, the Company completed a strategic planning process that identified several key initiatives to support the Company's core operating strategy of operating high volume, high profit store locations. These initiatives are aimed at improving the Company's competitive position by i) increasing customer retention; ii) increasing new customers per store; and iii) increasing revenue and profit per customer. The strategic process also identified the need for the Company to accelerate its growth plan in order to achieve economies of scale in areas such as advertising and purchasing as well as leveraging its corporate infrastructure. Prior to the implementation of any of these initiatives, on February 4, 2004, the Company entered into the Merger Agreement with RAC mentioned in the "General" section above. If the Merger Agreement is terminated, the Company will implement its strategic plan and will disclose the details of such plan in a subsequent filing with the Securities and Exchange Commission.

     The Company's operating strategy is to operate high volume store locations with core stores (stores opened three or more years) averaging a minimum of $1.0 million in annual revenue in conjunction with generating store level operating income ranging from 20% to 22%. Annual revenues from continuing operations per store, including core and non-core stores, were approximately $821,000 during 2003, which management believes is one of the highest in the industry. The Company anticipates executing its strategy by maintaining a high Average Monthly Rental Rate (AMRR) on its rental-purchase agreements, a high number of customers per store and a high level of customer referrals and repeat business, all accompanied by a low level of delinquencies. The Company seeks to achieve these objectives by applying its "More, Better, Different" philosophy to its customers and associates by utilizing the following operating techniques.

     Customer Service. Management believes the rental-purchase industry is a neighborhood business built on the relationship between the customer and store personnel. Beginning with the store manager and ending with the account manager, the Company's customer service policy is to treat all customers at all times with "Respect and Dignity". Bilingual associates are employed in many stores to serve the needs of Spanish-speaking customers and regional managers handle all customer service calls directly to ensure prompt follow-up and dispute resolution. In addition, the Company focuses on customer convenience by locating stores on main arteries near national discount retailers or grocery stores and by setting renewal payment dates based on the customer's wage or other income schedule. By not imposing many of the fees that are standard in the industry, such as club, waiver, processing and delivery fees, the Company enables its customers to afford higher quality merchandise with additional features and benefits.

     Quality Merchandise. The Company's merchandising strategy is to offer its customers a wide range of new and pre-rented, quality, name brand, and durable merchandise. Management recognizes that its customers desire many of the higher end products found in the large national electronic, appliance and furniture stores. Accordingly, the Company provides its customers with items such as large screen televisions, leather furniture and computers with nationally recognized brand names and other popular features. This strategy has enabled the Company to maintain a high AMRR. In addition, by providing name brand and durable products that maintain their quality throughout the rental period, the Company has maintained a high level of repeat and referral business.

     Store Environment. The Company believes it is essential that its stores provide an appealing and attractive shopping environment while conveying a sense of quality, safety and convenience. Company stores are generally located on main arteries, near residential or commercial areas and in strip shopping centers near national discount retailers or grocery stores. The Company generally maintains a uniform store size (4,750 square feet, on average), color scheme, store layout and display signs. Stores are intended to provide an appealing retail environment and are modeled to resemble a quality furniture and electronics showroom.

     Experienced Associates. The Company's operations and profitability are largely dependent on the services of its store-level personnel, senior management and executive officers (collectively, the "associates"). The Company's regional managers and store managers have extensive experience in the industry and have worked with the Company for an average of approximately 12 and five years, respectively (excluding managers from newly opened and acquired stores). The Company's executive officers have over 80 combined years in the rental-purchase industry and the CEO and President co-founded the Company in 1986. The Company attempts to attract and retain its quality associates through compensation and benefits that meet or exceed industry averages and through various ongoing proprietary training programs. Management believes its associate development programs enhance the Company's operations by ensuring conformity to established operating standards, reducing associate turnover, enhancing associate productivity and improving associate morale.

     Management. The Company's management approach provides store managers with a certain degree of autonomy and accountability. Within guidelines set by the Company, store managers are responsible for developing customer relationships, managing customer service, maintaining appropriate levels, quality and mix of merchandise inventory and meeting operational benchmarks. The Company supports its structure with strong regional supervision, management information systems, operational audit procedures, operating guidelines and experienced associates.

     As the Company continues to grow, a key element to ensure the quality of its store operations is the Regional Management team. Currently, the Company employs 12 regional managers and one regional vice president, who are generally promoted from within the Company. Regional managers generally live within their geographic area to reduce travel time and expense. Senior management is able to stay in touch with store operations through regular communication with the regional managers by either telephone conferences or quarterly meetings. Management intends on maintaining an average region size of approximately 10 stores.

GROWTH STRATEGY

     During the fourth quarter of 2003, the Company completed a strategic planning process that identified the need for the Company to pursue an aggressive strategic growth plan, which proposed both organic growth and an aggressive acquisition strategy. Prior to the implementation of any of the initiatives of the strategic plan, the Company entered into a Definitive Agreement and Plan of Merger with Rent-A-Center, Inc. on February 4, 2004, mentioned in the "General" section above. If the merger does not occur, the Company will implement its strategic plan and will disclose the details of such plan in a subsequent filing with the Securities and Exchange Commission.

STORES

     As of December 31, 2003, Rainbow operated 125 stores in fifteen states, as set forth in the following table:

                                                              NUMBER OF
LOCATION                                                       STORES
--------                                                      ---------
Ohio........................................................     27
Pennsylvania................................................     22
Massachusetts...............................................     11
Michigan....................................................     11
South Carolina..............................................      8
Tennessee...................................................      8
Connecticut.................................................      7
North Carolina..............................................      7
Virginia....................................................      7
New York....................................................      5
Kentucky....................................................      4
Rhode Island................................................      3
Indiana.....................................................      2
Maryland....................................................      2
Georgia.....................................................      1

     Rainbow's primary method of growth is through the opening of new store locations. New stores have a maturation period of approximately three years and are generally dilutive to earnings for the first 12 months as the Company builds a customer base and develops a recurring revenue stream. If the Merger with RAC does not occur, Rainbow plans to open approximately five additional stores during 2004.

     In investigating a new market, the Company reviews demographic statistics, cost of advertising and the number and nature of competitors. In addition, the Company investigates the regulatory environment of the state in which the new market exists. It is the Company's policy to operate in those states where there is an absence of unfavorable legislation regarding rental-purchase transactions.

MERCHANDISE

     Rainbow's merchandising strategy is to carry a wide variety of quality, name brand, durable merchandise in four major categories, including home electronics, furniture, appliances and computers. Choices of merchandise reflect the Company's belief that customers want to rent the same quality of merchandise that is available from more traditional retailers, and that customers are willing to pay for value and quality. In addition, by focusing on its manufacturers' mid-point and better range products, the Company avoids frequent service problems associated with inferior products. The Company purchases merchandise directly from the manufacturers and through distributors generally through volume price discounts.

     As of December 31, 2003, rental-purchase agreements for home electronics accounted for approximately 33%; furniture accounted for 35%; appliances accounted for 19%; and computers accounted for 13% of the Company's total units on rent.

RETENTION, TRAINING AND EMPOWERMENT OF ASSOCIATES

     Management believes a key to its success in retaining quality associates is its policy of promoting many of its store managers from within. However, to ensure the strength of its store level management team, the Company also hires experienced managers from other rent-to-own chains. These experienced managers are introduced to Rainbow's culture of customer service and store operating system through its "Fast Track" training program.

     The Company places great importance on training, both in terms of initial training for potential managers and continued education of its current management team. The Company has developed a formal training program that each associate must successfully complete before becoming eligible for promotion to store manager. This training program for potential managers consists of a three to six month curriculum involving formal classroom training as well as on-site store training. After an associate becomes a store manager, the training continues. Manager meetings are conducted twice per year and all store managers, regional managers, department heads and executive management of the Company are required to attend. At such sessions, prior performance is critiqued, operating procedures are reviewed and revised, new merchandise is showcased and managers receive eight to ten hours of classroom training in the areas of financial management, product information, inventory management, customer service, credit management, personnel management and other areas of store operations. In addition, the Company holds training sessions for store personnel below the level of manager in areas such as customer service, collection techniques, sales training and safety. The Company also produces training videos to assist in the on-going training of store associates.

     The Company believes open communication with regional and store level management is essential to understanding existing markets, increasing associate morale and retaining associates. In order to facilitate open lines of communication, the Company has a committee comprised of top performing managers to serve as a sounding board for new concepts and innovative operational and sales techniques.

MARKETING

     The Company uses advertising mediums such as printed circulars, radio, television, and direct mail to introduce and reinforce the benefits of its rental-purchase program to potential and existing customers and to make such customers aware of new products and promotions.

     The Company advertises in both English and Spanish to reach the diverse segments of its customer base. Advertising focuses on things such as superior customer service, quality name brand products, the ease of a hassle-free ordering process, and promotional offers. Some of the supporting elements to these concepts include a toll-free phone number that automatically connects the caller with the store nearest them, a website for online ordering and information about products and locations, and a toll-free number to a customer service representative who forwards messages directly to one of the Company's regional managers who answers questions and resolves problems.

     Direct mail is employed to target specific households that match up with the established demographics of our customer base. These programs are tailored to both active customers at various points in their rental life cycle, and to inactive customers to encourage them to again enjoy the products and services the Company has to offer. In addition, the Company holds "customer appreciation" events at its store locations during various times of the year to foster better customer relations.

APPROVAL PROCESS

     The Company does not conduct a formal credit review. The Company's order approval process is designed to verify a customer's stability in his or her community and serves as a successful method of loss prevention. Since merchandise is rented rather than purchased, the Company focuses on a customer's credibility, not the customer's credit history. The approval process is designed to take less than one hour. Merchandise is generally delivered on the same day that the order is received.

THE RENTAL-PURCHASE AGREEMENT

     Merchandise is provided to customers under written rental-purchase agreements that set forth the terms and conditions of the transaction in a straightforward and understandable manner. The Company has developed its own agreements, which have been reviewed by legal counsel and meet the legal requirements of the state in which they are used. The Company's flexible rental program allows a customer to choose weekly, bi-weekly, semi-monthly, or monthly rental periods with rent paid in advance. At the end of each rental period, the customer can renew the agreement by making a renewal payment, terminate the agreement, or purchase the merchandise for a price based upon a predetermined formula. If the customer elects to terminate the agreement, the merchandise is returned to the store and made available for rent to another customer. The Company retains title to the merchandise during the term of the rental-purchase agreement. If the customer renews the agreement for a specified number of rental periods, ownership is transferred to the customer upon receipt of the last renewal payment.

CUSTOMER SERVICE AND MANAGEMENT

     In addition to the enjoyment of quality products, customers are afforded many services provided by well-trained customer management personnel who treat customers with "Respect and Dignity". The Company does not impose many of the fees standard in the industry, such as waiver fees, club fees, processing or delivery fees, and provides additional services under the rental-purchase agreement at no additional cost. Such services include delivery and installation, product training, maintenance to ensure the product continues to perform, "loaner" merchandise if a product is being serviced, and pick-up service to return the merchandise, if requested. Rental income represented 94.3% of the Company's total revenue in 2003 with an additional 3.1% in merchandise sales. In addition, customers are able to upgrade products, reinstate a previously terminated agreement and are given free service for a reasonable period, generally 90 days, beyond the rental term.

     Management's philosophy is "customers will pay you because they want to, not because they have to" and every renewal date offers the opportunity to sell the customer on the benefits of maintaining a good account with the Company. Management believes a thorough understanding by the customer of all the terms of the rental agreement is the first step of successful customer management. A large majority of all renewal payments are made timely without the involvement of store personnel and renewal payments are generally made at the store by cash, check or money order or by mail. Customer management personnel are given extensive training to assist the customer in maintaining a good account with the Company. Customer management begins upon delivery of the merchandise in the customer's home.

MANAGEMENT INFORMATION SYSTEMS

     The Company has operated its current internal network for a number of years, which is a Windows NT 4.0 based environment supporting approximately 40 local users and 140 remote users. The Company utilizes a proprietary Windows based point-of-sale system to support its store operations. The system provides store managers with all of the relevant store-level financial and operational data as well as individual profiles on each store's customers. This same data is also readily available to senior management for performance and trend analysis.

COMPETITION

     The rental-purchase industry is highly competitive. The Company competes with other national, regional and local rental-purchase businesses, as well as rental stores that do not offer their customers a purchase option. With respect to customers desiring to purchase merchandise for cash or on credit, the Company competes with department stores, consumer electronic stores and discount stores. The Company's three largest competitors, Rent-A-Center, Inc., Rent-Way, Inc., and Aaron Rents, Inc., have greater financial and operating resources and name recognition than Rainbow.

PERSONNEL

     As of March 2004, the Company had approximately 872 associates of which 653 of them were full-time. Approximately 45 associates are located at the Company's corporate headquarters in Canfield, Ohio. None of the Company's associates are represented by a labor union. Management believes its relations with its associates are good.

GOVERNMENT REGULATION

     The Company believes there are 47 states that have legislation regulating rental-purchase transactions. The Company's policy is to operate in states where there is an absence of unfavorable legislation regarding rental-purchase transactions. There can be no assurance against the enactment of new or revised rental-purchase laws that would have a material adverse affect on the Company. No federal legislation has been enacted regulating or otherwise governing rental-purchase transactions. See Government Regulation under Risk Factors.

     The Company instructs its managers in procedures required by applicable law through training seminars and policy manuals and believes that it has operated in compliance with the requirements of applicable law in all material respects.

SERVICE MARKS

     The Company owns the federally registered service mark "Rainbow Rentals." The Company believes that the Rainbow Rentals mark has acquired significant market recognition and goodwill in the communities in which its stores are located.

ITEM 2.  PROPERTIES

     The Company leases all of its stores under operating leases that expire at various times through 2010. Store leases generally provide for fixed monthly rental payments, plus payment for real estate taxes, insurance and common area maintenance. Most of these leases contain renewal options for additional periods ranging from three to five years at rates generally adjusted for increases in the cost of living. There is no assurance the Company can renew the leases that do not contain renewal options,or if it can renew them, that the terms will be favorable to the Company. Store sizes range from approximately 3,200 to 9,830 square feet, and average approximately 4,750 square feet. Management believes suitable store space is generally available for lease and the Company would be able to relocate any of its stores without significant difficulty should it be unable or unwilling to renew a particular lease. Management also believes additional store space is available to meet the requirements of its new store opening program.

     The Company leases its corporate office located at 3711 Starr Centre Drive, Canfield, Ohio from a corporation owned by two of its executive officers and a former officer (see "Related Party Transactions"). The corporate office consists of approximately 10,000 square feet and is leased through January 31, 2006, however, in the event the Merger is consummated, the lease will terminate 90 days after the effective date of the Merger. In 2003, the rental amount was $130,000. The Company believes the rental is at market rate and the other provisions of the lease are on terms no less favorable to the Company than could be obtained from unrelated parties.

ITEM 3.  LEGAL PROCEEDINGS

     The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. The Company believes the amount of any ultimate liability with respect to these actions will not have a material adverse affect on the Company's liquidity, financial condition or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

     The common stock of Rainbow Rentals, Inc. trades on The Nasdaq Stock Market under the symbol "RBOW". As of March 1, 2004, there were 5,931,819 shares outstanding held by approximately 90 shareholders of record. The Company believes there are approximately 300 persons or entities holding stock in nominee or street name through various brokerage firms or other institutional holders.

     The following table shows the quarterly high and low trade prices of the common shares for the years ended 2003 and 2002.

                                                            2003             2002
                                                        -------------   --------------
                                                        HIGH     LOW     HIGH     LOW
                                                        -----   -----   ------   -----
Quarter ended March 31................................  $6.04   $4.05   $ 8.25   $6.25
Quarter ended June 30.................................   6.13    4.93    10.24    6.56
Quarter ended September 30............................   6.85    5.40     7.24    4.35
Quarter ended December 31.............................   8.31    6.05     7.47    4.26

DIVIDEND POLICY

     The Company has never paid cash dividends on its shares of common stock. The Company currently intends to retain all earnings from its operations to finance the growth and development of its business and, consequently, does not expect to pay dividends on its shares of common stock in the foreseeable future. The payment of future dividends will be at the sole discretion of the Company's Board of Directors and will depend on, among other things, future earnings, capital requirements, the general financial condition of the Company and general business conditions. In addition, the payment of dividends by the Company is limited by certain covenants in the Company's Credit Facility. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table provides information as of December 31, 2003, regarding shares outstanding and available for issuance under the Company's existing stock option plan:

                                            (A)                     (B)                    (C)
                                    --------------------   ---------------------   -------------------
                                         NUMBER OF
                                      SECURITIES TO BE
                                        ISSUED UPON          WEIGHTED AVERAGE           NUMBER OF
                                        EXERCISE OF          EXERCISE PRICE OF         SECURITIES
                                        OUTSTANDING             OUTSTANDING             REMAINING
                                     OPTIONS, WARRANTS       OPTIONS, WARRANTS        AVAILABLE FOR
PLAN CATEGORY                            AND RIGHTS             AND RIGHTS           FUTURE ISSUANCE
-------------                       --------------------   ---------------------   -------------------
Equity compensation plans approved
  by security holders.............        583,034                  $7.95                 10,882
Equity compensation plans not
  approved by security holders....             --                     --                     --
                                          -------                  -----                 ------
Total.............................        583,034                  $7.95                 10,882
                                          =======                  =====                 ======

ITEM 6.  SELECTED FINANCIAL DATA

     The selected financial data presented below under the captions "Statement of Income Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 2003, are derived from the financial statements of the Company. The data presented below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, and the Financial Statements and the related notes thereto included elsewhere in this annual report.

                                                      YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------
                                      2003         2002         2001         2000         1999
                                   ----------   ----------   ----------   ----------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Statement of Income Data:
  Revenues
     Rental revenue..............  $   96,826   $   93,239   $   88,770   $   86,099   $   75,932
     Fees........................       2,679        2,728        2,697        2,849        2,639
     Merchandise sales...........       3,168        3,300        3,088        2,947        2,287
                                   ----------   ----------   ----------   ----------   ----------
          Total revenues.........     102,673       99,267       94,555       91,895       80,858
  Operating expenses
     Merchandise costs...........      33,346       33,995       33,310       30,775       26,758
     Store expenses
       Salaries and related......      26,849       24,393       22,713       21,774       18,374
       Occupancy.................      10,022        9,480        8,607        7,464        6,027
       Advertising...............       6,884        6,167        5,928        4,430        3,662
       Other expenses............      14,397       13,494       13,258       12,388       10,719
                                   ----------   ----------   ----------   ----------   ----------
          Total store expenses...      58,152       53,534       50,506       46,056       38,782
                                   ----------   ----------   ----------   ----------   ----------
          Total merchandise costs
            and store expenses...      91,498       87,529       83,816       76,831       65,540
     General and administrative
       expenses..................       8,765        7,706        7,160        6,340        5,176
     Amortization of goodwill and
       noncompete agreements.....         160          175          689          608          456
                                   ----------   ----------   ----------   ----------   ----------
          Total operating
            expenses.............     100,423       95,410       91,665       83,779       71,172
                                   ----------   ----------   ----------   ----------   ----------
          Operating income.......       2,250        3,857        2,890        8,116        9,686
  Interest expense...............         570          632          689          933          697
  Other expense, net.............         227          228          227          284          361
                                   ----------   ----------   ----------   ----------   ----------
          Income from continuing
            operations, before
            income taxes.........       1,453        2,997        1,974        6,899        8,628
  Income taxes...................         574        1,184          800        2,794        3,580
                                   ----------   ----------   ----------   ----------   ----------
          Income from continuing
            operations...........         879        1,813        1,174        4,105        5,048
  Discontinued operations
     Loss from operations of
       discontinued store
       including loss on
       disposal, net of tax......          --         (172)          --           --           --
                                   ----------   ----------   ----------   ----------   ----------
          Net income.............  $      879   $    1,641   $    1,174   $    4,105   $    5,048
                                   ==========   ==========   ==========   ==========   ==========

                                                      YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------
                                      2003         2002         2001         2000         1999
                                   ----------   ----------   ----------   ----------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
          Basic and diluted
            earnings per common
            share from continuing
            operations...........  $     0.15   $     0.31   $     0.20   $     0.69   $     0.85
                                   ==========   ==========   ==========   ==========   ==========
          Basic and diluted
            earnings per common
            share................  $     0.15   $     0.28   $     0.20   $     0.69   $     0.85
                                   ==========   ==========   ==========   ==========   ==========
     Weighted average common
       shares outstanding:
          Basic..................   5,929,435    5,928,006    5,925,735    5,925,735    5,925,735
          Diluted................   5,940,598    5,940,606    5,940,999    5,930,157    5,930,887
  Pro forma net income data:
     Net income as reported......  $      879   $    1,641   $    1,174   $    4,105   $    5,048
     Pro forma adjustment for
       goodwill amortization,
       net.......................          --           --          312          287          212
                                   ----------   ----------   ----------   ----------   ----------
     Pro forma net income........  $      879   $    1,641   $    1,486   $    4,392   $    5,260
                                   ==========   ==========   ==========   ==========   ==========
  Pro forma basic and diluted
     income per common share.....  $     0.15   $     0.28   $     0.25   $     0.74   $     0.89
                                   ==========   ==========   ==========   ==========   ==========
Operating Data:
  Stores open at end of period...         125          122          113          110           92
  Comparable store revenue
     growth(1)...................        (1.0)%        1.4%        (4.3)%        1.7%         4.4%

---------------

(1) Comparable store revenue growth is the percentage increase (decrease) in revenue from the same number of stores over a two-year period. Only stores that have been open 12 months in both periods are included in the comparison.

                                                   YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------
                                        2003      2002      2001      2000      1999
                                       -------   -------   -------   -------   -------
                                                   (DOLLARS IN THOUSANDS)
Balance Sheet Data:
  Rental-purchase merchandise, net...  $40,545   $39,342   $39,330   $36,545   $33,042
  Total assets.......................   63,651    60,913    60,121    58,429    50,324
  Total long-term debt...............    6,154     7,550     9,440    12,340    10,522
  Total liabilities..................   23,930    22,088    22,956    22,438    18,438
  Shareholders' equity...............   39,721    38,825    37,165    35,991    31,886

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to assist in the understanding of the Company's financial position as of December 31, 2003 and 2002 and results of operations for the years ended December 31, 2003, 2002 and 2001. This discussion should be read in conjunction with the Company's financial statements and notes thereto included herein.

GENERAL

     At December 31, 2003, the Company operated 125 rental-purchase stores in 15 states, providing quality, name brand, durable merchandise, including home electronics, furniture, appliances and computers. Generally, rental-purchase merchandise is rented to individuals under flexible agreements that allow customers to own the merchandise after making a specified number of rental payments (ranging from 12 to 30 months).

Customers have the option to return the merchandise at any time without further obligation, and also have the option to purchase the merchandise at any time during the rental term.

RECENT DEVELOPMENTS

     On February 4, 2004 the Company entered into an Agreement and Plan of Merger (Merger Agreement) with Rent-A-Center, Inc., (RAC) the industry's largest rent-to-own operator. Under the terms of the Merger Agreement, which is expected to close during the second quarter of 2004, RAC will acquire 100% of the outstanding stock of the Company for a purchase price of $16.00 per share.

CRITICAL ACCOUNTING POLICIES

     "Management's Discussion and Analysis of Financial Condition and Results of Operations" discusses our financial statements that have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

     On an on-going basis, the Company evaluates its estimates and judgments. The Company bases its estimates and judgments on historical experience and on various other factors that management believes to be reasonable under the circumstances. The results of these estimates and judgments form the basis for making conclusions about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our significant estimates and assumptions are reviewed by management on a quarterly basis and required adjustments are recorded, if necessary

     A critical accounting policy is one that is both important to the portrayal of the Company's financial condition and results of operations and requires management to make estimates about the effects of matters that are inherently uncertain. Management believes the following critical accounting policies affect its more significant judgments and estimates in the preparation of its financial statements:

     - Rental-purchase merchandise, including depreciation and impairment;

     - Revenue recognition;

     - Accounting for income taxes;

     - Valuation of long-lived and intangible assets; and

     - Valuation of goodwill

     Rental-purchase merchandise, including depreciation and impairment. Rental-purchase merchandise is stated at historical cost, net of accumulated depreciation. The Company depreciates inventory on rent using the units of activity method. Under the units of activity method, merchandise on rent is depreciated in the proportion of rents earned to total expected rents to be provided over the rental contract term. The Company believes the units of activity method more accurately matches the recognition of depreciation expense with the estimated timing of revenue earned over the rental-purchase agreement period. The units of activity method is recognized in the rental-purchase industry and does not consider salvage value. In addition, the Company depreciates certain older rental-purchase merchandise held for rent over its remaining useful life.

     The Company monitors the value of rental-purchase merchandise for possible impairment. An impairment loss is recognized when the carrying amounts cannot be recovered by the estimated undiscounted cash flows they will receive.

     Revenue recognition. Merchandise is rented to customers pursuant to rental-purchase agreements, which generally provide for weekly or monthly rental terms. Rental revenue is recognized over the lease term. Deferred revenue is recognized for cash received for which revenue is not yet earned. A customer may elect to renew the rental-purchase agreement for a specified number of continuous terms and has the right to acquire title either through payment of all required rentals or through an early purchase option. Amounts received from such early purchase options, as well as sales of new and used merchandise available for rent in the stores, are included in merchandise sales.

     Accounting for income taxes. As part of the process of preparing the Company's financial statements, management is required to estimate income taxes in each of the jurisdictions in which it operates. This process involves estimating the Company's actual current tax exposure together with assessing temporary differences resulting from differing treatment of items. These differences result in deferred tax assets and liabilities, which are included within the Company's balance sheet. The Company must then assess the likelihood that deferred tax assets will be recovered from future taxable income, and if the Company assesses that recovery is not likely, a valuation allowance must be established.

     Management judgment is required in determining the Company's provision for income taxes, deferred tax assets and liabilities and any valuation allowance that may be deemed necessary.

     Valuation of long-lived and intangible assets. The Company assesses the impairment of identifiable intangible assets and long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include the following:

     - significant underperformance relative to expected historical or projected future operating results;

     - significant changes in the manner of the Company's use of the acquired assets or its strategy for the overall business; and

     - significant negative industry or economic trends

     When the Company determines that the carrying value of intangibles and long-lived assets may not be recovered based upon the existence of one or more of the above factors, impairment is measured based on a projected undiscounted cash flow method.

     Valuation of goodwill. Goodwill is the cost in excess of the fair value of net assets of acquired businesses. These assets are stated at cost and are no longer amortized, but evaluated at least annually for impairment in accordance with Statement of Financial Accounting Standards (SFAS) No. 142.

     The Company is required to test all existing goodwill for impairment annually on a "reporting unit" basis. A fair value approach is used to test goodwill for impairment. An impairment charge is recognized for the amount, if any, by which the carrying amount of goodwill exceeds its implied fair value. The fair value of a reporting unit and the related implied fair value of the respective goodwill are established using comparative market multiples, namely a combination of the Company's market capitalization and average monthly revenues. Should the Company's stock price and/or average monthly revenues fall such that the carrying amount of goodwill would not be recoverable, an impairment loss would be recognized. During the fourth quarter of 2003, we performed an impairment assessment of our goodwill, and determined that no impairment existed.

COMPONENTS OF INCOME AND EXPENSES

     Revenues. The Company collects rental renewal payments in advance, under weekly, biweekly, semi-monthly and monthly rental-purchase agreements. Rental revenue is recognized over the lease term. Fees include amounts for reinstatement of expired agreements and amounts for in-home collection. Fees are recognized when earned. Rental-purchase agreements generally include an early purchase option. Merchandise sales include amounts received upon sales of merchandise pursuant to such early purchase options and upon the sale of new or used rental merchandise. These amounts are recognized as revenue when the merchandise is sold.

     Merchandise Costs. Merchandise costs include depreciation of rental-purchase merchandise under the units of activity depreciation method. Rental-purchase merchandise is depreciated as revenue is earned. Merchandise costs also include the remaining book value of merchandise sold or otherwise disposed, the cost of replacement parts and accessories and other miscellaneous merchandise costs. The Company monitors the value of rental-purchase merchandise for possible impairment and, if necessary, reduces the carrying value of the related asset to fair value.

     Salaries and Related. Salaries and related expenses include all salaries and wages paid to store level associates, related benefits, taxes and workers' compensation claims and premiums.

     Occupancy. Occupancy includes rent, repairs, maintenance and security of the physical store locations, utility costs and depreciation of store leasehold improvements. The Company has no leases that include percentage rent provisions.

     Advertising. Costs incurred for producing and communicating advertising are charged to expense the first time advertising takes place.

     Other Expenses. Other expenses include delivery expenses, insurance, costs associated with maintaining rental-purchase merchandise, telephone expenses, store computer and office expenses and personal property taxes, among other items.

     General and Administrative Expenses. General and administrative expenses include all personnel, occupancy and other operating expenses associated with the Company's corporate-level support departments and regional store supervision. In addition, all costs associated with training, legal and professional fees, charitable contributions and state taxes not based on income, are included.

     Amortization Expense. Amortization expense includes the amortization of non-compete agreements and other identifiable intangible assets with definitive lives. Effective January 1, 2002, with the adoption of SFAS No. 142, goodwill is no longer amortized.

     Income Tax Expense. Income tax expense includes the combined effect of all federal, state and local income taxes imposed upon the Company by various taxing jurisdictions.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain Statements of Income data as a percentage of total revenues.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2003     2002     2001
                                                              ------   ------   ------
Revenues
  Rental revenue............................................   94.3%    93.9%    93.9%
  Fees......................................................    2.6      2.8      2.8
  Merchandise sales.........................................    3.1      3.3      3.3
                                                              -----    -----    -----
       Total revenues.......................................  100.0    100.0    100.0
Operating expenses
  Merchandise costs.........................................   32.5     34.2     35.2
  Store expenses
     Salaries and related...................................   26.1     24.6     24.0
     Occupancy..............................................    9.8      9.5      9.1
     Advertising............................................    6.7      6.2      6.3
     Other expenses.........................................   14.0     13.6     14.0
                                                              -----    -----    -----
       Total store expenses.................................   56.6     53.9     53.4
                                                              -----    -----    -----
       Total merchandise costs and store expenses...........   89.1     88.1     88.6

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2003     2002     2001
                                                              ------   ------   ------
General and administrative expenses.........................    8.5      7.8      7.6
Amortization of goodwill and noncompete agreements..........    0.2      0.2      0.7
                                                              -----    -----    -----
       Total operating expenses.............................   97.8     96.1     96.9
                                                              -----    -----    -----
       Operating income.....................................    2.2      3.9      3.1
Interest expense............................................    0.6      0.6      0.7
Other expense, net..........................................    0.2      0.2      0.2
                                                              -----    -----    -----
       Income from continuing operations, before income
          taxes.............................................    1.4      3.1      2.2
Income taxes................................................    0.5      1.2      0.9
                                                              -----    -----    -----
       Income from continuing operations....................    0.9      1.9      1.3
Loss on discontinued operations, net of tax.................     --     (0.2)      --
                                                              -----    -----    -----
       Net income...........................................    0.9      1.7      1.3
Pro forma adjustment for goodwill amortization, net of
  tax.......................................................     --       --      0.3
                                                              -----    -----    -----
       Pro forma net income.................................    0.9      1.7      1.6
                                                              =====    =====    =====

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND
2002

     Total revenues increased $3.4 million, or 3.4%, to $102.7 million for the year ended December 31, 2003 compared to $99.3 million for the year ended December 31, 2002. Revenue from comparable stores, or stores in operation for each of the entire years ended December 31, 2003 and 2002, decreased $1.0 million, or 1.0%. This decrease was primarily attributable to a 4.9% decline in average units on rent due largely to management's decision to discontinue rentals of accessory items in 2003, which are less profitable than regular rental purchase merchandise items. Average accessory units on rent at comparable stores fell 27.8% during 2003, and, to a lesser extent, average regular units on rent fell 1.4%. Collection performance at comparable stores declined 44 basis points. Partially offsetting the declines in comparable units on rent and collection performance was a 1.25% increase in average price per unit charged to customers on regular rental purchase merchandise. Revenues from stores opened during 2002 increased $3.8 million as these stores continued to build their customer base. Revenues from the six stores opened during 2003 totaled $656,000.

     Merchandise costs decreased $649,000, or 1.9%, to $33.3 million for the year ended December 31, 2003 compared to $34.0 million for the year ended December 31, 2002. Comparable store merchandise costs declined $2.3 million, or 6.8%, which was partially offset by an increase in merchandise costs for stores opened in 2002 and 2003. As a percentage of revenue, merchandise costs declined to 32.5% from 34.2% for the years ended December 31, 2003 and 2002, respectively. The decrease in merchandise costs as a percentage of revenues is attributable to better pricing on the purchase of rental merchandise and, to a lesser extent, an increase in average rental rates.

     Store expenses increased $4.6 million, or 8.6%, to $58.1 million for the year ended December 31, 2003 compared to $53.5 million for the year ended December 31, 2002. Store expenses associated with stores opened after January 1, 2002 (non-comparable stores) accounted for $3.1 million, or nearly 68% of the increase. Store expenses were also affected by an increase in comparable store salaries and related expenses totaling $1.0 million, which was attributable to increased wages (primarily staffing), higher workers' compensation costs, and, to a lesser extent, an increase in group insurance costs due to higher self-insurance claims, primarily in the fourth quarter of 2003. Advertising and other store expenses at comparable stores increased $350,000 and $352,000, respectively. Advertising increased primarily in the fourth quarter of 2003 in an attempt to increase customer traffic. The increase in other store expenses was due to higher inventory repairs, in addition to increases in insurance premiums and vehicle claims. Comparable store occupancy expense declined $226,000 predominantly due to a lease buy-out and asset write-offs recorded during 2002 associated with the consolidation of a store. Store expenses totaled 56.6% and 53.9% of total revenue for the years ended December 31, 2003 and 2002, respectively. Comparable store expenses as a percentage of comparable store revenue totaled 54.9% and 52.6% for the years ended December 31, 2003 and 2002, respectively.

     General and administrative expenses increased $1.1 million, or 13.7%, to $8.8 million for the year ended December 31, 2003 compared to $7.7 million for the year ended December 31, 2002. The increase in general and administrative expenses was partially attributable to $329,000 in severance costs associated with the departure of the Company's Chief Operating Officer in May 2003. Also contributing to the increase were higher payroll-related costs totaling $409,000, which included reorganizing and training the Company's regional and store managers, higher corporate payroll due primarily to additional personnel, and severance costs related to closing the Company's construction department during the fourth quarter of 2003. Other increases included $100,000 in consulting fees, primarily due to strategic planning initiated during the fourth quarter of 2003, and $66,000 in higher director and officer insurance premiums. General and administrative expenses totaled 8.5% and 7.8% of total revenues for the years ended December 31, 2003 and 2002, respectively.

     Interest expense decreased $62,000 comparing the years ended December 31, 2003 and 2002, due to lower average outstanding debt.

     Income tax expense decreased $610,000 to $574,000 for the year ended December 31, 2003 from $1.2 million for the year ended December 31, 2002, and was attributable to a decline in income from operations. The Company's effective tax rate was 39.5% for both the years.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002 AND
2001

     Total revenues from continuing operations increased $4.7 million, or 5.0%, to $99.3 million for the year ended December 31, 2002 compared to $94.6 million for the year ended December 31, 2001. Revenue from comparable stores, or stores in operation on January 1, 2001, increased $1.3 million, or 1.4%, and was primarily attributable to an increase in average rental rates and, to a lesser extent, an increase in collection performance. The increase in average rental rates was mainly the effect of raising rental rates on pre-rented merchandise during the second quarter of 2002 towards historical levels as the quality of such merchandise improved over the previous year. Changes in product mix and increased average rental rates on new merchandise also contributed to the increase in comparable store revenue. Partially offsetting the increase in comparable store revenue was a modest decline in average units on rent comparing 2002 to 2001, which was due to a decline in average customers per comparable store. Revenue from the 17 stores opened after January 1, 2001 accounted for $3.6 million of the increase in total revenue from continuing operations as these stores continue to build a customer base and develop a recurring revenue stream. Revenues in 2001 included the activity of an underperforming store sold in 2001.

     Merchandise costs from continuing operations increased $685,000, or 2.1%, to $34.0 million for the year ended December 31, 2002 compared to $33.3 million for the year ended December 31, 2001. Merchandise costs totaled 34.2% and 35.2% of revenue for the years ended December 31, 2002 and 2001, respectively. The decrease in merchandise costs from continuing operations as a percentage of revenues from continuing operations was primarily the result of higher rental margins. During mid-2001, the Company lowered rental rates in order to move older, pre-rented merchandise. The Company began raising rental rates during the second quarter of 2002 towards historical levels as the quality of older, pre-rented merchandise improved.

     Store expenses from continuing operations increased $3.0 million, or 6.0%, to $53.5 million for the year ended December 31, 2002 compared to $50.5 million for the year ended December 31, 2001. This increase was mainly attributable to the 17 stores opened after January 1, 2001, as total store expenses for comparable stores remained flat. To a lesser extent, costs associated with the consolidation of two stores contributed to the increase in store expenses from continuing operations. A modest increase in salaries and related expenses at comparable stores, in addition to normal scheduled rent increases, were offset by cost savings as operational efficiencies and spending controls were implemented during 2002. As a result of the above-mentioned cost savings, total comparable store expenses as a percentage of comparable store revenue improved from 52.4% for the year ended December 31, 2001 to 51.8% for the year ended December 31, 2002. Store expenses from continuing operations totaled 53.9% and 53.4% of total revenues from continuing operations for the years ended December 31, 2002 and 2001, respectively.

     Amortization expense from continuing operations decreased $514,000 to $175,000 for the year ended December 31, 2002 compared to $689,000 for the year ended December 31, 2001. With the adoption of SFAS No. 142 on January 1, 2002, goodwill is no longer amortized, but evaluated at least annually for impairment. For the year ended December 31, 2001, amortization of goodwill totaled $525,000.

     General and administrative expenses from continuing operations increased $546,000, or 7.6%, to $7.7 million for the year ended December 31, 2002 from $7.2 million for the year ended December 31, 2001. The increase in general and administrative expenses from continuing operations was mostly attributable to higher costs associated with the Company's manager trainee program due to both new store openings and preparing potential managers for future store openings and replacements. In addition, higher regional manager compensation and increased legal costs contributed to the increase. General and administrative expenses increased to 7.8% from 7.6% of revenues, respectively, comparing the years ended December 31, 2002 to December 31, 2001 due to slower revenue growth than anticipated.

     Interest expense decreased $57,000 comparing the years ended December 31, 2002 to 2001, and was due to lower average outstanding debt and lower interest rates during 2002.

     Income tax expense from continuing operations increased $384,000 from $800,000 for the year ended December 31, 2001 to $1.2 million for the year ended December 31, 2002. This increase was attributable to an increase in income from continuing operations, but was partially offset by a decline in the Company's effective tax rate to 39.5% for 2002 from 40.5% for 2001 due to a higher proportion of state taxable income in states with lower income tax rates.

     During the fourth quarter of 2002, the Company sold an under-performing store, which was accounted for as a discontinued operation. Loss from discontinued operations totaled $172,000, net of an income tax benefit and included a $90,000 loss, net of tax, from operations of the store and an $82,000 loss, net of tax, on the disposal of the store. There were no restatements necessary for years prior to 2002 since the Company opened this store in 2002.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's primary requirements for capital consist of purchasing additional and/or replacement rental-purchase merchandise, expenditures related to new store openings, acquisitions and working capital requirements for new and existing stores. The primary sources of liquidity and capital are from operations and borrowings. The Merger Agreement with RAC contains customary provisions limiting the Company's capital expenditures including the opening of new stores.

     For the years ended December 31, 2003 and 2002, cash provided by operating activities totaled $3.6 million and $4.2 million, respectively. The decrease in cash provided by operating activities was affected by a decline in income from operations and increased purchases of rental purchase merchandise, which was partially offset by changes in accounts payable (due mainly to the timing of inventory purchases). Cash used in investing activities decreased to $2.2 million for the year ended December 31, 2003 from $2.8 million for the year ended December 31, 2002, and was primarily due to acquisitions of customer accounts in 2002 and a decline in purchases of property and equipment purchases in 2003. Cash used in financing activities decreased to $1.8 million for the year ended December 31, 2003 from $2.2 million for the year ended December 31, 2002 and was mainly attributable to loan fees paid in 2002.

     During 2002, Congress passed the Job Creation and Workers Assistance Act of 2002, which provided an additional first-year "bonus" depreciation deduction of 30% on property acquired after September 10, 2001, but before September 11, 2004, if there was no written binding contract for the acquisition of the property in effect before September 11, 2001. Additionally, Congress passed the Jobs and Growth Tax Reconciliation Act of 2003, which increased the additional first-year "bonus" depreciation from 30% to 50% for most capital assets acquired new after May 5, 2003 and before 2005. These acts have a significant impact on the Company as all rental purchase merchandise and a portion of the fixed assets qualify for these accelerated deductions.

The above has resulted in the Company receiving an amount of $730,000 in the current year from the federal government, net of estimated income tax payments. The Company expects that these bonus depreciation amounts will result in significant tax savings through 2005, which is when the benefits expire.

     In January 2002, the Company refinanced its debt with a $25.0 million revolving loan agreement (the "Credit Facility") that matures in January 2005. A borrowing base ($13.0 million at December 31, 2003) measured against rental purchase merchandise limits borrowings under the Credit Facility to 32% of rental purchase inventory, less outstanding letters of credit, which totaled $2.9 million at December 31, 2003. Excess availability was approximately $4.4 million at December 31, 2003. The agreement requires the Company to meet certain quarterly financial covenants and ratios including maximum leverage, minimum interest coverage, minimum net worth, fixed charge coverage and rental merchandise usage ratios. In addition, the Company must meet requirements regarding monthly, quarterly and annual financial reporting. The agreement also contains non-financial covenants that limits actions of the Company with respect to additional indebtedness, certain loans and investments, payment of dividends, acquisitions, mergers and consolidations, dispositions of assets or subsidiaries, issuance of capital stock, capital expenditures and leases.

     The following table summarizes the Company's approximate obligations and commitments to make future payments under contractual obligations as of December 31, 2003:

                                      LESS THAN                           MORE THAN
                                       1 YEAR     1-3 YEARS   3-5 YEARS    5 YEARS     TOTAL
                                      ---------   ---------   ---------   ---------   -------
Operating lease obligations.........   $8,805      $11,557     $4,468       $609      $25,439
Long-term debt......................       --        5,725         --         --        5,725
Debt from variable interest
  entity............................       --          429         --         --          429
                                       ------      -------     ------       ----      -------
                                       $8,805      $17,711     $4,468       $609      $31,593
                                       ======      =======     ======       ====      =======

     If the Merger Agreement is terminated and the Company would continue as a stand-alone entity, management believes it would be able to open six new stores in 2004, as well as continue to have the opportunity to increase the number of its stores and rental-purchase agreements through selective acquisitions. Potential acquisitions may vary in size and the Company may consider larger acquisitions that could be material to the Company. To provide any additional funds necessary for the continued pursuit of its growth strategies, should the Merger not occur, the Company may use cash flow from operations, borrow additional amounts under its Credit Facility, or use its own equity securities, the availability of which will depend upon market and other conditions. There can be no assurance that such additional financing will be available to the Company or its current lender.

     Capital spending amounted to approximately $2.3 million for the year ended December 31, 2003 and, subject to changes resulting from the Merger, is expected not to change materially for 2004. If the Merger Agreement is terminated, spending will be focused on leasehold improvements for new and existing stores in addition to completion of a point-of-sale software upgrade.

NEW ACCOUNTING PRONOUNCEMENTS

     In April 2003, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends and clarifies accounting for derivative instruments and hedging activities under SFAS No. 133 Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 provides guidance relating to decisions made
(a) as part of the Derivatives Implementation Group process, (b) in connection with other FASB projects dealing with financial instruments and (c) regarding implementation issues raised in the application of the definition of a derivative and the characteristics of a derivative that contains financing components. SFAS No. 149 is effective for contracts entered into or modified and for hedging relationships designated after June 30, 2003. The application of this Statement does not have an effect on the Company's financial position or results of operations.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments and Characteristics of both Liabilities and Equity, which requires freestanding financial instruments such as mandatorily redeemable shares, forward purchase contracts, written put options to be reported as liabilities by their issuers as well as related new disclosure requirements. The provisions of SFAS No. 150 are effective for instruments entered into or modified after May 31, 2003 and pre-existing instruments as of the beginning of the first interim period that commences after June 15, 2003. The application of this Statement does not have an effect on the Company's financial position or results of operations.

     In November 2002, the Emerging Issues Task Force (EITF) issued a final consensus on EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. EITF Issue No. 00-21 is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The application of this statement does not have and effect on the Company's financial position or results of operations.

     In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition, which clarifies existing SEC guidance regarding revenues for contracts that contain multiple deliverables to make it consistent with EITF Issue No. 00-21. The adoption of SAB No. 104 did not have an effect of the Company's financial position or results of operations.

SEASONALITY

     Management believes that the Company's operating results are subject to seasonality. The third quarter generally shows a small reduction of customer spending habits because of circumstances such as summer vacations and back to school needs. On the other hand, the fourth quarter generally shows increased rental activity because of traditional holiday shopping patterns. Many of the Company's expenses do not fluctuate with seasonal revenue changes; therefore, such revenue changes may cause fluctuations in the Company's quarterly results.

INFLATION

     During the years ended December 31, 2003, 2002 and 2001, lease expense and salaries and wages have increased modestly, which have not had a significant effect on the Company's results of operations.

MARKET RISK

     The Company manages interest rate risk with the use of variable rate borrowings under its committed and uncommitted Credit Facility. Variable rate borrowings under the Credit Facility totaled $5.7 million at December 31, 2003. A one percent increase or decrease in interest rates would have resulted in an increase or decrease in interest expense of approximately $62,000.

     The Company does not purchase or hold any derivative financial instruments.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     See the Market Risk Section under the Management's Discussion and Analysis.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     Reference is made to Part IV, Item 15 of this Form 10-K for the information required by Item 8.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

ITEM 9A.  CONTROLS AND PROCEDURES

     The Company evaluated the design and operation of its disclosure controls and procedures to determine whether they are effective in ensuring that the disclosure of required information is made timely in accordance with the Exchange Act and the rules and forms of the Securities and Exchange Commission. This evaluation was made under the supervision and with the participation of management, including the Company's principal executive officer and principal financial officer prior to the filing of this Annual Report on Form 10-K. The principal executive officer and principal financial officer have concluded, based on their review, that the Company's disclosure controls and procedures, as defined at Exchange Act Rules 13a-14(c) and 15d-14(c), are effective to ensure that information required to be disclosed by the Company in reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. No significant changes were made to the Company's internal controls or other factors during the fourth quarter of 2003 that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.

                                    PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

                                                       PRINCIPAL OCCUPATION
                                                         PAST FIVE YEARS,              DIRECTOR
       NAME OF DIRECTOR/OFFICER         AGE            OTHER DIRECTORSHIPS              SINCE
       ------------------------         ---   --------------------------------------   --------
Wayland J. Russell....................  52    Chairman of the Board and Chief            1986
                                              Executive Officer of the Company since
                                              February 1997, having previously
                                              served as the Company's President
                                              since its inception in 1986.
Michael J. Viveiros...................  48    President of the Company since             1986
                                              February 1997, having previously
                                              served as Vice President since the
                                              Company's inception in 1986.
Brian L. Burton.......................  63    Business Consultant and Executive Vice     1998
                                              President and Chief Financial Officer
                                              of KST Coatings Manufacturing, Inc.
                                              since 2002, a manufacturer of roofing
                                              products. Prior thereto, Mr. Burton
                                              was President of Vertical
                                              Merchandising Systems, a distributor
                                              of impulse merchandising systems to
                                              supermarkets, for over five years.
Ivan J. Winfield......................  69    Associate Professor at Baldwin-Wallace     1998
                                              College, Cleveland, Ohio, and business
                                              consultant since 1995. Prior thereto,
                                              Mr. Winfield was Managing Partner of
                                              Coopers & Lybrand, Cleveland, Ohio
                                              from 1978 to 1994. He is a director of
                                              Boykin Lodging Co. and HMI Industries,
                                              Inc.
Robert A. Glick.......................  57    Chairman and Chief Executive Officer       2001
                                              of Dots, LLC., a retailer of women's
                                              apparel. He is a director of the
                                              National Retail Federation and
                                              Chairman of the Advisory Board of the
                                              Shannon Rodgers and Jerry Silverman
                                              School of Fashion Design and
                                              Merchandising at Kent State
                                              University.
S. Robert Harris......................  56    Chief Operating Officer of the Company      N/A
                                              since May 2003, having previously
                                              served as Regional Supervisor since
                                              joining the Company in January 2003.
                                              Prior thereto, Mr. Harris served as
                                              Chairman and Chief Executive Officer
                                              of Texas Shamrock Homes, a retailer of
                                              manufactured housing in Texas.
Michael A. Pecchia....................  43    Chief Financial Officer of the Company      N/A
                                              since February 1997, having previously
                                              served as Treasurer since June 1991.

ITEM 11.  EXECUTIVE COMPENSATION

                        EXECUTIVE OFFICERS' COMPENSATION

     The following table sets forth certain information with respect to the compensation earned during the years ended December 31, 2003, 2002 and 2001, respectively, by the Chief Executive Officer and all other named Executive Officers of the Company whose annual salary and bonus exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                            ANNUAL COMPENSATION            ------------------------
                                    ------------------------------------   OPTION
                                                          OTHER ANNUAL     AWARDS      ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS    COMPENSATION(1)    (#)     COMPENSATION(2)
---------------------------  ----   --------   -------   ---------------   ------   ---------------
Wayland J. Russell.........  2003   $322,008   $58,879       $33,894            0       $6,348
  Chief Executive Officer    2002    322,563    58,724        41,978            0        6,727
                             2001    322,008    50,000        21,258            0        9,805

S. Robert Harris...........  2003    153,545         0        10,561       40,000        1,990
  Chief Operating Officer

Michael J. Viveiros........  2003    219,000    44,637        16,317            0        2,168
  President                  2002    223,277    43,850        23,619            0        2,595
                             2001    243,000    44,000        17,197            0        3,827

Michael A. Pecchia.........  2003    140,000    18,750        19,320            0          243
  Secretary and Chief        2002    125,000    18,750        18,577            0          243
  Financial Officer          2001    125,000    18,750        19,602            0        1,237

Lawrence S. Hendricks(3)...  2003     81,000    18,750        13,110            0        1,805
  Chief Operating Officer    2002    243,243    37,500        21,903            0        2,340
                             2001    243,000    41,600        13,994            0        3,557

---------------

(1) Includes the value of perquisites reported as taxable wages, including for 2003 amounts for the Company's annual business meeting, personal use of automobiles, country clubs, professional services and other miscellaneous items. For Messrs. Russell, Harris, Viveiros, Pecchia and Hendricks the value of the foregoing perquisites were as follows: annual business meeting -- $7,100, $3,470, $5,742, $4,204 and $6,492, respectively;
    automobile -- $9,769, $3,103, $6,605, $8,272 and $321, respectively; country club -- $7,707, $3,418, $0, $6,640 and $3,322, respectively; professional services -- $9,318, $0, $2,169, $0 and $2,975, respectively; and other miscellaneous items -- $0, $570, $1,801, $204 and $0, respectively. Also included for Mr. Hendricks is severance related compensation -- $11,536.

(2) Included in this column are amounts paid by the Company for life insurance coverage for the benefit of the Executive Officers. Life insurance premiums paid on behalf of Messrs. Russell, Harris, Viveiros, Pecchia and Hendricks were $6,348, $1,990, $2,168, $243, and $1,805, respectively.

(3) In May 2003 Mr. Hendricks retired as the Company's Chief Operating Officer, in which he received a severance agreement that paid him $149,536 through December 31, 2003.

                                 STOCK OPTIONS

     The table below provides information concerning individual grants of stock options made during 2003 to each of the Company's executive officers named in the Summary Compensation Table. The Company has never granted any stock appreciation rights. Unless otherwise indicated, the exercised prices represent the fair market value of the common stock on the grant date.

     The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of the Company's common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that the Company's common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of the Company's common stock. The amounts reflected in the table may not necessarily be achieved.

     The Company granted these options under its 1998 Stock Option Plan. Each option has a maximum of ten years, subject to earlier termination if the optionee's services are terminated. The percentage of total options granted to the Company's employees in the last fiscal year is based on options to purchase the aggregate of 129,500 shares of common stock granted during 2003. The following table sets forth information concerning the individual grants to each of the Company's named executive officers in 2003.

                             OPTION GRANTS IN 2003

                                                                                  POTENTIAL REALIZABLE
                       NUMBER OF    INDIVIDUAL GRANTS                               VALUE OF ASSUMED
                       SECURITIES   PERCENT OF TOTAL                              ANNUAL RATES OF STOCK
                       UNDERLYING    OPTIONS GRANTED                             PRICE APPRECIATION FOR
                        OPTIONS      TO EMPLOYEES IN    EXERCISE                       OPTION TERM
                        GRANTED        FISCAL 2003      PRICE PER   EXPIRATION   -----------------------
NAME(1)                  (#)(2)            (%)            SHARE        DATE          5%          10%
-------                ----------   -----------------   ---------   ----------   ----------   ----------
S. Robert Harris.....    10,000            7.7            $5.24      4/1/2013     $ 32,954     $ 83,512
S. Robert Harris.....    30,000           23.2            $5.35     5/14/2013     $100,938     $255,795

---------------

(1) No other executive officers in the Summary Compensation Table were granted stock options in 2003.

(2) Unless otherwise noted, 33 1/3 of these shares vest after one year of service from the date of the grant, and the remaining options vest in two equal annual installments thereafter. Each option expires on the earlier of ten years from the date of grant or within a specified period following termination of the optionee's employment with the Company.

     Shown below is information with respect to the unexercised options to purchase the Company's Common Shares under the Company's Stock Option Plan held by the Executive Officers listed in the Summary Compensation Table at December 31, 2003. None of the Executive Officers listed in the Summary Compensation Table exercised any stock options during 2003.

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           SHARES                   UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                          ACQUIRED      VALUE       OPTIONS AT 12/31/03 (#)           12/31/03 ($)(1)
                         ON EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                         (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   --------   -----------   -------------   -----------   -------------
Wayland J. Russell.....       0           0              0              0            0                 0
Michael J. Viveiros....       0           0              0              0            0                 0
S. Robert Harris.......       0           0              0         40,000            0           $91,100
Michael A. Pecchia.....       0           0         60,000              0            0                 0
Lawrence S.
  Hendricks............       0           0              0              0            0                 0

---------------

(1) Calculated in the basis of the fair market value of the underlying securities at December 31, 2003, minus the exercise price.

     On May 5, 2003, the Company entered into a severance agreement and mutual release with Lawrence S. Hendricks, the Company's former Chief Operating Officer. Under the agreement, the Company agreed to pay an aggregate of $280,500, an amount representing one year's salary and bonus, over a twelve monthly period. In addition, the Company agreed to continue certain fringe benefits, including insurance and country club dues, for a one-year period and payment of Mr. Hendricks car lease for a two-year period. The severance payment was to continue for a second year, in the event, Mr. Hendricks (i) failed to gain full time employment either with a new employer or through commencement of a substantial business venture; provided that there was no "change-in-control" of the Company. Mr. Hendricks has commenced a new business venture that will result in the Company having no obligation to make the second year severance payment. Moreover, the Company's obligation to continue severance payments terminates on the effective date of the purchase of the Company by Rent-A-Center.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as March 1, 2004 or as of the date specified, with respect to the beneficial ownership of the Common Shares. Unless otherwise indicated below, the persons named below have the sole voting and investment power with respect to the number of Common Shares set forth opposite their names. All information with respect to beneficial ownership has been furnished by the respective Director, Officer or 5% or greater shareholder, as the case may be.

NAMES AND, WHERE NECESSARY,                                  NUMBER OF SHARES    OWNERSHIP
ADDRESSES OF BENEFICIAL OWNERS(1)                           BENEFICIALLY OWNED   PERCENTAGE
---------------------------------                           ------------------   ----------
Wayland J. Russell........................................      2,536,675           42.7%
Michael J. Viveiros.......................................        255,620            4.3%
S. Robert Harris..........................................          3,334(2)
Michael A. Pecchia........................................         60,000(3)         1.0%
Ivan J. Winfield..........................................         12,000(4)           *
Brian L. Burton...........................................         15,000(4)           *
Robert A. Glick...........................................          7,667(5)           *
Wasatch Advisors, Inc. ...................................        951,301(6)        16.0%
  150 Social Hall Ave.
  Salt Lake City, UT 84111
Lawrence S. Hendricks.....................................        548,240            9.2%
  550 Boardman-Poland Road
  Boardman, Ohio 44512
Aaron Rents, Inc. ........................................        474,500(7)         8.0%
  309 E. Paces Ferry Road
  Atlanta, GA 30305-2377
All Directors and Executive Officers of the Company (7          2,890,296(8)        47.9%
  Persons)................................................

---------------

 *  Less than one percent

(1) Unless otherwise indicated, the address of all persons listed above is c/o Rainbow Rentals, Inc., 3711 Starr Centre Drive, Canfield, Ohio 44406.

(2) Includes 3,334 shares subject to options that are currently exercisable.

(3) Includes 60,000 shares subject to options that are currently exercisable.

(4) Includes 10,000 shares subject to options that are currently exercisable.

(5) Includes 6,667 shares subject to options that are currently exercisable.

(6) As of December 31, 2003, based on a Schedule 13G filed with the SEC on February 18, 2004.

(7) Based on a Schedule 13D, as amended, filed with the SEC on January 22, 2003.

(8) Includes 90,001 shares subject to options that are currently exercisable.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Act of 1934 requires the Company's Directors, Executive Officers and persons who own 10% or more of the Company's Common Shares to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the Company. Based upon a review of these filings and written representations from such individuals, the Company understands that all such filers have adhered to all applicable filing requirements.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                              CERTAIN TRANSACTIONS

     The Company's headquarters facility is leased from an entity owned by Messrs. Russell, Hendricks and Viveiros under a ten-year triple-net lease, with three two-year options. In 2003, the rental amount was $130,000. The Company believes that the rental is at market rates and that the other provisions of the lease are on terms no less favorable to the Company than could be obtained from unrelated parties.

     An amendment to the lease relating to the Company's headquarters has been executed providing for (i) a payment by the acquiror (Rent-A-Center, or "RAC") of $100,000 to the lessor and (ii) RAC's agreement to abandon to lessor all furniture, fixtures and equipment not related to the rent-to-own business, in exchange for an early termination of the lease. In lieu of expiring on January 31, 2006, the lease will now expire ninety days after the Effective Date of the Merger.

ITEM 14.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

     During 2003, the Company retained its independent public accountants, KPMG LLP, to provide services in the following categories and amounts:

                                                                2003       2002
                                                              --------   --------
Audit Fees..................................................  $165,000   $133,000
Tax Fees....................................................     5,000      2,000
                                                              --------   --------
Total.......................................................  $170,000   $135,000
                                                              ========   ========

     Audit Fees. This category relates to services rendered in connection with the audits of the Company's annual financial statements for the years ended December 31, 2003 and 2002, for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during 2003 and 2002 and for services that are normally provided by independent public accountants in connection with statutory and regulatory filings or engagements for the relevant years.

     Tax Fees. This category includes the aggregate fees billed in each of the last two years for professional services rendered by the independent public accountants for tax compliance. Such tax compliance services consisted of assistance with federal income tax returns.

     The Audit Committee has considered the compatibility of the non-audit services performed by and fees paid to KPMG LLP in 2003 and determined that such services and fees were compatible with the independence of the public accountants. During 2003, KPMG LLP did not utilize any personnel in connection with the audit other than its full-time, permanent employees.

     All services provided by the Company's independent public accountants, both audit and non-audit, must be pre-approved by the Audit Committee. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting.

                                    PART IV

ITEM 15.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (a)(1) Financial Statements:

Independent Auditors' Report................................  28
Consolidated Balance Sheets as of December 31, 2003 and       29
  2002......................................................
Consolidated Statements of Income for the Years Ended         30
  December 31, 2003, 2002 and 2001..........................
Consolidated Statements of Shareholders' Equity for the       31
  Years Ended December 31, 2003, 2002 and 2001..............
Consolidated Statements of Cash Flows for the Years Ended     32
  December 31, 2003, 2002 and 2001..........................
Notes to Consolidated Financial Statements..................  33

     (a)(2) Financial Statement Schedules:

     All financial statement schedules have been omitted because they are not applicable or because required information is included in the Company's consolidated financial statements and notes thereto.

     (a)(3) Exhibits:

     See the Index to Exhibits included on page 45.

     (b) Reports on Form 8-K:

     Report on Form 8-K dated October 29, 2003 to report the results of operations for the three and nine months ended September 30, 2003.

     Report on Form 8-K dated February 4, 2004 to announce a definitive merger agreement between the Company and Rent-A-Center, Inc.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
Rainbow Rentals, Inc.:

     We have audited the accompanying consolidated balance sheets of Rainbow Rentals, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rainbow Rentals, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP
                                          --------------------------------------
                                          KPMG LLP

Cleveland, Ohio
February 26, 2004

                             RAINBOW RENTALS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2003         2002
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
                                       ASSETS
Current assets
  Cash and cash equivalents.................................   $   669      $ 1,080
  Rental-purchase merchandise, net..........................    40,545       39,342
  Income tax receivable.....................................        --          939
  Prepaid expenses and other current assets.................     2,264        1,926
                                                               -------      -------
     Total current assets...................................    43,478       43,287
Property and equipment, net.................................     6,374        5,558
Deferred income taxes.......................................     4,230        1,989
Goodwill....................................................     9,236        9,236
Other assets, net...........................................       333          843
                                                               -------      -------
     Total assets...........................................   $63,651      $60,913
                                                               =======      =======

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Deferred revenue..........................................   $ 1,075      $ 1,215
  Accounts payable..........................................     1,550        2,175
  Accrued compensation and related costs....................     2,971        2,402
  Other liabilities and accrued expenses....................     3,209        2,403
  Deferred income taxes.....................................     8,888        6,343
                                                               -------      -------
     Total current liabilities..............................    17,693       14,538
Long-term debt..............................................     6,154        7,550
Minority interest...........................................        83           --
                                                               -------      -------
     Total liabilities......................................    23,930       22,088
Commitments and contingencies
Shareholders' equity
  Serial preferred stock, no par value; 2,000,000 shares
     authorized, none issued................................        --           --
  Common stock, no par value; 10,000,000 shares authorized,
     6,392,610 issued, 5,931,819 outstanding at December 31,
     2003 and 5,929,319 outstanding at December 31, 2002....    11,039       11,039
  Additional paid-in capital................................        11            4
  Retained earnings.........................................    30,553       29,674
  Treasury stock, at cost, 460,791 shares at December 31,
     2003 and 463,291 shares at December 31, 2002...........    (1,882)      (1,892)
                                                               -------      -------
     Total shareholders' equity.............................    39,721       38,825
                                                               -------      -------
     Total liabilities and shareholders' equity.............   $63,651      $60,913
                                                               =======      =======

          See accompanying notes to consolidated financial statements.

                             RAINBOW RENTALS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                    YEARS ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 2003         2002         2001
                                                              ----------   ----------   ----------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                       PER SHARE AMOUNTS)
Revenues
  Rental revenue............................................  $   96,826   $   93,239   $   88,770
  Fees......................................................       2,679        2,728        2,697
  Merchandise sales.........................................       3,168        3,300        3,088
                                                              ----------   ----------   ----------
       Total revenues.......................................     102,673       99,267       94,555
Operating expenses
  Merchandise costs.........................................      33,346       33,995       33,310
  Store expenses
    Salaries and related....................................      26,849       24,393       22,713
    Occupancy...............................................      10,022        9,480        8,607
    Advertising.............................................       6,884        6,167        5,928
    Other expenses..........................................      14,397       13,494       13,258
                                                              ----------   ----------   ----------
       Total store expenses.................................      58,152       53,534       50,506
                                                              ----------   ----------   ----------
       Total merchandise costs and store expenses...........      91,498       87,529       83,816
  General and administrative expenses.......................       8,765        7,706        7,160
  Amortization of intangibles...............................         160          175          689
                                                              ----------   ----------   ----------
       Total operating expenses.............................     100,423       95,410       91,665
                                                              ----------   ----------   ----------
       Operating income.....................................       2,250        3,857        2,890
Interest expense............................................         570          632          689
Other expense, net..........................................         227          228          227
                                                              ----------   ----------   ----------
       Income from continuing operations, before income
         taxes..............................................       1,453        2,997        1,974
Income tax expense..........................................         574        1,184          800
                                                              ----------   ----------   ----------
       Income from continuing operations....................         879        1,813        1,174
Discontinued operations
  Loss from operations of discontinued store, including loss
    on disposal, net of tax.................................          --         (172)          --
                                                              ----------   ----------   ----------
       Net income...........................................  $      879   $    1,641   $    1,174
                                                              ==========   ==========   ==========
BASIC EARNINGS (LOSS) PER COMMON SHARE:
  Basic earnings per share from continuing operations.......  $     0.15   $     0.31   $     0.20
  Basic loss per share from discontinued operations.........          --        (0.03)          --
                                                              ----------   ----------   ----------
       Basic earnings per share.............................  $     0.15   $     0.28   $     0.20
                                                              ==========   ==========   ==========
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
  Diluted earnings per share from continuing operations.....  $     0.15   $     0.31   $     0.20
  Diluted loss per share from discontinued operations.......          --        (0.03)          --
                                                              ----------   ----------   ----------
       Diluted earnings per share...........................  $     0.15   $     0.28   $     0.20
                                                              ==========   ==========   ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic.....................................................   5,929,435    5,928,006    5,925,735
                                                              ==========   ==========   ==========
  Diluted...................................................   5,940,598    5,940,606    5,940,999
                                                              ==========   ==========   ==========
PRO FORMA NET INCOME DATA:
  Net income as reported....................................  $      879   $    1,641   $    1,174
  Pro forma adjustment for goodwill amortization, net of
    tax.....................................................          --           --          312
                                                              ----------   ----------   ----------
  Pro forma net income......................................  $      879   $    1,641   $    1,486
                                                              ==========   ==========   ==========
PRO FORMA EARNINGS PER COMMON SHARE:
  Basic.....................................................  $     0.15   $     0.28   $     0.25
                                                              ==========   ==========   ==========
  Diluted...................................................  $     0.15   $     0.28   $     0.25
                                                              ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                             RAINBOW RENTALS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                            YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                             ---------------------------------------------------------------------------
                                COMMON STOCK                                                   TOTAL
                             -------------------     ADDITIONAL      RETAINED   TREASURY   SHAREHOLDERS'
                              SHARES      COST     PAID-IN CAPITAL   EARNINGS    STOCK        EQUITY
                             ---------   -------   ---------------   --------   --------   -------------
                                                       (DOLLARS IN THOUSANDS)
Balance at December 31,
  2000.....................  5,925,735   $11,039         $--         $26,859    $(1,907)      $35,991
  Net income...............         --        --          --           1,174         --         1,174
                             ---------   -------         ---         -------    -------       -------
Balance at December 31,
  2001.....................  5,925,735    11,039          --          28,033     (1,907)       37,165
  Exercise of stock
     options...............      3,584        --           4              --         15            19
  Net income...............         --        --          --           1,641         --         1,641
                             ---------   -------         ---         -------    -------       -------
Balance at December 31,
  2002.....................  5,929,319    11,039           4          29,674     (1,892)       38,825
  Exercise of stock
     options...............      2,500        --           7              --         10            17
  Net income...............         --        --          --             879         --           879
                             ---------   -------         ---         -------    -------       -------
Balance at December 31,
  2003.....................  5,931,819   $11,039         $11         $30,553    $(1,882)      $39,721
                             =========   =======         ===         =======    =======       =======

          See accompanying notes to consolidated financial statements.

                             RAINBOW RENTALS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2003       2002       2001
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Income from continuing operations.........................  $    879   $  1,813   $  1,174
  Reconciliation of income from continuing operations to net cash provided by operating activities of continuing
    operations
    Depreciation of property and equipment and amortization
       of intangibles.......................................     2,444      2,480      2,990
    Depreciation and write-down of rental-purchase
       merchandise..........................................    26,550     27,635     26,950
    Purchases of rental-purchase merchandise................   (34,847)   (34,030)   (36,169)
    Rental-purchase merchandise disposed, net...............     7,094      6,511      6,414
    Deferred income taxes...................................       304      1,924        212
    Write-off of goodwill from sale of store................        --         --        260
    (Gain) loss on disposal of assets.......................        (3)       128       (100)
    (Increase) decrease in
       Income tax receivable................................       939       (826)       778
       Prepaid expenses and other assets....................      (330)       296       (450)
    Increase (decrease) in
       Accounts payable.....................................      (625)    (1,742)     1,514
       Accrued income taxes.................................        --       (306)       306
       Accrued compensation and related costs...............       569        320        557
       Deferred revenue and other liabilities and accrued
         expenses...........................................       666        210        840
                                                              --------   --------   --------
         Net cash provided by operating activities of
           continuing operations............................     3,640      4,413      5,276
         Net cash used in operating activities of
           discontinued operations..........................        --       (197)        --
                                                              --------   --------   --------
         Net cash provided by operating activities..........     3,640      4,216      5,276
                                                              --------   --------   --------
Cash flows from investing activities
  Purchase of property and equipment, net...................    (2,290)    (2,494)    (2,017)
  Proceeds from the sale of assets..........................        39         98        349
  Cash from consolidation of Rainbow Properties, Ltd........         8         --         --
  Acquisitions..............................................        --       (315)      (245)
                                                              --------   --------   --------
         Net cash used in investing activities of continuing
           operations.......................................    (2,243)    (2,711)    (1,913)
         Net cash used in investing activities of
           discontinued operations..........................        --        (58)        --
                                                              --------   --------   --------
         Net cash used in investing activities..............    (2,243)    (2,769)    (1,913)
                                                              --------   --------   --------
Cash flows from financing activities
  Proceeds from long-term debt..............................    30,475     35,164     27,070
  Current installments and repayments of long-term debt.....   (32,300)   (37,054)   (29,970)
  Proceeds from stock option exercises......................        17         19         --
  Loan fees paid............................................        --       (335)       (50)
                                                              --------   --------   --------
         Net cash used in financing activities..............    (1,808)    (2,206)    (2,950)
                                                              --------   --------   --------
Net increase (decrease) in cash and cash equivalents........      (411)      (759)       413
Cash and cash equivalents at beginning of period............     1,080      1,839      1,426
                                                              --------   --------   --------
Cash and cash equivalents at end of period..................  $    669   $  1,080   $  1,839
                                                              ========   ========   ========
Supplemental cash flow information
  Net cash paid (received) during the period for
    Interest................................................  $    469   $    488   $    694
    Income taxes............................................      (730)       560       (348)

          See accompanying notes to consolidated financial statements.

                             RAINBOW RENTALS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies of Rainbow Rentals, Inc. ("Rainbow" or "Company"), which are summarized below, are consistent with accounting principles generally accepted in the United States of America and reflect practices appropriate to the industry in which the Company operates.

     The Company is engaged in the rental and sale of home electronics, furniture, appliances, and computers to the general public. At December 31, 2003, Rainbow operated 125 stores in 15 states: Connecticut, Georgia, Indiana, Kentucky, Maryland, Massachusetts, Michigan, New York, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee and Virginia. The Company's corporate office is located in Canfield, Ohio.

     Principles of Consolidation: The Company's financial statements include the accounts of Rainbow Rentals, Inc. and Rainbow Properties, Ltd., a variable interest entity.

     Variable Interest Entities: During the fourth quarter of the year ended December 31, 2003, the Company adopted FASB Interpretation No. 46 and No. 46 Revised (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 addresses consolidation by business enterprises of variable interest entities (VIE's) that do not have sufficient equity investment at risk to permit the entity to finance its activities without subordinated financial support or which the equity investors lack an essential characteristic of a controlling financial interest. The Company has one VIE, Rainbow Properties, Ltd., which is a special purpose entity.

     Rainbow Properties, Ltd. ("LLC") is majority-owned by two of the Company's officers and directors and primarily consists of land, building and the related debt. The building is leased to the Company as an operating lease and houses the Company's corporate headquarters. All the assets and liabilities of the LLC are used for the purpose of operating the building. The two officers of the Company that own the majority of the LLC have personally guaranteed the debt. The LLC meets the criteria of a variable interest entity as the related party relationship creates the presumption that the Company has provided an implicit guarantee of the officers' investments and of the officers' personal guarantees. The implicit guarantee is the Company's variable interest, and the Company is considered the primary beneficiary of the LLC as the activities of the LLC are most closely associated with the Company.

     As the Company is considered the primary beneficiary of the LLC, the assets and liabilities of the LLC are included in the Company's consolidated balance sheet. The difference between the assets and liabilities of the LLC is considered a minority interest of the Company of $83. As of December 31, 2003, the balance sheet of the LLC consisted of cash, property and equipment and debt of $8, $504 and $429, respectively.

     Cash and Cash Equivalents: Cash and cash equivalents include cash and money market funds with original maturities of three months or less at the date of purchase.

     Rental-Purchase Merchandise: Rental-purchase merchandise consists of merchandise rented to customers or in the stores available for rent or sale. Merchandise is rented to customers pursuant to rental-purchase agreements, which generally provide for weekly or monthly rental terms with rental renewal payments collected in advance. The customers may terminate the rental-purchase agreements at any time, at which time the merchandise is returned to the Company.

     Rental-purchase merchandise is stated at historical cost, net of accumulated depreciation. The Company depreciates inventory on rent using the units of activity method. Under the units of activity method, merchandise on rent is depreciated in the proportion of rents earned to total expected rents to be provided over the rental contract term. The Company believes the units of activity method more accurately matches the recognition of depreciation expense with the estimated timing of revenue earned over the rental-purchase agreement period. The units of activity method is recognized in the rental-purchase industry and does not

                             RAINBOW RENTALS, INC.

consider salvage value. In addition, the Company depreciates certain older rental-purchase merchandise held for rent over its remaining useful life.

     The Company monitors the value of rental-purchase merchandise for possible impairment. An impairment loss is recognized when the carrying amounts cannot be recovered by the estimated undiscounted cash flows they will receive.

     Property and Equipment: Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to five years for personal property and thirty-nine years for real estate. Leasehold improvements are amortized over the shorter of the term of the applicable leases or useful life of the assets.

     Goodwill: Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 establishes accounting and reporting standards for acquired goodwill and other intangible assets in that goodwill and other intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Intangible assets that have finite useful lives will continue to be amortized over their useful lives. For the year ended December 31, 2001, earnings per diluted share of $0.20 included goodwill amortization of $312, net of tax. Amortization expense related to goodwill was $525 for the year ended December 31, 2001.

     Under SFAS No. 142, the Company was required to test all existing goodwill for impairment as of January 1, 2002, on a "reporting unit" basis. A fair value approach is used to test goodwill for impairment. An impairment charge is recognized for the amount, if any, by which the carrying amount of goodwill exceeds its implied fair value. The fair value of a reporting unit and the related implied fair value of the respective goodwill were established using comparative market multiples.

     In January 2002, the Company completed the transitional goodwill impairment test in accordance with SFAS No. 142, which resulted in no impairment charge. The Company performed the annual impairment test as of November 30, 2003 and 2002, resulting in no impairment.

     Other Assets: Other assets consist primarily of noncompete agreements and loan fees. These costs are amortized over their respective agreement lives.

     Long-Lived Assets: In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company evaluates all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the carrying amounts of such assets cannot be recovered by the undiscounted net cash flows they are expected to generate.

     Rental Revenue: Merchandise is rented to customers pursuant to rental-purchase agreements, which generally provide for weekly or monthly rental terms. Rental revenue is recognized over the lease term. Deferred revenue is recognized for cash received for which revenue is not yet earned. A customer may elect to renew the rental-purchase agreement for a specified number of continuous terms and has the right to acquire title either through payment of all required rentals or through an early purchase option. Amounts received from such early purchase options, as well as sales of new and used merchandise available for rent in the stores, are included in merchandise sales.

     Stock-Based Compensation: The Company has elected to apply Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB
25), and related interpretations in accounting for its stock-based compensation. In addition, the disclosures required under SFAS No. 123, Accounting for Stock-Based Compensation are contained below and in Note 12 to the financial statements.

                             RAINBOW RENTALS, INC.

     Pro forma information for net income and basic and diluted earnings per common share is required by SFAS No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method of that statement. The weighted average fair value of stock options granted during 2003, 2002 and 2001 was $3.08, $4.66 and $3.15 per share, respectively. The fair value for these stock options was estimated at the date of grant using the Black-Scholes option-pricing model using the following assumptions for 2003, 2002 and 2001:

                                                           2003        2002       2001
                                                         ---------   ---------   -------
Risk-free interest rate................................       4.16%       4.42%     4.25%
Expected life of options...............................  7.1 years   7.8 years   7 years
Expected stock price volatility........................         44%         60%       55%
Dividend yield.........................................          0%          0%        0%

     The Company did not recognize any compensation expense related to the issuance of stock options during the years ended December 31, 2003, 2002 and 2001. Had compensation cost for stock options been measured using SFAS No. 123, the pro forma amounts for the years ended December 31, 2003, 2002 and 2001 are indicated below.

                                                              2003     2002     2001
                                                              -----   ------   ------
Net income
  As reported...............................................  $ 879   $1,641   $1,174
  Pro forma.................................................    726    1,444      923
Basic and diluted earnings per common share
  As reported...............................................   0.15     0.28     0.20
  Pro forma.................................................   0.12     0.24     0.16

     Advertising Costs: Costs incurred for producing and communicating advertising are charged to expense the first time advertising takes place.

     Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings Per Common Share: Basic earnings per common share are based on the weighted average number of common shares outstanding during each year. Diluted earnings per common share are based on the weighted average number of common shares outstanding during each year, plus the assumed exercise of stock options.

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided.

     Reclassifications: Certain reclassifications have been made to prior years financial data in order to conform to the 2003 presentation.

                             RAINBOW RENTALS, INC.

(2)  ACQUISITIONS

     During the years ended December 31, 2002 and 2001, the Company made acquisitions of stores, rental purchase merchandise and rental purchase agreements. All acquisitions made were accounted for using the purchase method of accounting. Accordingly, all identifiable tangible and intangible assets were recorded at their estimated fair market value at the date of acquisition. The excess of the acquisition cost over the estimated fair value of the net assets acquired was recorded as goodwill and is being assessed for impairment annually. Assets acquired, other than goodwill, consisted primarily of rental-purchase merchandise, property and equipment, non-compete agreements and other intangible assets such as customer lists.

     Acquisition activity for the years ended December 31, 2003, 2002 and 2001 is as follows:

                                                              2003    2002   2001
                                                              -----   ----   ----
Goodwill....................................................  $ --    $138   $ 93
Rental-purchase merchandise.................................    --     127    127
Other.......................................................    --      50     25
                                                              -----   ----   ----
Purchase price..............................................  $ --    $315   $245
                                                              =====   ====   ====

(3)  RENTAL-PURCHASE MERCHANDISE

     Following is a summary of rental-purchase merchandise at December 31, 2003 and 2002:

                                                               2003      2002
                                                              -------   -------
On rent
  Original cost.............................................  $59,666   $58,091
  Less accumulated depreciation.............................   27,568    27,131
                                                              -------   -------
                                                               32,098    30,960
Held for rent
  Original cost.............................................   11,944    12,150
  Less accumulated depreciation.............................    3,497     3,768
                                                              -------   -------
                                                                8,447     8,382
                                                              -------   -------
Total rental purchase merchandise, net......................  $40,545   $39,342
                                                              =======   =======

                             RAINBOW RENTALS, INC.

(4)  PROPERTY AND EQUIPMENT, NET

     Property and equipment consist of the following at December 31, 2003 and 2002:

                                                               2003      2002
                                                              -------   -------
Land........................................................  $   169   $    --
Buildings...................................................      425        --
Vehicles....................................................      284       286
Leasehold improvements......................................   10,088     8,656
Computer equipment..........................................    1,805     1,574
Office equipment............................................    3,551     3,193
                                                              -------   -------
                                                               16,322    13,709
Less accumulated depreciation...............................    9,948     8,151
                                                              -------   -------
                                                              $ 6,374   $ 5,558
                                                              =======   =======

(5)  LONG-TERM DEBT

     The Company entered into a revolving financing agreement (the "Credit Facility") in January 2002 that matures in January 2005. The agreement allows the Company to borrow up to $25.0 million; however, borrowings are limited to 32% of the Company's rental purchase merchandise, less outstanding letters of credit, which totaled $2.9 million at December 31, 2003. Excess availability at December 31, 2003 was approximately $4.4 million. The Company's tangible assets, primarily rental purchase merchandise, serve as the security for the debt. The Company can elect interest to be charged on a portion of the outstanding debt balance at the London Interbank Offering Rate (LIBOR) plus a range of 250-325 basis points and the remaining debt balance, if any, would be at the prime rate plus a range of 50-125 basis points. In addition, the Company must pay a commitment fee equal to a range of 37.5 to 50 basis points per annum on the unused portion of the loan commitment. The interest rate ranges above are all dependent on the Company's most recent quarterly leverage ratio. Borrowings under the Credit Facility mature three years after the date of the loan. At December 31, 2003, the outstanding loan balance totaled $5.7 million with a weighted average interest rate of 5.78%. Long-term debt also included $429 in mortgage debt from the consolidation of Rainbow Properties, Ltd., a variable interest entity, with an interest rate of 8.0%. The above outstanding loans mature in 2005.

     The Credit Facility requires the Company to meet certain quarterly financial covenants and ratios including maximum leverage, minimum interest coverage, minimum net worth, fixed charge coverage and rental merchandise usage ratios. The Credit Facility contains non-financial covenants that limit actions of the Company with respect to additional indebtedness, certain loans and investments, payment of dividends, acquisitions, mergers and consolidations, dispositions of assets or subsidiaries, issuance of capital stock, capital expenditures and leases. At December 31, 2003, the Company was in compliance with the covenants and financial reporting requirements.

(6)  RELATED PARTY TRANSACTIONS

     The building that serves as Rainbow's corporate office is leased from Rainbow Properties, Ltd. ("LLC"), the variable interest entity owned by Messrs. Russell, Hendricks and Viveiros, two of who are executive officers of the Company. The Company entered into a 10-year building lease agreement, expiring January 2006, at a rental rate that approximates market rates. However, on February 19, 2004, the LLC and the Company entered into a lease termination agreement contingent upon the completion of the Merger

                             RAINBOW RENTALS, INC.

Agreement with Rent-A-Center, dated February 4, 2004. If the Merger Agreement with Rent-A-Center is completed, the Company's lease obligation will cease 90 days after the Merger completion date.

     Rent paid to the partnership in 2003, 2002 and 2001 was $130, $126 and $121, respectively. The future minimum lease payments under this lease are included in the total lease obligations disclosed in Note 9.

(7)  INCOME TAXES

     The provision for income taxes for the years ended December 31, 2003, 2002 and 2001 consists of the following components:

                                                              2003     2002    2001
                                                              -----   ------   ----
Current
  Federal...................................................  $  --   $ (816)  $467
  State and local...........................................    270       76    121
                                                              -----   ------   ----
                                                                270     (740)   588
Deferred
  Federal...................................................    497    1,798    205
  State and local...........................................   (193)     126      7
                                                              -----   ------   ----
                                                                304    1,924    212
                                                              -----   ------   ----
Income tax expense..........................................  $ 574   $1,184   $800
                                                              =====   ======   ====

     A reconciliation between income tax expense reported and income tax expense computed by applying the federal statutory rate is as follows:

                                                              2003     2002     2001
                                                             ------   ------   ------
Income from continuing operations, before income taxes.....  $1,453   $2,997   $1,974
Federal statutory tax rate.................................      34%      34%      34%
                                                             ------   ------   ------
                                                                494    1,019      671
State and local income taxes, net of Federal income tax
  benefit..................................................      51      133       84
Meals and entertainment and officers' life insurance
  premiums.................................................      28       22       19
Other......................................................       1       10       26
                                                             ------   ------   ------
                                                             $  574   $1,184   $  800
                                                             ======   ======   ======

                             RAINBOW RENTALS, INC.

     The tax effects of principal temporary differences and the resulting deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

                                                               2003      2002
                                                              -------   -------
Deferred tax assets
  Property and equipment....................................  $ 1,109   $ 1,369
  Intangibles...............................................      516       428
  Employee benefit programs.................................      341       256
  Charitable contributions..................................      329       258
  Minimum tax credits.......................................      280       280
  Net operating loss carryforward...........................    1,995        --
  Other.....................................................        8        22
                                                              -------   -------
     Total deferred tax assets..............................    4,578     2,613
Deferred tax liabilities
  Rental purchase merchandise...............................   (8,567)   (6,621)
  Intangibles...............................................     (642)     (346)
  Other.....................................................      (27)       --
                                                              -------   -------
     Total deferred tax liabilities.........................   (9,236)   (6,967)
                                                              -------   -------
     Net deferred tax liability.............................  $(4,658)  $(4,354)
                                                              =======   =======

     For the years ended December 31, 2003 and 2002, deferred tax assets of $348 and $278, respectively, were classified as current and were netted with the deferred tax liability.

     At December 31, 2003, the Company had a net operating loss carryforward
(NOL) of approximately $5.9 million and an alternative minimum tax credit carryforward of $280. The NOL will expire in 2023 if the Company is unable to use the amounts to offset taxable income in the future. The alternative minimum tax credit carryforward does not have an expiration date. No valuation allowance was considered for the years ended December 31, 2003 and 2002 as management expects to generate future taxable income to utilize these amounts.

(8)  DISCONTINUED OPERATIONS

     The Company adopted SFAS No. 144, which superceded the accounting and reporting provisions of APB Opinion 30, Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 establishes a single accounting model for long-lived assets to be disposed of by sales and broadens the presentation of an entity (rather than segment of a business). A component of an entity comprises of operations and cash flows that can be clearly distinguished from the rest of the entity. SFAS No. 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value, less cost to sell. The adoption of SFAS No. 144 resulted in the Company having a discontinued operation as a result of the sale of its Newark, Delaware store. There are no restatements necessary for 2003 and 2001 since the Company opened and sold this store in 2002.

                             RAINBOW RENTALS, INC.

     Operating results of discontinued operations were as follows for the year ended December 31, 2002:

                                                              DECEMBER 31,
                                                                  2002
                                                              ------------
Total revenues..............................................     $   41
Operating expenses
  Merchandise costs.........................................         10
  Store expenses
     Salaries and related...................................         56
     Occupancy..............................................         41
     Advertising............................................         48
     Other expenses.........................................         35
                                                                 ------
       Total store expenses.................................        180
                                                                 ------
       Total merchandise costs and store expenses...........        190
                                                                 ------
       Operating loss before income taxes...................       (149)
Income tax benefit..........................................        (59)
                                                                 ------
       Net loss from discontinued store.....................        (90)
Loss on disposal of discontinued store, net of tax..........        (82)
                                                                 ------
       Net loss from discontinued operations................     $ (172)
                                                                 ======
       Basic and diluted loss per share from discontinued
        operations..........................................     $(0.03)
                                                                 ======

(9)  LEASES

     The Company operates its retail stores and offices under noncancelable operating leases with terms extending to 2010 with additional option periods renewable at the request of the Company. The Company also leases its delivery and general use vehicles under operating lease arrangements. Rental expense charged to operations totaled $9,078, $8,987 and $8,133 for the years ended December 31, 2003, 2002 and 2001, respectively. Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2003 are as follows:

YEAR ENDING DECEMBER 31,
------------------------
2004........................................................  $ 8,805
2005........................................................    6,881
2006........................................................    4,676
2007........................................................    2,807
2008........................................................    1,661
Thereafter..................................................      609
                                                              -------
Total minimum lease payments................................  $25,439
                                                              =======

(10)  RETIREMENT PLAN

     The Company maintains a qualified defined contribution retirement plan under Section 401(k) of the Internal Revenue Code. The plan, which covers substantially all employees, provides for the Company to make discretionary contributions based on salaries of eligible employees plus additional contributions based upon voluntary employee salary deferrals. Payments upon retirement or termination of employment are based

                             RAINBOW RENTALS, INC.

on vested amounts credited to individual accounts. During 2003, 2002 and 2001, the Company contributed $32, $23 and $32, respectively.

(11)  OTHER ASSETS

     Following is a summary of other assets, net of accumulated amortization:

                                                              2003   2002
                                                              ----   ----
Non-compete agreements, net.................................  $188   $576
Loan fees, net..............................................   111    223
Deposits and other..........................................    34     44
                                                              ----   ----
Other assets, net...........................................  $333   $843
                                                              ====   ====

     Amortization expense related to other assets totaled $500, $530 and $448 respectively, for the years ended December 31, 2003, 2002 and 2001. Estimated amortization expense of non-compete agreements and loan fees are $262, $32, $4 and $1 for the years ended December 31, 2004, 2005, 2006 and 2007, respectively.

(12)  STOCK OPTION PLAN

     Rainbow sponsors a stock option and incentive plan for the benefit of the employees and directors of the Company. A total of 600,000 shares of common stock have been reserved under the plan, which provides for the grant of options, which may qualify as either incentive stock options or nonqualified stock options. Because all stock options were granted with an exercise price equal to the market price on the date of grant, no compensation expense has been recognized, consistent with the provisions of APB 25. Stock options granted become exercisable over a three or four-year vesting period and expire ten years from the date of grant.

     Following is activity under the plan during the years ended December 31, 2003, 2002 and 2001:

                                     2003                 2002                 2001
                              ------------------   ------------------   ------------------
                                        WEIGHTED             WEIGHTED             WEIGHTED
                                        AVERAGE              AVERAGE              AVERAGE
                                        EXERCISE             EXERCISE             EXERCISE
                              SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                              -------   --------   -------   --------   -------   --------
Outstanding, beginning of
  year......................  522,366    $8.30     425,800    $8.58     359,800    $9.79
Granted.....................  129,500     5.88     114,500     6.92     121,000     5.24
Exercised...................   (2,500)    6.97      (3,584)    5.05          --       --
Forfeited...................  (66,332)    6.72     (14,350)    6.39     (55,000)    9.21
                              -------              -------              -------
Outstanding, end of year....  583,034    $7.95     522,366    $8.30     425,800    $8.58
                              =======    =====     =======    =====     =======    =====
Exercisable at end of
  year......................  360,495              320,788              256,602
                              =======              =======              =======
Available for grant at end
  of year...................   10,882               74,050              174,200
                              =======              =======              =======

                             RAINBOW RENTALS, INC.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 2003:

                                         OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                              -----------------------------------------   ----------------------
                                            WEIGHTED AVERAGE   WEIGHTED    NUMBER OF    WEIGHTED
                                               REMAINING       AVERAGE      OPTIONS     AVERAGE
                                NUMBER        CONTRACTUAL      EXERCISE    CURRENTLY    EXERCISE
RANGE OF EXERCISE PRICES      OUTSTANDING     LIFE (YEARS)      PRICE     EXERCISABLE    PRICE
------------------------      -----------   ----------------   --------   -----------   --------
$ 5.03 - $ 5.25.............     86,500           7.5           $ 5.17       41,668      $ 5.15
$ 5.35 - $ 6.00.............     90,000           9.3             5.78        6,667        6.00
$ 6.30 - $ 7.11.............     94,459           8.7             6.83       20,168        6.98
$ 7.42 - $ 7.88.............     37,375           7.6             7.68       19,792        7.78
$ 8.88 - $ 9.25.............     30,000           6.1             9.00       30,000        9.00
$ 9.75 - $10.00.............    234,700           4.4            10.00      234,700       10.00
$11.63......................     10,000           6.5            11.63        7,500       11.63
                                -------                                     -------
                                583,034           6.6           $ 7.95      360,495      $ 9.02
                                =======           ===           ======      =======      ======

(13)  EARNINGS PER SHARE

     Basic earnings per common share are computed using net income available to common shareholders divided by the weighted average number of common shares outstanding. For computation of diluted earnings per share, the weighted average number of common shares outstanding is increased to give effect to stock options considered to be common stock equivalents.

     The following table shows the amounts used in computing earnings per share for the years ended December 31, 2003, 2002 and 2001:

                                                      2003         2002         2001
                                                   ----------   ----------   ----------
Numerator:
  Net income available to common shareholders....  $      879   $    1,641   $    1,174
Denominator:
  Basic weighted average shares..................   5,929,435    5,928,006    5,925,735
  Effect of dilutive stock options...............      11,163       12,600       15,264
                                                   ----------   ----------   ----------
  Diluted weighted average shares................   5,940,598    5,940,606    5,940,999
                                                   ==========   ==========   ==========
  Basic earnings per share.......................  $     0.15   $     0.28   $     0.20
                                                   ==========   ==========   ==========
  Diluted earnings per share.....................  $     0.15   $     0.28   $     0.20
                                                   ==========   ==========   ==========

     Stock options of 401,538, 368,225 and 334,050 shares in 2003, 2002 and
2001, respectively, were not included in computed diluted earnings per share because their effects were anti-dilutive.

(14)  COMMITMENTS AND CONTINGENCIES

     The Company is subject to claims and lawsuits in the ordinary course of its normal operations. Outstanding matters of which the Company has knowledge are covered by insurance, or in the opinion of management, would not have a material adverse affect on the financial position, results of operations or cash flows of the Company.

                             RAINBOW RENTALS, INC.

(15)  SUBSEQUENT EVENT

     On February 4, 2004, Rent-A-Center, Inc. and the Company entered into a definitive agreement pursuant to which Rent-A-Center will acquire the Company for $16.00 in cash per share of Rainbow Rentals, Inc. common stock. The agreement also provides that each holder of non-qualified stock options of Rainbow Rentals, Inc. will receive an amount equal to the difference between $16.00 per share and the exercise price of the option. The acquisition, which is expected to be completed in the second quarter of 2004, is conditioned upon customary closing conditions for a transaction of this nature, including the receipt of requisite regulatory approval, approval of the Company's shareholders and approval by the Company's primary lender. Management believes that the Company's primary lender will approve the acquisition.

(16)  GUARANTEES AND PRODUCT WARRANTIES

     The Company has applied the provisions of FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others, to its agreements that contain guarantees or indemnification clauses. These disclosure requirements expand those required by FASB Statement No. 5, Accounting for Contingencies, by requiring a guarantor to disclose certain types of guarantees, even if the likelihood of requiring the guarantor's performance is remote.

     The Company provides standby letters of credit through its financial institution to certain vendors and insurance providers. If the Company is not able to make payment, the vendors and insurance providers may draw on our financial institution. At December 31, 2003, the maximum future payment obligations relative to these guarantees totaled $2.9 million, and no associated liability was recorded.

     The Company provides free service on merchandise to its customers, generally for 90 days beyond a product's rental term, which the Company records an estimated liability for potential service calls. Estimated service calls are based on historical factors, such as number of service calls, replacement parts and labor costs. The Company has not experienced significant service calls for products beyond its rental term.

                             RAINBOW RENTALS, INC.

(17)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     The following table represents certain unaudited financial information for the periods indicated:

                                           MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                           --------   -------   ------------   -----------
Year ended December 31, 2003
  Revenue................................  $25,745    $25,775     $25,437        $25,716
  Merchandise costs and store expenses...   22,812     22,612      22,701         23,373
  Other operating expenses...............    2,070      2,443       2,183          2,229
                                           -------    -------     -------        -------
  Operating income.......................      863        720         553            114
  Interest and other expenses............      200        211         194            192
                                           -------    -------     -------        -------
  Operating income (loss)................      663        509         359            (78)
  Income tax expense (benefit)...........      262        201         142            (31)
                                           -------    -------     -------        -------
  Net income (loss)......................  $   401    $   308     $   217        $   (47)
                                           =======    =======     =======        =======
  Basic and diluted earnings (loss) per
     share...............................  $  0.07    $  0.05     $  0.04        $ (0.01)
                                           =======    =======     =======        =======
Year ended December 31, 2002
  Revenue................................  $24,965    $24,835     $24,344        $25,123
  Merchandise costs and store expenses...   22,075     21,571      21,578         22,305
  Other operating expenses...............    1,757      2,160       2,007          1,957
                                           -------    -------     -------        -------
  Operating income (loss)................    1,133      1,104         759            861
  Interest and other expenses............      242        224         191            203
                                           -------    -------     -------        -------
  Income from continuing operations,
     before income taxes.................      891        880         568            658
  Income taxes...........................      360        355         209            260
                                           -------    -------     -------        -------
  Income from continuing operations......      531        525         359            398
  Loss on discontinued operations, net of
     tax.................................       (2)       (49)        (25)           (96)
                                           -------    -------     -------        -------
  Net income.............................  $   529    $   476     $   334        $   302
                                           =======    =======     =======        =======
  Basic and diluted earnings per share...  $  0.09    $  0.08     $  0.06        $  0.05
                                           =======    =======     =======        =======
  Basic and diluted loss per share from
     discontinued operations.............  $    --    $ (0.01)    $    --        $ (0.02)
                                           =======    =======     =======        =======

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          RAINBOW RENTALS, INC.

                                          By:    /s/ WAYLAND J. RUSSELL
                                            ------------------------------------
                                                     Wayland J. Russell
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on March 5, 2004.

              SIGNATURES                                       TITLE
              ----------                                       -----

        /s/ WAYLAND J. RUSSELL             Chairman, Chief Executive Officer and Director
--------------------------------------
          Wayland J. Russell


         /s/ S. ROBERT HARRIS                         Chief Operating Officer
--------------------------------------
           S. Robert Harris


       /s/ MICHAEL J. VIVEIROS                         President and Director
--------------------------------------
         Michael J. Viveiros


        /s/ MICHAEL A. PECCHIA              Chief Financial Officer (Serves as principal
--------------------------------------           accounting and financial officer)
          Michael A. Pecchia


         /s/ BRIAN L. BURTON                                  Director
--------------------------------------
           Brian L. Burton


         /s/ ROBERT A. GLICK                                  Director
--------------------------------------
           Robert A. Glick


         /s/ IVAN J. WINFIELD                                 Director
--------------------------------------
           Ivan J. Winfield

                                 EXHIBIT INDEX

  EXHIBIT
   NUMBER                        DESCRIPTION OF DOCUMENT
  -------                        -----------------------
   2.1*        Agreement and Plan of Merger, dated February 4, 2004, by and among Registrant, Rent-A-Center, Inc., and Eagle Acquisition
               Sub, Inc.
   3.1(1)      Amended and Restated Articles of Incorporation
   3.2(1)      Amended and Restated Code of Regulations
   4.1(2)      Security Agreement dated as of January 11, 2002 between the
               Company and National City Bank, as agent
   4.2(2)      Credit Agreement dated as of January 11, 2002 by and among the Company and The Guarantors Party Thereto and National
               City Bank, as agent and The Other Banks Party Thereto
  10.1(1)      1998 Stock Option Plan
  10.2(1)      Lease by and between the Company and Rainbow Properties,
               Ltd. dated January 1, 1996 for the Company's principal
               executive offices
  10.3*        Lease termination agreement by and between Rainbow
               Properties, Ltd. and the Company dated February 19, 2004.
  10.4(3)      Severance Agreement and Mutual Release, dated May 1, 2003, between Registrant and Lawrence S. Hendricks
  10.5(3)      Letter of Employment, dated May 6, 2003, between Registrant and S. Robert Harris
  10.6*        Letter, dated February 4, 2004, to Wayland J. Russell
  10.7*        Letter, dated February 4, 2004, to Michael J. Viveiros
  10.8*        Letter, dated February 4, 2004, to Michael A. Pecchia
  10.9*        Change-in-Control Agreement, dated February 4, 2004, between
               Registrant and S. Robert Harris
 14*           Code of Ethics for Executive Officers and All Senior
               Financial Officers
 23*           Consent of Independent Public Accountants
  31.1*        CEO certification pursuant to Section 302 of the
               Sarbanes-Oxley Act of 2002
  31.2*        CFO certification pursuant to Section 302 of the
               Sarbanes-Oxley Act of 2002
 32*           CEO and CFO certification pursuant to Section 906 of the
               Sarbanes-Oxley act of 2002

---------------

(1) Incorporated by reference to an exhibit included in the Company's Registration Statement on Form S-1 (file no. 333-48769).

(2) Incorporated by reference to an exhibit included in the Company's 2001 Annual Report on Form 10-K.

(3) Incorporated by reference to an exhibit included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.

 *  Filed Herewith

                                 RAINBOW RENTALS, INC.
                                3711 STARR CENTRE DRIVE
                                  CANFIELD, OHIO 44406

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RAINBOW RENTALS, INC.

   P        The undersigned hereby appoints WAYLAND J. RUSSELL, MICHAEL J.
   R    VIVEIROS, and MICHAEL A. PECCHIA, and each of them, proxies with full
   O    power of substitution, and hereby authorizes them to represent the
   X    undersigned and to vote all of the shares of Rainbow Rentals, Inc., an
   Y Ohio corporation (the "Company") held of record by the undersigned on April 12, 2004 at the Special Meeting of Shareholders of the Company to be held on May 12, 2004, and any adjournment(s) thereof (the "Special Meeting") as follows and in accordance with their judgment upon any other matter properly presented:

            The Board of Directors of the Company recommends a vote "FOR" Proposal 1.

        1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 4, 2004 (the "Merger Agreement"), by and among the Company, Rent-A-Center, Inc., a Delaware corporation ("Acquiror"), and Eagle Acquisition Sub, Inc., an Ohio corporation and an indirect, wholly owned subsidiary of Acquiror ("Merger Sub"), and the transactions contemplated thereby, including, without limitation, the merger of Merger Sub with and into the Company, pursuant to which each Rainbow share is converted into the right to receive $16.00 in cash.
                                    [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

        2. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment of the meeting, including the approval of any proposal to postpone or adjourn the special meeting to a later date to solicit additional proxies in favor of Proposal 1 in the event that there are not sufficient votes for approval of Proposal 1 at the special meeting.
                                            [ ]  FOR     [ ]  WITHHOLD AUTHORITY

                      (Continued, and to be dated and signed, on the other side)

                            (Continued from the other side)

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED, OR, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                    Dated:                , 2004
                                                          ----------------

                                                    ----------------------------

                                                    ----------------------------
                                                    Signature(s) of
                                                    Shareholder(s)

                                                    IMPORTANT: Please sign as
                                                    your name appears hereon. If
                                                    shares are held jointly, all
                                                    holders must sign. When
                                                    signing as attorney,
                                                    executor, administrator,
                                                    trustee or guardian, please
                                                    give your full title. If a
                                                    corporation, please sign in
                                                    full corporate name by
                                                    president or other
                                                    authorized officer. If a
                                                    partnership, please sign in
                                                    partnership name by
                                                    authorized person.



                                   Proxy Card